Exhibit 2.1

Execution Version

 _____________________________________________________________________

PURCHASE AGREEMENT

BY AND AMONG

HONEYWELL SAFETY PRODUCTS USA, INC.,

NORTH SAFETY PRODUCTS LIMITED,

HONEYWELL SAFETY PRODUCTS (UK) LIMITED,

NORTH SAFETY DE MEXICALI S DE R.L. DE C.V.,

HONEYWELL (CHINA) CO. LTD.,

AND

ROCKY BRANDS, INC.

DATED AS OF JANUARY 24, 2021

_____________________________________________________________________

TABLE OF CONTENTS

EXHIBITS

Exhibit A: Assignment and Assumption Agreement

Exhibit B: Bill of Sale

Exhibit C: Net Working Capital

Exhibit D: Manufacturing and Supply Agreement

Exhibit E: Patent Assignment Agreement

Exhibit F: Trademark Assignment Agreement

Exhibit G: Transition Services Agreement

Exhibit H: Restructuring Plan

Exhibit I: Chops Protocol; Governmental Approvals in People’s Republic of China

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of January 24, 2021, is entered into by and among (i) HONEYWELL SAFETY PRODUCTS USA, INC., a Delaware corporation (“Honeywell U.S.”), (ii) NORTH SAFETY PRODUCTS LIMITED, a Canada private limited company (“Honeywell Canada”), (iii) HONEYWELL SAFETY PRODUCTS (UK) LIMITED, a United Kingdom private limited company (“Honeywell U.K.”), (iv) NORTH SAFETY DE MEXICALI S DE R.L. DE C.V., a Mexico private limited company (“Honeywell Mexico”), and (v) HONEYWELL (CHINA) CO. LTD., a China private limited company (“Honeywell China”, together with Honeywell U.S., Honeywell Canada, Honeywell U.K., and Honeywell Mexico, the “Sellers” and, each, a “Seller”), and (viii) ROCKY BRANDS, INC., an Ohio corporation (“Buyer” and, together with Sellers, the “Parties”).

RECITALS

WHEREAS, Sellers own, directly or indirectly, all of the issued and outstanding shares of capital stock of, or other equity or voting interests in, the Acquired Companies (the “Acquired Company Interests”);

WHEREAS, the Acquired Companies are engaged in the Business;

WHEREAS, the Additional Acquired Assets are used or held for use in connection with the Business and Sellers hold all right, title or interest therein; and

WHEREAS, Sellers wish to sell, transfer, convey, assign and deliver, and cause their respective applicable Affiliates to sell, transfer, convey, assign and deliver, to Buyer, and Buyer wishes to purchase, acquire and accept, and cause its applicable Affiliates to purchase, acquire and accept, from Sellers and their respective applicable Affiliates, all of the right, title and interest of Sellers and their respective applicable Affiliates in and to the Acquired Company Interests and the Additional Acquired Assets and for Buyer to assume from Sellers and their respective applicable Affiliates the Assumed Liabilities, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“AAA” has the meaning set forth in Section 6.4(b)(ii).

“Accounting Firm” means Grant Thornton LLP and its relevant member firms (“GT”); provided, however, that if GT shall decline such appointment or otherwise be unable to serve, “Accounting Firm” shall mean such other independent public accounting firm that will accept such appointment and that is mutually agreed to by Buyer and Sellers; provided, further, that if Buyer and Sellers are unable to agree on an independent public accounting firm that will accept such appointment within five (5) Business Days after notice that GT has declined such appointment or is otherwise unable to serve, then Sellers shall deliver to Buyer a list of three other accounting firms of international reputation and Buyer shall promptly select one of such three accounting firms within two (2) Business Days.

“Accounting Firm’s Report” has the meaning set forth in Section 2.5(b)(iii).

“Accounting Principles” means GAAP consistently applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Financial Statements.

“Acquired Companies” means each of (i) US Footwear Holdings LLC, a Delaware limited liability company, (ii) UK Footwear Holdings Limited, a U.K. private limited company, (iii) Mexico FW Holdings S de R.L. de C.V., a Mexico private limited company, and (iv) HSPC.

“Acquired Companies Employees” means those Employees who are (i) actively employed by an Acquired Company, (ii) absent from employment with an Acquired Company due to vacation, temporary illness, or short-term disability, (iii) absent from employment with an Acquired Company due to an authorized leave of absence and have the right to return to such employment following expiration of such absence, or (iv) Acquired Companies LTD Employees; in each case, as of immediately prior to Closing.

“Acquired Companies LTD Employees” means those Employees who are (i) absent from employment with an Acquired Company due to long-term disability and are receiving long-term disability benefits during such absence from Sellers or any of their respective Affiliates, in each case, as of immediately prior to Closing, (ii) have the right to return to such employment following expiration of such absence, and (iii) covered under a Labor Contract or are otherwise Transferred Employees by operation of law.

“Acquired Company Contract” means any Contract to which any Acquired Company is party or is bound, other than any Intercompany Agreement.

“Acquired Company Interests” has the meaning set forth in the Recitals to this Agreement.

“Action” means any causes of action, complaint, demand, lawsuit, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise (whether at law or equity), charge, grievance or arbitration.

“Additional Acquired Assets” means (i) the Assigned Contracts, (ii) the Business Accounts Receivable (other than Business Accounts Receivable of an Acquired Company), (iii) the Business Inventory (other than Business Inventory of an Acquired Company), (iv) the Transferred Intellectual Property and any IP Documentation exclusively related thereto, in each case of the foregoing, to the extent owned as of the Closing Date by Sellers or any of their respective Affiliates (other than an Acquired Company), (v) the Transferred Permits, (vi) the assets, properties and rights of Sellers and their respective Affiliates (other than an Acquired Company) listed in Section 1.1(a) of the Sellers Disclosure Schedules (other than any Intellectual Property Rights embodied therein or relating thereto), and (vii) such other assets, properties and rights (other than Intellectual Property Rights or IP Documentation) of Sellers and their respective Affiliates to the extent they (A) relate exclusively to the Business, (B) are not excluded under this Agreement, and (C) exist and are owned by Sellers or one of their respective Affiliates (other than an Acquired Company) as of the Closing Date.

“Additional Payment Amount” means (i) the sum of the Final Working Capital minus the Final Net Indebtedness plus the Final Net Employee Closing Obligations minus (ii) the sum of the Estimated Working Capital minus the Estimated Net Indebtedness plus the Estimated Net Employee Closing Obligations. For the avoidance of doubt, the Additional Payment Amount may be a positive or negative number.

“Adversarial Action” means (i) an Action by any Seller or one of its Affiliates, on the one hand, against Buyer or one of its Affiliates, on the other hand, or (ii) Buyer or one of its Affiliates, on the one hand, against any Seller or one of its Affiliates, on the other hand.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, the Acquired Companies shall be deemed to be Affiliates of Sellers until the Closing and Affiliates of Buyer from and after the Closing.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.6.

“Alternate Arrangement” has the meaning set forth in Section 2.7(c).

“Alternative Financing” has the meaning set forth in Section 5.26(a).

“Ancillary Agreements” means the Assignment and Assumption Agreement, Bill of Sale, Transition Services Agreement, Manufacturing and Supply Agreement, Foreign Transfer Agreements, Patent Assignment Agreement, and Trademark Assignment Agreement.

“Anti-Bribery Laws” means, in each case to the extent that they are applicable to the Business, the Acquired Company Interests, the Additional Acquired Assets or Assumed Liabilities: (a) the federal and state anti-bribery laws in the United States including 18 U.S.C § 201; (b) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.); (c) the U.K. Bribery Act; (d) anti-corruption laws in China, including but not limited to the Law of the People’s Republic of China against Unfair Competition, the Criminal Law of the People’s Republic of China; (e) the United Nations Convention against Corruption; (f) any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; (g) all other comparable applicable Laws in countries, unions, territories or regions in which the Sellers or one of the Acquired Companies is licensed to do business; and (h) all other bilateral or multilateral treaties or agreements relating to anti-bribery, anti-corruption or anti-money laundering.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Body or Laws issued by any Governmental Body that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition, including the HSR Act.

“Apportioned Obligations” has the meaning set forth in Section 6.2.

“Assigned Contracts” means the Contracts to which Sellers or any of their respective Affiliates (other than an Acquired Company) is a party (as they may be amended, modified or renewed, but excluding those Contracts that expire by their terms between the date hereof and the Closing) that relate exclusively to the Business or are set forth in Section 1.1(b) of the Sellers Disclosure Schedules.

“Assignment and Assumption Agreement” means an assignment and assumption agreement substantially in the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.1(c).

“Base Purchase Price” means $230,000,000.

“Benefit Plan” means any written “employee benefit plan”, whether or not subject to ERISA, including each written bonus, pension, retirement, profit sharing, deferred compensation, health, medical, dental, vision, life insurance, death benefits, disability, severance, supplemental unemployment benefits, vacation benefits, or any similar benefits, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each written employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement; provided that “multiemployer plans” (within the meaning of Section 4001(a)(3) of ERISA), standard-form employment agreements outside the United States with notice periods of 180 days or less, governmental statutory benefit plans and plans, programs, policies, or agreements required to be maintained by applicable Law shall not be considered Benefit Plans for any purpose under this Agreement.

“Bill of Sale” means a bill of sale substantially in the form attached hereto as Exhibit B.

“Books and Records” means all accounting and other books, records and files of Sellers or their respective Affiliates, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form that are used exclusively in or held exclusively for use in the Business as of the Closing Date.

“Business” means the development, license, promotion, marketing, manufacture, distribution, sale, offer for sale, and commercialization of the Business Products.

“Business Accounts Payable” means, as of a specified time, the amount of all liabilities of Sellers and their respective Affiliates for any trade, account, note or loan payables, whether accrued or unaccrued, and arising exclusively out of goods or services purchased by, or delivered or provided to, the Business on or before the Closing Date, determined in accordance with Exhibit C.

“Business Accounts Receivable” means, as of a specified time, the amount of all accounts and notes receivable (including any claim or rights of action with respect to accounts and notes receivable) and the right to bill and receive payment for products shipped or delivered and/or services performed on or before the Closing Date by Sellers and their respective Affiliates, in each case, that exclusively relates to the Business, determined in accordance with Exhibit C.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Business Inventory” means, as of a specified time, the amount of all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products of Sellers and their respective Affiliates exclusively related to the Business, determined in accordance with Exhibit C.

“Business Products” means any footwear, apparel and accessory products sold, distributed or under development for commercialization by or on behalf of Sellers or their respective Affiliates bearing a Transferred Trademark or listed in Section 1.1(c) of the Sellers Disclosure Schedules, except for Legacy Products.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer 401(k) Plan” means a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code providing benefits to the employees of the Buyer and sponsored by the Buyer.

“Buyer Adjustment Report” has the meaning set forth in Section 2.5(a).

“Buyer Designated Transferee” has the meaning set forth in Section 2.8.

“Buyer Employee Closing Obligations” means those Buyer Employee Obligations expressly identified as “Buyer Employee Closing Obligations” on Section 1.1(d) of the Sellers Disclosure Schedules.

“Buyer Employee Obligations” means the Employee Liabilities set forth on Section 1.1(d) of the Sellers Disclosure Schedules and any other Employee Liabilities payable by Buyer pursuant to Section 5.12; in each case, including any withholding Taxes and the employer portion of any employment or payroll Taxes related thereto.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Authority of Buyer), Section 4.2(a)(i) (No Conflicts), Section 4.4(b) (Solvency), and Section 4.5 (Brokers).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Material Adverse Effect” means any event, occurrence, result, fact, condition, change or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement or the Ancillary Agreements; provided, however, that in no event shall any Effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Buyer Material Adverse Effect if such Effect relates to, arises out of or results from (i) changes in general economic or business conditions in the United States or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) changes in general, regulatory or political conditions, nationally or internationally, including any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, including any cyber-terrorism or cyber-attack; or (iv) any act of God or force majeure event, including any hurricane, flood, tornado, earthquake, wild fires or other natural disaster, pandemics or other public health emergencies, or changes or proposed changes in applicable Law as a result of a pandemic or other public health emergency.

“Buyer Portion” has the meaning set forth in Section 2.9(a).

“Buyer Related Parties” has the meaning set forth in Section 9.3(a).

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or other currencies.

“CCPA” means the California Consumer Privacy Act of 2018.

“China Business Purchase Price” means the amount, set forth in Chinese Yuan, that is determined by Shanghai Orient Appraisal Co., Ltd. prior to the Closing to reflect the fair market value of the Acquired Company Interests with respect to HSPC.

“China Registration Period” has the meaning set forth in Section 5.31(b).

“Chosen Courts” has the meaning set forth in Section 10.10(b).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Closing Date Report” has the meaning set forth in Section 2.4(c).

“Closing Payment” has the meaning set forth in Section 2.4(c).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.4(c).

“Competing Business” has the meaning set forth in Section 5.28(a).

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of September 10, 2020, by and between Buyer and Honeywell Parent, as amended.

“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver by or from, or notice to, any Person under any Contract, Law or Order.

“Contract” means any contract, agreement or other legally binding instrument, including, but not limited to, any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture, or legally binding arrangements.

“Contractor” means, with respect to any Person, a third party contracted by such Person to perform services for or on behalf of that Person, including resale, development, design, manufacturing, production, testing, importation, distribution, product service and product support.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Credit Support Instruments” has the meaning set forth in Section 5.19(a).

“Current Employee” has the meaning set forth in Section 5.12(a).

“Current LTD Employee” means those Employees who are (i) absent from employment with a Seller or an Affiliate of a Seller (other than an Acquired Company) due to long-term disability and are receiving long-term disability benefits during such absence from such Seller or Affiliate, in each case, as of immediately prior to Closing, (ii) have the right to return to such employment following expiration of such absence, and (iii) covered under a Labor Contract or are otherwise Transferred Employees by operation of law.

“D&O Indemnitees” has the meaning set forth in Section 5.25(a).

“Data Room” means the electronic data site established for Project Hermes by Intralinks on behalf of Sellers and to which Buyer and its Representatives have been given access in connection with the transactions contemplated hereby.

“Delayed Transferred Asset” has the meaning set forth in Section 2.7(a).

“Delayed Transferred Employee” has the meaning set forth in Section 5.12(b).

“Delayed Transferred LTD Employee” means those Employees who are (i) absent from employment with a Seller or any Affiliate of a Seller due to long-term disability and are receiving long-term disability benefits during such absence from such Seller or Affiliate, in each case, as of immediately prior to Closing, (ii) have the right to return to such employment following expiration of such absence, and (iii) not covered under a Labor Contract nor are Transferred Employees by operation of law.

“Disputed Items” has the meaning set forth in Section 2.5(b)(iii).

“DOJ” means the U.S. Department of Justice.

“Domains” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect”.

“Employee” means, as of the applicable date of determination, any individual (i) who is on the employment rolls of any Acquired Company, or (ii) who is primarily engaged in the Business, as determined by Sellers, or (iii) whose employment otherwise transfers by operation of Law or this Agreement in connection with the Closing.

“Employee Liabilities” means all Liabilities of Sellers, Buyer and their respective Affiliates, arising out of, by reason of, or otherwise in connection with, the employment or engagement of, or termination of the employment or engagement of, any current Employee or individual service provider or any former employee or individual service provider of the Business.

“Encumbrance” means any lien, pledge, mortgage, security interest or similar encumbrance.

“Enforceability Limitations” has the meaning set forth in Section 3.1(c).

“Environmental Deliverables” has the meaning set forth in Section 5.32.

“Environmental Laws” means any applicable Law, and any Governmental Approval or binding agreement with any Governmental Body: (a) relating to pollution (or the cleanup thereof) or the protection of the environment or natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, emission, Release, clean-up, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et. seq.); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977 (33 U.S.C. § 1251 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.); the Clean Air Act of 1966, as amended by the Clean Air Amendments of 1990 (42 U.S.C. § 7401 et seq.); the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. § 651 et. seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), or any Law having similar effect in any jurisdiction other than the U.S., including but not limited to the People’s Republic of China, including but not limited to the Environmental Protection Law of the People’s Republic of China, the Air Pollution Prevention and Control Law of the People’s Republic of China, the Marine Environmental Protection Law of the People’s Republic of China, the Grassland Law of the People’s Republic of China, the Water Pollution Prevention Law of the People’s Republic of China, the Forest Law of the People’s Republic of China, the Water Pollution Prevention Law of the People’s Republic of China, the Environmental Noise Pollution Prevention Law of the People’s Republic of China, the Environmental Impact Assessment Law of the People’s Republic of China, the Circular Economy Promotion Law of the People’s Republic of China, the Cleaner Production Promotion Law of the People’s Republic of China, the Renewable Energy Law of the People’s Republic of China, Regulations on Nature Reserves of the People’s Republic of China, Regulations on Wildlife Protection of the People’s Republic of China, Regulations on Planning Environmental Impact Assessment of the People’s Republic of China, Regulations on Environmental Management of Construction Projects of the People’s Republic of China, and Regulations on Management of Prevention of Ship Pollution in Sea Areas.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, as construed to include all applicable regulations, orders, rules, judgments, rulings and other pronouncements issued thereunder.

“ERISA Affiliate” means, with respect to any person, trade or business, or other entity, any other person, trade or business, or entity that is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b)(1) of ERISA.

“Estimated Net Employee Closing Obligations” has the meaning set forth in Section 2.4(c).

“Estimated Net Indebtedness” has the meaning set forth in Section 2.4(c).

“Estimated Working Capital” has the meaning set forth in Section 2.4(c).

“Excluded Assets” means (i) those assets listed in Section 1.1(e) of the Sellers Disclosure Schedules, (ii) the Excluded Intellectual Property, and (iii) other than Intellectual Property Rights, any other assets, properties or rights of Sellers or any of their respective Affiliates (other than an Acquired Company) other than the Additional Acquired Assets and the Acquired Company Interests.

“Excluded Intellectual Property” means any Intellectual Property Rights owned by Sellers or any of their Affiliates (other than the Acquired Companies) not included in the Transferred Intellectual Property, including, for the avoidance of doubt, the Seller Marks, together with, in each case, all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement or misappropriation, and all rights to collect all income, royalties, profits, and damages related thereto.

“Excluded Liabilities” means those liabilities listed in Section 1.1(f) of the Sellers Disclosure Schedules.

“Existing Materials” has the meaning set forth in Section 5.15(b).

“Existing Products” has the meaning set forth in Section 5.15(b).

“Final Adjustment Report” has the meaning set forth in Section 2.5(b)(ii).

“Final Net Employee Closing Obligations” has the meaning set forth in Section 2.5(b)(iii).

“Final Net Indebtedness” has the meaning set forth in Section 2.5(b)(iii).

“Final Working Capital” has the meaning set forth in Section 2.5(b)(iii).

“Financial Statements” has the meaning set forth in Section 3.3.

“Financing” has the meaning set forth in Section 4.4(c).

“Financing Documents” has the meaning set forth in Section 5.26(a).

“Financing Purposes” has the meaning set forth in Section 4.4(c).

“Financing Related Parties” means any Lender’s Affiliates or any of Lender’s or its Affiliates’ former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents, employees, officers, directors, accountants, consultants, legal counsel, financial advisors or any of their successors or assigns.

“Foreign Transfer Agreements” has the meaning set forth in Section 2.2.

“FSE List” has the meaning set forth in Section 3.25.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“GDPR” means EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it.

“Governmental Approval” means (i) any notice, report, or other filing required under applicable Law to be given to, or made with, any Governmental Body or (ii) any Consent, registration, permit, clearance, waiver, closure, decision or other Action required to be issued, granted, given, authorized by, or made to, or obtained from, any Governmental Body pursuant to applicable Law.

“Governmental Body” means any Federal, state, local, foreign or international court, government, political subdivision thereof, department, commission, board, bureau, regulatory authority, administrative agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Hazardous Substances” means (i) any petroleum, petroleum-derived products and byproducts, asbestos-containing materials, radon, radioactive materials, flammable explosives, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any chemical, substance, material, waste product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect that in relevant form or concentrations is prohibited, or subject to liability or which is regulated by any Governmental Body pursuant to any Environmental Law.

“Honeywell Canada” has the meaning set forth in the introductory paragraph to this Agreement.

“Honeywell China” has the meaning set forth in the introductory paragraph to this Agreement.

“Honeywell Mexico” has the meaning set forth in the introductory paragraph to this Agreement.

“Honeywell Parent” means Honeywell International Inc., a Delaware corporation and the ultimate parent of Sellers.

“Honeywell U.K.” has the meaning set forth in the introductory paragraph to this Agreement.

“Honeywell U.S.” has the meaning set forth in the introductory paragraph to this Agreement.

“HSPC” means Honeywell Safety Products (Chuzhou) Co. Ltd., a China private limited company.

“HSPC Management Team Members” has the meaning set forth in Section 5.31(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person, whether or not contingent, including obligations to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, costs of unwinding, related expenses, and all other liabilities, with respect to (i) obligations for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) obligations evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) finance leases that are capitalized in accordance with GAAP (which for the avoidance of doubt shall not include any operating leases) under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice), (v) net obligations under any agreement with respect to any swap, forward, future, option or any other derivative transaction involving or settled by reference to one or more rates, currencies or commodities or similar agreements, (vi) obligations under or in connection with letters of credit, assurances against loss, or bankers’ acceptances or similar items (in each case to the extent drawn upon), (vii) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (viii) obligations under conditional sale or other title retention agreements, (ix) any declared but unpaid dividends or distributions, and (x) direct or indirect guarantees or other forms of credit support of obligations described in as (i) through (ix) above of any Person; provided, however, that “Indebtedness” shall not be deemed to include any intercompany Indebtedness to be cancelled at or prior to the Closing pursuant to Section 5.24. For the avoidance of doubt, “Indebtedness” shall exclude any item to the extent taken into account in the determination of Net Working Capital; provided further, that Indebtedness shall not include any unfunded obligations and/or Sellers Credit Support Instruments.

“Indemnification Obligation” has the meaning set forth in Section 5.25(c).

“Indemnified Party” has the meaning set forth in Section 9.4(a)(i).

“Indemnifying Party” has the meaning set forth in Section 9.4(a)(i).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property Rights” means all intellectual property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including those rights in and to (i) invention disclosures, patents and patent applications, together with reissuances, continuations, continuations-in-part, divisionals, revisions, re-examinations and foreign counterparts thereof (“Patents”); (ii) trademarks, service marks, trademark applications, trademark registrations, service mark applications, service mark registrations, brand names, certification marks, trade dress, logos, slogans, trade names, corporate names, d/b/a names, social media accounts, identifiers and handles, and all other similar indicia of source or origin, together with the goodwill associated therewith, connected thereto or symbolized thereby (“Trademarks”); (iii) Internet domain names (“Domains”); (iv) copyrights, copyright registrations, copyright applications and rights equivalent thereto (“Copyrights”); (v) trade secrets, confidential information and know-how (including in each case, formulae, methods, techniques, processes, ideas, concepts, creations and discoveries) (“Know-How”); (vi) Software; (vii) designs, design registrations and design registration applications; (viii) databases; and (ix) all renewals or extensions of the foregoing.

“Intercompany Agreements” has the meaning set forth in Section 5.24(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.3.

“Interim Financial Statements” has the meaning set forth in Section 3.3.

“IP Documentation” means all prosecution files and registration certificates in the physical possession of Sellers.

“ISA” means the Iran and Libya Sanctions Act of 1996, as amended and renamed the Iran Sanctions Act of 2006.

“Know-How” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Labor Contracts” has the meaning set forth in Section 3.12(a).

“Labor Organization” has the meaning set forth in Section 3.12(a).

“Land Use Restriction” means a restriction such that (i) no portion of the real property at which the Transferred Facility is located shall be used or occupied, either temporarily or permanently, for any use for which residential, sensitive use, or other non-industrial cleanup standards may be imposed under Environmental Laws; and (ii) groundwater underneath such Transferred Facility shall not be used for human consumption, irrigation, or other purposes that might bring it into contact with humans.

“Law” means any law, statute, ordinance, code, rule, regulation, order, constitution, treaty, common law, judgment, decree, or other requirement enacted or promulgated by any Governmental Body.

“Legacy Products” has the meaning set forth in Section 5.15(d).

“Legal Proceeding” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Body or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Lender” has the meaning set forth in Section 4.4(c).

“Liabilities” means any and all Indebtedness, liabilities, commitments, obligations, costs, expenses, deficiencies, guarantees, endorsements and other liabilities, whether accrued, fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, whether or not required to be reflected in financial statements in accordance with GAAP, and including those arising under any Contract, Legal Proceeding or Order.

“Licensed Copyrights” has the meaning set forth in Section 5.15(b).

“Licensed Marks” has the meaning set forth in Section 5.15(a).

“Losses” means all losses, damages, Liabilities, Taxes, fines, assessments, deficiencies, judgments, interest, awards, penalties and other costs and expenses of whatever kind, including reasonable attorney’s fees.

“Manufacturing and Supply Agreement” means a manufacturing and supply agreement substantially in the form attached hereto as Exhibit D.

“Material Adverse Effect” means any event, occurrence, results, fact, condition, change, or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements on a timely basis; provided, however, that in no event shall any state of facts, circumstance, condition, event, change, development, occurrence or effect (each, an “Effect”), individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Material Adverse Effect if such Effect relates to, arises out of or results from (i) changes in general economic or business conditions in the United States or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) changes in conditions generally affecting the industry or geographies in which the Business operates, whether international, national, regional, state, provincial or local; (iv) changes in general, regulatory or political conditions, nationally or internationally, including any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, including any cyber-terrorism or cyber-attack; (v) any act of God or force majeure event, including any hurricane, flood, tornado, earthquake, wild fires or other natural disaster, pandemics or other public health emergencies, or changes or proposed changes in applicable Law as a result of a pandemic or other public health emergency; (vi) changes or proposed changes in applicable Law or GAAP or in the interpretation or enforcement thereof; (vii) any failure by the Business to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) the public announcement of this Agreement; (ix) (A) any action taken by Sellers or their respective Affiliates (1) pursuant to and in accordance with this Agreement or (2) at the request or with the consent of Buyer or (B) the failure by any Seller to take any action (1) prohibited by this Agreement or (2) itemized in Section 5.1(b) which Buyer did not permit Sellers to take upon Sellers’ request for Buyer’s consent; (x) any matter expressly set forth in Section 5.1(b) of the Sellers Disclosure Schedules; (xi) any actions of Sellers or any of their respective Affiliates required to be taken under applicable Law; or (xii) any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Affiliates; provided, however, that any Effect arising from the matters set forth in the foregoing clauses (i), (ii), (iii), (iv), and (vi) may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent such Effect has, or is reasonably expected to have, a disproportionately adverse effect on the Business compared to other participants in the footwear business.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Customers” has the meaning set forth in Section 3.17.

“Material Suppliers” has the meaning set forth in Section 3.17.

“MEU List” has the meaning set forth in Section 3.25.

“Net Employee Closing Obligations” means the Buyer Employee Closing Obligations minus the Sellers Employee Closing Obligations (which may be a positive or negative number).

“Net Indebtedness” means Indebtedness minus Cash (which may be a positive or negative number).

“Net Working Capital” means the amount, as of 11:59 p.m., Eastern time, on the day immediately preceding the Closing Date, by which (a) the consolidated current assets of the Business, exceeds (b) the consolidated current liabilities of the Business, determined in accordance with Exhibit C.

“Non-Competition Period” has the meaning set forth in Section 5.28(a).

“Non-Transferred Asset” has the meaning set forth in Section 2.7(a).

“Notice of Disagreement” has the meaning set forth in Section 2.5(b)(ii).

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Order” means any judgment, writ, injunction, order, decree, stipulation, settlement, determination or award entered by or with or of any Governmental Body.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Other Indemnitors” has the meaning set forth in Section 5.25(c).

“Outstanding Sellers Transaction Expenses” means solely to the extent incurred directly or indirectly by or on behalf of Sellers or any of their Affiliates, including the Acquired Companies, prior to the Closing and remaining unpaid as of the Closing, and without duplication of any amounts included in Estimated Net Indebtedness or Estimated Net Employee Closing Obligations or as a current liability in the Estimated Working Capital, all fees, costs and expenses in connection with, arising from or related to the preparation, negotiation, documentation and consummation of the transactions contemplated hereby, including all fees, costs and expenses of Sellers’ financial advisors, accountants, legal advisors, brokers, consultants and other third party advisors, including Crowell & Moring LLP and Centerview Partners LLC, and any sales, use, or transaction Taxes on such amounts; provided, that in no event shall Outstanding Sellers Transaction Expenses include (i) any payments made or required to be made by Sellers or any of their Affiliates pursuant to arrangements entered into by, or at the direction of, Buyer or any of its Affiliates, (ii) any expenses of, or expenses initiated at the request of, Buyer or any of its Affiliates, (iii) any Taxes payable by Buyer pursuant to Section 6.1, or (iv) any other Taxes not specifically set forth in this definition of Outstanding Sellers Transaction Expenses.

“Overhead and Shared Services” means ancillary or corporate shared services or processes that are provided to both (a) the Business or the Acquired Companies and (b) the Sellers Business, including services and processes related to: travel and entertainment services; temporary labor services; office supplies services (including copiers and faxes); personal telecommunications services (including email); computer, telecommunications, internet, and networks maintenance, services and support; software-as-a-service; platform-as-a-service; infrastructure-as-a-service; software, applications, databases, platforms, data hosting and infrastructure services; research and development; engineering; manufacturing; quality control and oversight; CRM; enterprise resource planning; fleet services; energy and utilities services; procurement and supply arrangements; treasury services; public relations, legal and risk management services (including workers’ compensation); payroll services; telephone and data connectivity services; disaster recovery services; accounting services; tax services; internal audit services; executive management services; investor relations services; human resources and employee relations management services; employee benefits services; credit, collections and accounts payable services; property management services; environmental support services; and customs and excise services.

“Party” has the meaning set forth in the introductory paragraph to this Agreement.

“Patent Assignment Agreement” means a patent assignment agreement substantially in the form attached hereto as Exhibit E.

“Patents” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Permits” means all licenses, permits, franchises, approvals, registrations, certificates, variances, authorizations, consents and similar rights obtained, or required to be obtained, from, or that have been issued by, any Governmental Bodies.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable (or which may be paid without interest or penalty) or for Taxes that are being contested in good faith by appropriate proceedings; (ii) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice that relate to obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and which are not, individually or in the aggregate, material to the Business; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice and under which the Sellers or the Acquired Companies are not in material default and which are not, individually or in the aggregate, material to the Business; (iv) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Body; (v) customary covenants, defects of title, easements, rights of way, restrictions, Land Use Restrictions and other similar non-monetary Encumbrances affecting real property that do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the property subject thereto; (vi) public roads and highways but only to the extent the same do not materially interfere with the present uses or occupancy of the encumbered Transferred Facility by the Business or the market value or marketability of such Transferred Facility; (vii) those items set forth in Section 1.1(g) of the Sellers Disclosure Schedules; and (viii) Encumbrances arising under this Agreement or any of the Ancillary Agreements.

“Person” means any an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Body.

“Personal Data” means any data relating to an identified or identifiable natural person, as such term (or similar variants) is defined under applicable Privacy Laws.

“Post-Closing Tax Period” means any taxable period ending after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Straddle Period” means the portion of the Straddle Period ending on the Closing Date.

“Pre-Closing Straddle Period Taxes” means Taxes of the Sellers or any of their respective Subsidiaries (or for which the Sellers or any of their respective Subsidiaries are liable), allocable to the Pre-Closing Straddle Period pursuant to Section 6.3(c).

“Pre-Closing Taxes” means any Taxes of the Sellers or any of their respective Subsidiaries (or for which the Sellers or any of their respective Subsidiaries are liable) relating or attributable to any Pre-Closing Tax Period plus the amount of any Pre-Closing Straddle Period Taxes; provided, that no Pre-Closing Straddle Period Tax shall constitute a Pre-Closing Tax to the extent such Tax is included as a current liability in the calculation of the Final Working Capital or is a Tax item currently identified as a Tax liability in the carve out financial statements.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Privacy Laws” means all Laws and Orders worldwide relating to the Processing, privacy or security of Personal Data (including the GDPR, Section 5 of the Federal Trade Commission Act and the CCPA) and all binding regulations or guidance issued thereunder.

“Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Property Taxes” has the meaning set forth in Section 6.2.

“Proration Amount” has the meaning set forth in Section 6.2.

“Purchase Price” has the meaning set forth in Section 2.3.

“R&W Insurance Policy” has the meaning set forth in Section 4.6.

“Real Property Leases” means the leases, subleases, licenses and similar occupancy agreements creating leasehold, license or similar interests in real property set forth in Section 1.1(h) of the Sellers Disclosure Schedules.

“Recall” means any “recall” or “seizure” of a Business Product instituted at the request of a Governmental Body. For the avoidance of doubt, the return or destruction of any defective Business Products by any third party, whether or not such action is taken at the election of such third party or of Sellers or any of their respective Affiliates, in the ordinary course shall not be deemed a “Recall” for purposes of Section 3.20.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, or facility).

“Relevant Benefits” means any pension (including an annuity), lump sum, gratuity or other like benefit given or to be given on retirement or on death or in anticipation of retirement, or, in connection with past service, after retirement or death, or by virtue of a pension sharing order or provision or to be given on or in anticipation of or in connection with any change in the nature of the service of any Transferred Employee employed in the United Kingdom.

“Representatives” means the directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives of a Person.

“Resolution Period” has the meaning set forth in Section 2.5(b)(ii).

“Restricted Business” has the meaning set forth in Section 5.28(a).

“Restricted Categories” has the meaning set forth in Section 5.28(a).

“Restricted Parties” has meaning set forth in Section 3.25.

“Restructuring” has the meaning set forth in Section 5.13.

“Retained Company” means Honeywell Parent and each of its Affiliates, other than the Acquired Companies.

“Retained Inventory” means, as of a specified time, the amount of all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products of the Sellers or any of their respective Affiliates (other than an Acquired Company), other than the Business Inventory.

“Review Period” has the meaning set forth in Section 2.5(b)(i).

“Sanctioned Countries” has meaning set forth in Section 3.25.

“Schedule Supplement” has the meaning set forth in Section 5.3.

“SDN List” has the meaning set forth in Section 3.25.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Marks” means (i) the Trademark “Honeywell” and any other Trademark consisting of, containing or incorporating “Honeywell”, (ii) the Trademarks set forth on Section 1.1(i) of the Sellers Disclosure Schedules, (iii) all designs and logos associated with the Trademarks in the foregoing clauses (i) and (ii), (iv) all variations of the foregoing (including any Trademarks confusingly similar thereto, derived therefrom or containing the key elements thereof), and (v) all Domains consisting of or containing any of the foregoing.

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Sellers 401(k) Plan” means a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code providing benefits to the employees of the Sellers and sponsored by the Sellers.

“Sellers Adjustment Statement” has the meaning set forth in Section 2.5(a).

“Sellers Benefit Plan” means each Benefit Plan entered into, maintained, sponsored or contributed to by Sellers or any of their respective ERISA Affiliates, or to which Sellers or any of their respective ERISA Affiliates has any obligation to contribute, or in respect of which Sellers or any of their respective ERISA Affiliates has any other potential liability relating to any Employee.

“Sellers Business” means the businesses and operations as currently or formerly conducted (including business and operations not yet commercialized) by Honeywell Parent and its predecessors and its Affiliates, other than the Business.

“Sellers Credit Support Instruments” has the meaning set forth in Section 5.19(a).

“Sellers Disclosure Schedules” means the disclosure schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement dated as of the date hereof.

“Sellers Employee Closing Obligations” means those Sellers Employee Obligations expressly identified as “Sellers Employee Closing Obligations” on Section 1.1(j) of the Sellers Disclosure Schedules.

“Sellers Employee Obligations” means (i) the Employee Liabilities set forth on Section 1.1(j) of the Sellers Disclosure Schedules, (ii) any other Employee Liabilities payable by Sellers pursuant to Section 5.12, and (iii) collectively, all bonuses, costs, commissions, trust fundings and other payments related to any incentive, severance, transaction bonus, change of control payment (including, but not limited to, the cash value of all equity awards that would vest upon a change of control), performance award, retention, stay, deferred compensation, or other compensatory payment or acceleration thereof payable to employees, officers, directors, independent contractors, consultants or third parties which become payable or due in connection with the transactions contemplated under this Agreement or the Ancillary Agreements and are not otherwise set forth in clause (i) or (ii) above; in each case, including any withholding Taxes and the employer portion of any employment or payroll Taxes related thereto, but excluding any Buyer Employee Obligations.

“Sellers Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Authority of Sellers), Section 3.2(a)(i) (No Conflicts), Section 3.5 (Acquired Companies), Section 3.7(a) and (b) (Title to Assets), and Section 3.18 (Brokers).

“Sellers Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Sellers Portion” has the meaning set forth in Section 2.9(a).

“Sellers Products” has the meaning set forth in Section 5.14(e).

“Sellers Related Parties” has the meaning set forth in Section 9.3(a).

“Sellers’ Knowledge” means, as to a particular matter, the actual knowledge as of the date hereof of the individuals listed in Section 1.1(k) of the Sellers Disclosure Schedules, after reasonable inquiry.

“Shared Contract” means any Contract of Sellers or any of their respective Affiliates with a third party that relates in any material respect to both the Business and the Sellers Business, including those set forth in Section 1.1(l) of the Sellers Disclosure Schedules.

“Software” means computer programs and applications and other software, including operating systems and specifications, database management code, firmware, utilities, interfaces, menus, images, icons, forms and software engines, software implementations of algorithms, models, methodologies, APIs, libraries and software development kits, in each case in any form (including source code, object code or other forms).

“SSI List” has the meaning set forth in Section 3.25.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“Target Working Capital” means $62,700,000.

“Tax Asset” has the meaning set forth in Section 6.3(d)(i).

“Tax Authority” means any Governmental Body charged with the determination, collection or imposition of Taxes.

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding, in each case by or involving any Tax Authority.

“Tax Return” means any report, return, information return, form, declaration, statement or other information (including any amendments thereto and including any schedule or statement thereto) required to be filed or maintained by applicable Law in connection with the determination, assessment or collection of any Tax.

“Tax” or “Taxes” means any tax, levy, assessment, tariff, duty (including any customs duty), deficiency or fee (including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not), and any related charge or amount (including any fine, penalty, addition or interest), imposed, assessed or collected by or under the authority of any Governmental Body in any jurisdiction.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Termination Fee” has the meaning set forth in Section 8.3(a).

“Trademark Assignment Agreement” means a trademark assignment agreement substantially in the form attached hereto as Exhibit F.

“Trade Laws” shall mean (i) all U.S. import, re-import, export, re-export, transfer, export controls, sanctions, embargo, and anti-boycott Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700 -799; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1 - 199; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120 - 130; and Treasury (OFAC) codified at 31 C.F.R., Parts 500 - 599), (ii) all comparable applicable Laws outside the United States in countries, unions, territories or regions in which the Sellers or one of the Acquired Companies is licensed to do business, and (iii) all other bilateral or multilateral treaties or agreements, relating to the import, re-import, export, re-export, transfer, export controls, sanctions, embargo, and anti-boycott of materials, products, software and technology information.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Transfer Date” means the date a Transferred Employee becomes an Employee of Buyer or any of its Affiliates (including an Acquired Company as of and after the Closing Date), which shall be (a) with respect to Acquired Companies Employees or Current Employees, the Closing Date, (b) with respect to any TSA Employee, the date such TSA Employee commences employment with Buyer or an Affiliate of Buyer (including an Acquired Company as of and after the Closing Date), which shall in no event be earlier than the date upon which such TSA Employee’s services cease to be provided under the Transition Services Agreement, and (c) with respect to a Delayed Transferred LTD Employee, the date such Delayed Transferred LTD Employee returns to routine employment.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, net value-added and other similar Taxes (excluding, for the avoidance of doubt, any income gains, profit or similar Taxes, however assessed).

“Transferred Domains” means all Domains that are listed in Section 3.11(a)(iii) of the Sellers Disclosure Schedules.

“Transferred Employee” means any (a) Acquired Companies Employee, (b) Current Employee, and (c) Delayed Transferred Employee.

“Transferred Facility” means the facility set forth in Section 1.1(m) of the Sellers Disclosure Schedules.

“Transferred Intellectual Property” means (i) all Intellectual Property Rights owned by the Acquired Companies, (ii) the Transferred Trademarks, (iii) the Transferred Patents, (iv) the Transferred Domains, and (v) all other Intellectual Property Rights owned by Sellers or their respective Affiliates as of the Closing Date that are exclusively used in or are exclusively related to the development, manufacture, marketing, use or sale of the Business Products.

“Transferred Patents” means all Patents that are listed in Section 3.11(a)(ii) of the Sellers Disclosure Schedules.

“Transferred Permits” means the Permits listed in Section 1.1(n) of the Sellers Disclosure Schedules.

“Transferred Trademarks” means all Trademarks that are listed in Section 3.11(a)(i) of the Sellers Disclosure Schedules.

“Transitional Period” has the meaning set forth in Section 5.15(b).

“Transition Services Agreement” means a transition services agreement substantially in the form attached hereto as Exhibit G.

“TSA Employee” means those Employees who perform services under the terms of the Transition Services Agreement and are set forth on Section 1.1(o) of the Sellers Disclosure Schedules.

“U.S. Contribution Agreement” means that certain Contribution Agreement, dated as of January 11, 2021, by and among Honeywell Parent, Honeywell U.S., and US Footwear Holdings LLC.

“UK Pension Scheme” means the Honeywell United Kingdom Retirement Plan applicable to Transferred Employees employed in the United Kingdom.

“WARN Act” has the meaning set forth in Section 3.12(c).

Article 2

PURCHASE AND SALE; CLOSING

Section 2.1           Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)     Sellers shall (and, as applicable, shall cause their respective relevant Affiliates to) sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers (and, as applicable, Sellers’ Affiliates), all of Sellers’ (or, as applicable, Sellers’ Affiliates’) right, title and interest in, to and under the Acquired Company Interests, free and clear of all Encumbrances. For the avoidance of doubt, all assets and liabilities of the Acquired Companies at the Closing shall remain assets and liabilities of the Acquired Companies at the Closing and shall be transferred to, and assumed by, Buyer at Closing in connection with Buyer’s purchase, acquisition and acceptance of the Acquired Company Interests hereunder;

(b)     Sellers shall (and, as applicable, shall cause their respective relevant Affiliates to) sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers (and, as applicable, Sellers’ Affiliates), all of Sellers’ (or, as applicable, Sellers’ Affiliates’) right, title and interest in, to and under the Additional Acquired Assets, in each case, to the extent such right, title and interest exists as of the Closing, free and clear of all Encumbrances (other than Permitted Encumbrances);

(c)     Buyer shall assume and agree to pay, perform, satisfy and discharge when due any and all obligations and Liabilities of Sellers and their respective applicable Affiliates (other than the Acquired Companies), regardless of where, or against whom, such Liabilities are asserted or determined, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable or on or off-balance sheet, arising out of or relating to the ownership or use of the Additional Acquired Assets following the Closing (other than the Excluded Liabilities), the Buyer Employee Obligations, and the Liabilities listed in Section 2.1(c) of the Sellers Disclosure Schedules (collectively, the “Assumed Liabilities”).

(d)     Notwithstanding Section 2.1(c) or anything in this Agreement to the contrary, Buyer acknowledges (i) Buyer is not purchasing or acquiring, and neither Sellers nor any of their respective Affiliates is selling, transferring, conveying, assigning or delivering, any right, title or interest in, to or under the Excluded Assets and (ii) Buyer is not assuming, nor will it be required to pay, perform, satisfy or discharge, any Excluded Liabilities, which, for the avoidance of doubt, includes the Sellers Employee Obligations.

Section 2.2          Foreign Transfer Agreements. Subject to the terms and conditions hereof, on or prior to the Closing Date, Sellers shall, or shall cause their respective Affiliates to, and Buyer shall, or shall cause its applicable Affiliates to, enter into such agreements (the “Foreign Transfer Agreements”) as may be reasonably necessary to provide for the transfer of the Acquired Company Interests, Additional Acquired Assets or Assumed Liabilities located outside the United States to Buyer or Buyer’s applicable Affiliates. Each such Foreign Transfer Agreement shall include such terms as may be required to satisfy the requirements of local law and cover such matters as may be agreed upon by Sellers and Buyer. Notwithstanding anything to the contrary in such Foreign Transfer Agreements, this Agreement shall govern in the event of a conflict or inconsistency between any Foreign Transfer Agreement and this Agreement.

Section 2.3          Purchase Price. The aggregate purchase price payable by Buyer to Sellers for the Acquired Company Interests and the Additional Acquired Assets (the “Purchase Price”) shall be an amount equal to (a) the Closing Payment (as determined in accordance with Section 2.4(c)), plus (b) the amount, if any, payable by Buyer to Sellers pursuant to Section 2.5(c), or minus (c) the amount, if any, payable by Sellers to Buyer pursuant to Section 2.5(c).

Section 2.4           Closing.

(a)     Subject to the terms and conditions of this Agreement, the date of the closing of the transactions contemplated hereby (the “Closing”) shall take place on the Closing Date at 10:00 a.m., Eastern time, at the offices of Crowell & Moring LLP, 1001 Pennsylvania Avenue NW, Washington, D.C. 20004 (or remotely via the electronic exchange of closing deliverables), (i) if the last of the conditions to Closing set forth in Article 7 has been satisfied or waived in writing prior to or on February 25, 2021 (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing), on March 1, 2021 and (ii) if the last of the conditions to Closing set forth in Article 7 has been satisfied or waived in writing after February 25, 2021 (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing), no later than the fifth (5th) Business Day after the date on which the last of the conditions to Closing set forth in Article 7 has been satisfied or waived in writing (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing), unless another date, place or time is agreed to in writing by Buyer and Sellers. The date on which the Closing is actually held is referred to herein as the “Closing Date.”

(b)     At the Closing (unless otherwise provided):

(i)     Buyer shall deliver, or cause to be delivered, to Sellers, and Sellers shall accept from Buyer on their own behalf and, to the extent any of their respective Affiliates is the direct owner of any of the Acquired Company Interests and Additional Acquired Assets, as agent therefor:

(A)     the Closing Payment, as determined pursuant to Section 2.4(c) and paid to Sellers pursuant to Section 2.4(d);

(B)     the certificate contemplated by Section 7.3(c);

(C)     a counterpart of each Ancillary Agreement to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliates; and

(D)     a binder agreement with respect to the R&W Insurance Policy, bound and effective as of the date thereof.

(ii)     Sellers shall deliver, or cause to be delivered, to Buyer:

(A)     instruments or certificates evidencing the Acquired Company Interests, duly endorsed in blank, or accompanied by stock powers or assignments duly executed in blank, in each case as applicable and in proper form for transfer of the Acquired Company Interests;

(B)     an irrevocable power of attorney, duly executed by Honeywell U.K., in favor of the relevant Buyer Designated Transferee to secure its interest in the shares or other equity interests of UK Footwear Holdings Limited pending registration of the transfer in its register of members;

(C)     the certificate contemplated by Section 7.2(d);

(D)     a counterpart of each Ancillary Agreement to which Sellers or any of their respective Affiliates is a party, duly executed on behalf of Sellers or such Affiliate;

(E)     an executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) certifying that Honeywell U.S. is a U.S. person within the meaning of Section 1445 of the Code; and

(F)      such additional certifications and other documents as Buyer shall determine to be necessary or advisable in the relevant jurisdiction, and shall have identified in a written notice to Sellers.

(c)     For purposes of determining the amount of the Closing Payment, at least three (3) Business Days prior to the anticipated Closing Date, Sellers shall prepare and deliver to Buyer a written report (the “Closing Date Report”) setting forth (i) Sellers’ good faith estimate of Net Working Capital (“Estimated Working Capital”) and Net Indebtedness (“Estimated Net Indebtedness”), each as of 11:59 p.m., Eastern time, on the day prior to the Closing Date, and Net Employee Closing Obligations (“Estimated Net Employee Closing Obligations”), and (ii) the Outstanding Sellers Transaction Expenses, together with the amount of such Outstanding Sellers Transaction Expenses owing to each payee thereof and each such payee’s wire payment instructions; in each case, which shall be binding upon the Parties for the purposes of the Closing Payment. The “Closing Payment” shall mean an amount equal to (A) Base Purchase Price, plus (B) the amount, if any, by which Estimated Working Capital exceeds Target Working Capital, minus (C) the amount, if any, by which Target Working Capital exceeds Estimated Working Capital, minus, (D) Estimated Net Indebtedness, minus (E) Outstanding Sellers Transaction Expenses, plus (F) the Estimated Net Employee Closing Obligations. The Closing Date Report shall also set forth the estimated portion of the Closing Payment attributable to the China Business Purchase Price in Chinese Yuan (CNY).

(d)     Closing Payment.

(i)     At the Closing, Buyer shall pay, or cause to be paid, (i) to Sellers an amount equal to the Closing Payment less the China Business Purchase Price (converted to U.S. Dollars at an exchange rate of Chinese Yuan CNY 6.4815 to one (1) U.S. Dollar as determined on the date hereof), by wire transfer of immediately available funds to an account(s) of Sellers designated in writing by Sellers to Buyer at least two (2) Business Days prior to the Closing Date, (ii) to each payee of Outstanding Sellers Transaction Expenses an amount equal to the Outstanding Sellers Transaction Expense payable to such payee, by wire transfer of immediately available funds to an account(s) of such payee designated in the Closing Date Report, and (iii) to Sellers the Sellers Employee Closing Obligations, if any, by wire transfer of immediately available funds to an account(s) of Sellers designated in writing by Sellers to Buyer at least two (2) Business Days prior to the Closing Date.

(ii)     At the Closing, Buyer or its Affiliate shall pay, or cause to be paid, to Honeywell China an amount equal to the China Business Purchase Price, by wire transfer of immediately available funds to an account(s) of Honeywell China designated in writing by Sellers to Buyer at least two (2) Business Days prior to the Closing Date.

(iii)     At the Closing, Sellers shall pay, or cause their respective Affiliates to pay, each payee of the Buyer Employee Closing Obligations and the Sellers Employee Closing Obligations an amount equal to the Buyer Employee Closing Obligations or Sellers Employee Closing Obligations payable to such payee thereof through payroll in the ordinary course of business.

Section 2.5           Determination of Final Purchase Price.

(a)     As soon as reasonably practicable following the Closing Date (but no later than sixty (60) days after the Closing Date), Buyer shall deliver to Sellers a statement (the “Buyer Adjustment Report”) setting forth in reasonable detail Buyer’s good faith calculation of the Net Working Capital, as of the Closing, the Net Employee Closing Obligations, and the Additional Payment Amount. If Buyer does not deliver the Buyer Adjustment Report within the time period required by this Section 2.5(a), at the Sellers’ option, Sellers may (x) accept the amount in the Closing Date Report as the Purchase Price, (y) prepare and submit in writing to Buyer their own good faith calculation of the Net Working Capital, as of the Closing, the Net Employee Closing Obligations, and the Additional Payment Amount (the “Sellers Adjustment Statement”) within thirty (30) days of the expiration of the deadline for Buyer’s delivery of the Buyer Adjustment Report (whereupon Buyer and the Sellers shall follow the requirements of Section 2.5(b) mutatis mutandis, with Buyer having a sixty (60) day period following the Sellers’ delivery of the Sellers Adjustment Statement to deliver a Notice of Disagreement), or (z) retain an Accounting Firm, at Buyer’s expense, to prepare and deliver the Sellers Adjustment Statement, which shall be conclusive and binding upon Buyer and the Sellers.

(b)     The following procedures shall apply with respect to the review of the Buyer Adjustment Report:

(i)     Sellers shall have a period of sixty (60) days after receipt by Sellers of the Buyer Adjustment Report to review such Report (the “Review Period”). During the Review Period, Buyer shall make available to Sellers and their Representatives reasonable access during normal business hours to all relevant personnel, Representatives of Buyer, Books and Records of the Business and other items reasonably requested by Sellers in connection with Sellers’ review of the Buyer Adjustment Report and any dispute with respect thereto as contemplated by this Section 2.5.

(ii)     If Sellers do not deliver to Buyer a written statement describing any objections Sellers have to the Buyer Adjustment Report and Sellers’ calculation of the Additional Payment Amount (including reasonable detail of each item or amount in dispute, along with reasonable detail of the basis therefor, supporting documentation, schedules and calculations enabling Sellers to calculate and review Buyer’s calculations) (a “Notice of Disagreement”) on or before the final day of the Review Period, then Sellers shall be deemed to have irrevocably accepted such Buyer Adjustment Report, and such Buyer Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.5(c). If Sellers deliver to Buyer a Notice of Disagreement on or before the final day of the Review Period, then Buyer and Sellers shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”). If Buyer and Sellers reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.5(c).

(iii)     If such a resolution is not reached on or before the final day of the Resolution Period, then Buyer and Sellers shall promptly (and in any event no later than five (5) Business Days after the last day of the Resolution Period) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Accounting Firm for resolution in accordance with this Section 2.5(b)(iii). The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by each of Buyer and Sellers and (B) prepare and deliver to Buyer and Sellers a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”). During the ten (10) days after submission of the Disputed Items to the Accounting Firm, each of Buyer and Sellers may provide the Accounting Firm with a definitive statement in writing of its or their positions with respect to the Disputed Items (and only the Disputed Items). The Accounting Firm will be provided with reasonable access to the books and records of Buyer and Sellers for purposes of making its final determination with respect to the Disputed Items, and Buyer and Sellers shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. Each of Sellers and Buyer agrees that (1) the Accounting Firm’s determination with respect to each Disputed Item as reflected in the Accounting Firm’s Report shall be deemed to be final, conclusive, binding and non-appealable, absent fraud or manifest error, (2) the Buyer Adjustment Report, as modified by any changes thereto in accordance with the Accounting Firm’s Report, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.5(c), (3) the procedures set forth in this Section 2.5 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report, and (4) the Accounting Firm’s determination under this Section 2.5(b)(iii) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced. Net Working Capital, Net Indebtedness and Net Employee Closing Obligations as set forth in the Final Adjustment Report as determined in accordance with this Section 2.5 shall be deemed to be the “Final Working Capital,” “Final Net Indebtedness”, and “Final Net Employee Closing Obligations,” as applicable.

(iv)     Each of Buyer and Sellers shall (A) pay its own respective costs and expenses incurred in connection with this Section 2.5 and (B) be responsible for the fees and expenses of the Accounting Firm on a pro rata basis based upon the degree to which the Accounting Firm has accepted the respective positions of Buyer and Sellers (which shall be determined by the Accounting Firm and set forth in the Accounting Firm’s Report). For purposes of clarity, if the Accounting Firm determines that it accepted seventy percent (70%) of the respective position of one Party, that Party shall pay thirty percent (30%) of the fees and expenses of the Accounting Firm and the other Party shall pay the remaining seventy percent (70%) of such fees and expenses.

(c)     Within ten (10) Business Days after the determination of the Final Adjustment Report in accordance with this Section 2.5 (including by failure to timely deliver a Notice of Disagreement):

(i)     if the Additional Payment Amount is a positive number, then Buyer shall pay an amount in cash equal to the Additional Payment Amount to Sellers by wire transfer of immediately available funds to the account(s) of Sellers designated in writing by Sellers to Buyer; or

(ii)     if the Additional Payment Amount is a negative number, then Sellers shall pay an amount in cash equal to the absolute value of the Additional Payment Amount to Buyer by wire transfer of immediately available funds to the account of Buyer designated in writing by Buyer to Sellers.

Section 2.6        Allocation of Purchase Price. As soon as practicable (and in any event within ninety (90) days) after the Closing Date, Sellers and Buyer shall make commercially reasonable efforts to agree on a schedule allocating the Purchase Price among the interests in the Acquired Companies and the Additional Acquired Assets sold pursuant to this Agreement (the “Allocation Schedule”). To the extent that a trade or business (rather than corporate stock) is being transferred for U.S. federal income tax purposes, the purchase price (including liabilities treated as part of the purchase price) relating thereto shall, in the Allocation Schedule, be further allocated in accordance with Section 1060 of the Code. Buyer shall prepare the initial draft of such Allocation Schedule; provided, that the Sellers shall be provided the opportunity to review the initial draft provided by Buyer and provide comments thereto; provided further, that Buyer and Sellers will use their respective commercially reasonable efforts to in good faith incorporate such comments, resolve any disputes and mutually agree upon the final draft Allocation Schedule. If Buyer and Sellers are unable to resolve any dispute with respect to the determination of the Allocation Schedule within ninety (90) days after the Closing Date, such dispute shall be resolved by the Accounting Firm, who will be instructed that the China Business Purchase Price reflects the agreed upon allocation of the Purchase Price to the sale of HSPC. The fees and expenses of the Accounting Firm in connection therewith shall be borne equally by Buyer and Sellers. Each of Buyer and Sellers agrees to: (i) file all Tax Returns and forms in accordance with the Allocation Schedule and each shall provide copies to the other Party of all Internal Revenue Forms 8594, (ii) notwithstanding Section 6.4, in the event that any Tax Authority disputes the Allocation Schedule, Sellers or Buyer, as the case may be, shall promptly notify the other Party of the nature of such dispute, and shall cooperate in good faith to preserve the effectiveness of the Allocation Schedule, to the extent consistent with the law and final decisions of such Tax Authority, and (iii) any adjustments to the Purchase Price pursuant to Section 2.5 shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.7           Non-Transferred Assets and Delayed Transferred Assets.

(a)     Notwithstanding anything to the contrary in this Agreement, to the extent that (i) the sale, transfer, conveyance, assignment or delivery (or attempted sale, transfer, conveyance, assignment or delivery) to Buyer of any Additional Acquired Asset would violate Law or require the Consent of any Person (other than a Party or a Party’s Affiliates) or Governmental Body pursuant to its terms or applicable Law, and such Consent shall not have been obtained prior to the Closing (each such Additional Acquired Asset with respect to which Consent has not been obtained, a “Non-Transferred Asset”) or (ii) it is reasonably necessary or appropriate to delay the assignment or transfer to Buyer of any Additional Acquired Asset until after the expiration or termination of the Transition Services Agreement (each such Additional Acquired Asset, a “Delayed Transferred Asset”), this Agreement shall not constitute a sale, transfer, conveyance, assignment or delivery (or an attempted sale, transfer, conveyance, assignment or delivery) thereof and the failure to sell, transfer, convey, assign or deliver such Non-Transferred Asset or Delayed Transferred Asset shall not constitute a breach of this Agreement by Seller; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article 7, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price in connection with any Non-Transferred Asset or Delayed Transferred Asset.

(b)     From and after the Closing until the date that is two (2) years after the Closing Date, Sellers shall use their reasonable best efforts and cooperate in good faith with Buyer to obtain each Consent required with respect thereto; provided, however, in each case, that neither Sellers nor any of their respective Affiliates shall be required to pay any consideration in connection therewith. Promptly following any such Consent being obtained, Sellers shall (or shall cause their respective applicable Affiliates to) sell, transfer, convey, assign or deliver to Buyer, as applicable, the relevant Non-Transferred Asset or Delayed Transferred Asset at which time such Non-Transferred Asset or Delayed Transferred Asset shall be deemed an Additional Acquired Asset. Any sale, transfer, assignment, acceptance or assumption made pursuant to this Section 2.7(b) shall be treated by the Parties for all purposes as if it had occurred as of the Closing, except as otherwise required by applicable Law or Order.

(c)     With respect to each Non-Transferred Asset, to the extent permitted by applicable Law and by the terms of such Non-Transferred Asset and not requiring the Consent of any Person (other than a Party or a Party’s Affiliates) or Governmental Body, (i) each of Buyer and Sellers shall use its commercially reasonable efforts to enter into arrangements, including Sellers acting as Buyer’s agent under the Transition Services Agreement in order to obtain for Buyer the benefits thereunder (any such arrangement, an “Alternate Arrangement”), effective as of the Closing or as promptly as practicable thereafter, to provide to the Parties the economic and operational equivalent of the transfer of such Non-Transferred Asset to Buyer and the performance by Buyer of the obligations thereunder as of the Closing, (ii) Buyer shall, as agent or subcontractor for Sellers, pay, perform and discharge fully the Liabilities of the Sellers thereunder from and after the Closing Date in accordance with any such Alternate Arrangement and (iii) Sellers shall hold in trust for and pay to Buyer all income, proceeds and other consideration received by Sellers to the extent related to such Non-Transferred Asset in connection with any such Alternate Arrangement in accordance with the terms of the Transition Services Agreement.

(d)     Nothing in this Section 2.7 shall be deemed to (i) require or permit any delay of the Closing or adjustment to the Purchase Price, (ii) cause any Non-Transferred Asset with respect to which Consent has not been obtained to constitute an Excluded Asset, (iii) modify in any way the obligations of the Parties pursuant to Section 5.4, Section 5.5, Section 5.6 or Section 6.1, (iv) conflict with or override the provisions of any Ancillary Agreement, or (v) require Sellers or any of their respective Affiliates to renew any Non-Transferred Asset once its term has expired or commence any litigation in connection with any Non-Transferred Asset.

(e)     Except as set forth in this Section 2.7, Buyer agrees that Sellers and their respective Affiliates shall not have any liability whatsoever to Buyer or its Affiliates arising out of or relating to the failure to obtain any such Consent that may be required in connection with the transaction contemplated hereby or because of the termination of any Permit or Contract as a result thereof.

Section 2.8            Buyer Designated Transferees. No later than thirty (30) days following the date hereof and at least seven (7) days prior to the Closing Date, Buyer shall deliver written notice to Sellers designating one or more of its Affiliates (whether or not existing as of the date hereof) as a “Buyer Designated Transferee” hereunder, which notice shall set forth (a) the name, address of principal place of business and jurisdiction of incorporation or organization of each such Affiliate of Buyer, (b) which Acquired Company Interests and/or Additional Acquired Assets Buyer desires for such Affiliate of Buyer to acquire at the Closing and (c) which Assumed Liabilities Buyer desires for such Affiliate of Buyer to assume at the Closing. Following Buyer’s timely delivery of any such notice, the Parties shall cooperate in good faith to address and resolve as fully and promptly as possible any concerns raised by Sellers in connection with the designation of any Affiliate of Buyer as a Buyer Designated Transferee, it being understood that any designation of a Buyer Designated Transferee may not materially hinder or delay the Closing. In accordance with such notice, (x) Buyer shall be deemed to have assigned, delegated and transferred its rights and obligations with respect to the acquisition of such Acquired Company Interests and/or Additional Acquired Assets and assumption of such Assumed Liabilities to the applicable Buyer Designated Transferee, (y) such Buyer Designated Transferee shall be deemed a “Buyer” for all purposes of this Agreement relating to the acquisition of the applicable Acquired Company Interests and/or Additional Acquired Assets and the assumption of the applicable Assumed Liabilities and (z) each reference to “Buyer” in connection therewith shall automatically be deemed to be a reference to such Buyer Designated Transferee. Notwithstanding the foregoing, no such designation shall relieve Buyer of any of its obligations under this Agreement to the extent not performed by such Buyer Designated Transferee.

Section 2.9           Shared Contracts.

(a)     Except as set forth on Section 2.9(a) of the Sellers Disclosure Schedules, prior to and, to the extent necessary, from and after Closing, the Parties shall, and shall cause their Affiliates to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that as of Closing or as promptly as practicable thereafter (a) Buyer is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Business (the “Buyer Portion”), which rights shall be Additional Acquired Assets and which obligations shall be Assumed Liabilities, and (b) the applicable Seller, or its applicable Affiliate, is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the Business (the “Sellers Portion”), which rights shall be Excluded Assets and which obligations shall be Excluded Liabilities. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Affiliates, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract prior to the Closing as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Affiliates to, cooperate in any reasonable and permissible arrangement to provide that, following the Closing and until the earlier of the date that is two (2) years after the Closing Date or such time as the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence is effected, Buyer shall receive the interest in the benefits and obligations of the Buyer Portion under such Shared Contract and the applicable Seller or its applicable Affiliate shall receive the interest in the benefits and obligations of the Sellers Portion under such Shared Contract, it being understood that no Party shall have any liability to the other Party for the failure of any third party to perform its obligations under any such Shared Contract.

(b)     Nothing in this Section 2.9 shall require either Party or any of their respective Affiliates to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be paid by Sellers). For the avoidance of doubt, reasonable out-of-pocket expenses and recording or similar fees shall not include any purchase price, license fee or other payment or compensation for the procurement of any asset secured to replace an asset in the course of a Party’s obligation under Section 2.9(a).

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLERs

Except as set forth in the Sellers Disclosure Schedules (which shall be interpreted in accordance with Section 10.12), Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date), and as of the Closing Date:

Section 3.1           Organization and Authority of Sellers.

(a)     Each Seller is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each Seller has all requisite corporate or company power and authority to (i) enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, (ii) carry out its obligations hereunder and thereunder, and (iii) consummate the transactions contemplated hereby and thereby.

(b)     The execution and delivery by each Seller of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or company action on the part of each Seller.

(c)     This Agreement has been duly and validly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”).

(d)     Each of the Ancillary Agreements to which any Seller (or, if applicable, an Affiliate of such Seller) is or will be a party has been or will be, as of the Closing, duly and validly executed and delivered by such Seller (or, if applicable, an Affiliate of such Seller), and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of such Seller enforceable against such Seller (or, if applicable, an Affiliate of such Seller) in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 3.2           No Conflicts; Consents.

(a)     Except as set forth in Section 3.2(a) of the Sellers Disclosure Schedules, the execution, delivery and performance by any Seller (or, if applicable, any Affiliate of any Seller) of this Agreement or any Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby or thereby, do not and will not:

(i)     contravene or conflict with, or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Seller or any Acquired Company;

(ii)     contravene or conflict with, or result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law (other than any Antitrust Law) or Order applicable to any Seller or any Acquired Company, except where such contravention, conflict, violation or challenge would not reasonably be expected to be material to the Business or the transactions contemplated hereby; or

(iii)     (A) result in a violation or breach of, (B) constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel, or (D) require the Consent of any other Person under, any Material Contract, except, in each case, where such violation, breach, default, acceleration, termination, cancellation or failure to obtain a Consent would not reasonably be expected to be material to the Business.

(b)     No material Consent, Permit, Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to any Seller or any Acquired Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the HSR Act and (ii) compliance with and Consents required pursuant to any other Antitrust Laws.

Section 3.3           Financial Statements. Section 3.3 of the Sellers Disclosure Schedules sets forth correct and true copies of: (i) the unaudited consolidated balance sheet of the Business and the related statements of income and cash flows of the Business as of and for the nine (9) months ended September 30, 2020 (the “Interim Balance Sheet Date”) (including, in each case, any related notes thereto) (the “Interim Financial Statements”) and (ii) the audited consolidated balance sheet of the Business and the related statements of income and cash flows of the Business as of and for the fiscal years ended December 31, 2018 and December 31, 2019 (together with the Interim Financial Statement, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the financial condition of the Business as of the dates indicated therein and the results of the operations and cash flows of the Business for the periods covered thereby, all in accordance with GAAP. Each of the Financial Statements has been prepared in accordance with the books and records of the Sellers and the Acquired Companies (which are true and correct in all material respects), as the case may be, and has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to normal and recurring year-end adjustments and the absence of notes. Buyer acknowledges that (i) the Financial Statements were prepared solely for the purpose of this Agreement, (ii) the Business was not conducted on a stand-alone basis as a separate entity during the time period indicated in the Financial Statements, and (iii) the Financial Statements include allocations and estimates not necessarily indicative of the costs that would have resulted if the Business had been operated and conducted on a stand-alone basis as a separate entity during such periods.

Section 3.4           No Undisclosed Liabilities. No Seller has any Liabilities with respect to the Business required to be reflected on a balance sheet prepared in accordance with GAAP, except for Liabilities (i) that are disclosed or reserved against in the Financial Statements, (ii) that have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, or (iii) for future performance under existing Contracts. No Acquired Company has any Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP, except for Liabilities (a) that are disclosed or reserved against in the Financial Statements, (b) that have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, or (c) for future performance under existing Contracts.

Section 3.5           Acquired Companies.

(a)     The Acquired Company Interests constitute one hundred percent (100%) of the issued and outstanding equity interests of the Acquired Companies. The Acquired Company Interests have been duly authorized and are validly issued and fully paid and are non-assessable. The authorized, issued and outstanding equity interests of each Acquired Company are set forth on Section 3.5(a) of the Sellers Disclosure Schedules. All such equity interests are owned beneficially and of record by Sellers or one of their respective Affiliates, as set forth on Section 3.5(a) of the Sellers Disclosure Schedules. There are no existing (i) options, warrants, calls, subscriptions or other rights, agreements or commitments of any character obligating any Seller, or any of their respective Affiliates, to issue, transfer or sell any equity interests in any Acquired Company or securities convertible into, exchangeable or exercisable for any of the foregoing, (ii) contractual obligations of any Person to repurchase, redeem or otherwise acquire any equity interests in any Acquired Company, or (iii) voting trusts or similar agreements to which any Person is a party with respect to the voting of the Acquired Company Interests.

(b)     Each Acquired Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease and operate its respective properties and assets and to conduct its business as it is now being and has been conducted.

(c)     Each Acquired Company is qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such qualification necessary, except where the failure to be so qualified or in good standing has not had a Material Adverse Effect.

(d)     All of the Acquired Company Interests were issued in compliance with applicable Laws.

(e)     Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Acquired Company Interests, free and clear of all Encumbrances, other than those Encumbrances arising from acts of Buyer from and after the Closing Date.

(f)     None of the Acquired Companies own or have any interest in the capital stock or equity securities or have any other ownership interest in any other Person.

Section 3.6           Absence of Certain Developments.

(a)     Except for the transactions contemplated by this Agreement, since the Interim Balance Sheet Date until the date of this Agreement:

(i)     the Business has been operated in the ordinary course of business consistent in all material respects with past practice; and

(ii)     there has not been any Material Adverse Effect.

(b)     Except for the transactions contemplated by this Agreement and except as set forth on Section 3.6(b) of the Sellers Disclosure Schedules, there has not been any action or event that would have required Buyer’s consent (1) since January 1, 2020 until the date of this Agreement, pursuant to Section 5.1(b)(i), Section 5.1(b)(iii), Section 5.1(b)(v), Section 5.1(b)(vi), or Section 5.1(b)(x), or (2) since the Interim Balance Sheet Date until the date of this Agreement, pursuant to Section 5.1(b)(xiii) (provided that, for purposes of this Section 3.6(b)(2), Sellers shall only be required to disclose an increase in the rate of cash compensation payable to a Transferred Employee in excess of 5%), Section 5.1(b)(xiv)(A) or Section 5.1(b)(xiv)(B), in each case, had such action or event occurred after the date hereof, and there is no written agreement in effect pursuant to which Sellers or any of their respective Affiliates are party to take any of the actions in the foregoing sections.

Section 3.7           Title, Condition and Sufficiency of Assets.

(a)     Sellers or their respective Affiliates have good and valid title to, or a valid leasehold interest in, all of the Additional Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances, except for properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice.

(b)     Each of the Acquired Companies has good and valid title to, or a valid leasehold interest in, all of the properties and assets that it purports to own, whether real, personal, tangible or intangible, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Interim Balance Sheet Date, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)     All material items of machinery, equipment, vehicles, and other tangible personal property of the Acquired Companies or comprising Additional Acquired Assets (i) to Sellers’ Knowledge, are structurally sound, (ii) are in good operational condition and repair, normal wear and tear excepted, and have been maintained in accordance with industry practice in all material respects, and (iii) are adequate to be used in substantially the same manner they are used immediately prior to Closing.

(d)     Assuming Buyer has obtained all Permits and approvals (including those Permits set forth on Section 3.7(d) of the Sellers Disclosure Schedules, but excluding any Transferred Permits or Permits held by the Acquired Companies), has replaced or provided substitutes for any Excluded Assets necessary for the operation of the Business, and in conjunction with the services provided in the Transition Services Agreement, (i) the properties, assets and rights of the Acquired Companies, (ii) the Additional Acquired Assets, and (iii) all rights to be granted and any conveyance of assets to be made to Buyer or any of its Affiliates under the Ancillary Agreements, constitute all of the material rights, property and assets used by Sellers or their respective Affiliates to conduct the Business as currently conducted and are sufficient for the continued conduct of the Business immediately after the Closing Date in substantially the same manner as conducted on the Closing Date.

Section 3.8           Compliance with Laws; Permits.

(a)     Sellers, to the extent related to the Business, and the Acquired Companies are, and during the three (3) years prior to the date hereof have been, in compliance in all material respects with all applicable Laws. During the three (3) years prior to the date hereof, no Acquired Company or Seller, to the extent related to the Business, has received any written or, to Sellers’ Knowledge, oral notice from any Governmental Body alleging any material noncompliance by an Acquired Company or Seller (to the extent related to the Business) with any applicable Law. No investigation by any Governmental Body regarding any violation by any Acquired Company or Seller (to the extent related to the Business) of any applicable Law is pending or, to Sellers’ Knowledge, threatened.

(b)     All material Permits required to be held by Sellers or their respective applicable Affiliates, including, but not limited to, the Acquired Companies, with respect to the operation of the Business as currently conducted have been obtained by Sellers or their respective applicable Affiliates and all such Permits are valid and in full force and effect. Sellers or their respective applicable Affiliates are, including, but limited to, the Acquired Companies, in compliance in all material respects with all such material Permits.

Section 3.9           Legal Proceedings; Governmental Orders.

(a)     Except as set forth on Section 3.9(a) of the Sellers Disclosure Schedules, there are no Legal Proceedings or material Actions pending or, to Sellers’ Knowledge, threatened in writing against or by any Seller or any Acquired Company affecting or relating to the Business or any of the Additional Acquired Assets or Assumed Liabilities.

(b)     Section 3.9(b) of the Sellers Disclosure Schedules sets forth a correct and complete list as of the date hereof of all outstanding Orders applicable to the operation of the Business.

Section 3.10         Material Contracts.

(a)     Section 3.10(a) of the Sellers Disclosure Schedules sets forth a correct and complete list as of the date hereof of the following Assigned Contracts and Acquired Company Contracts to which any Seller or any of its Affiliates, including, but not limited to, any Acquired Company, is party or is bound in connection with the Business, in each case, other than any Contracts solely related to Real Property Leases or in connection with the Restructuring (collectively, the “Material Contracts”):

(i)     (A) any such Contract (other than a Contract under clause (B) or (C) below) pursuant to which any Seller or any of its Affiliates, including any Acquired Company, may be entitled to receive or obligated to pay more than $250,000 in any calendar year that cannot be cancelled by such Seller or such Affiliate without material penalty upon no more than ninety (90) days’ notice, (B) any such Contract with a Material Customer, and (C) any such Contract with a Material Supplier; in each case, that are not sales orders or purchase orders issued in the ordinary course of business;

(ii)     any such Contract pursuant to which any Seller or any of its Affiliates, including any Acquired Company, is required to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;

(iii)     any such Contract that limits or purports to limit in any material manner the ability of any Seller or any of its Affiliates to (A) compete in any line of business or any geographic area or (B) use or exploit the Transferred Intellectual Property;

(iv)     any such Contract requiring or otherwise relating to any future capital expenditures by any Seller or any of its Affiliates in excess of $200,000;

(v)     any such Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness for borrowed money;

(vi)     any such Contract pursuant to which any Seller or any of its Affiliates, including any Acquired Company, receives or grants from or to any third party a license of, under or to any Transferred Intellectual Property, any Intellectual Property Rights used in connection with the Business, or any other Intellectual Property Rights that are otherwise material to the Business, other than (A) non-exclusive licenses of or grants of rights to Intellectual Property Rights ancillary to commercial agreements (including with respect to manufacturing, customer, supply, distribution, retail, packaging and marketing agreements) or (B) licenses of commercially available or off-the-shelf Software, software-as-a-service agreements or related services agreements, in each case, entered into in the ordinary course of business and which are not material to the Business;

(vii)     any such Contract that relates to the disposition (A) by a Seller (or its Affiliate) of any Additional Acquired Asset or (B) by any Acquired Company of any material asset of such Acquired Company, in each case, other than dispositions in the ordinary course of business;

(viii)     any such Contract related to Hazardous Substances’ storage, removal, transportation or disposal with respect to (A) the Business or any Additional Acquired Asset, (B) the real property subject of any Real Property Lease, or (C) the Transferred Facility;

(ix)     any such manufacturer’s representative Contract to which any Seller or any of its Affiliates, including any Acquired Company, is a party that cannot be cancelled by such Seller or such Affiliate without material penalty upon no more than ninety (90) days’ notice;

(x)     any such Contract with any customers, distributors, or suppliers which create an exclusive relationship with respect to any geographic area or during any period of time that cannot be cancelled by such Seller or such Affiliate without material penalty upon no more than ninety (90) days’ notice;

(xi)     any such employment agreement or Contract with an independent contractor or consultant, in each case, who is an individual person, with annual base salary plus annual bonus or annual aggregate cash consideration in excess of $150,000;

(xii)     any such Contract with a Governmental Body that is not a sales order or purchase order issued in the ordinary course of business;

(xiii)     any such collective bargaining agreement or Contract with any labor organization, union, or association;

(xiv)     any such Contract granting a power of attorney to act on an Acquired Company’s behalf; and

(xv)     any Contract not otherwise listed above involving annual payments in excess of $1,500,000.

(b)     Except as set forth on Section 3.10(b)(i) of the Sellers Disclosure Schedules, Sellers have made available to Buyer, to the extent permissible thereunder and under applicable Law, copies of each Material Contract that are correct and complete in all material respects. Each Material Contract is in full force and effect and is a valid and binding agreement of the applicable Seller or one of their respective applicable Affiliates (including an Acquired Company) enforceable against such Seller or such Affiliate in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. Except as set forth on Section 3.10(b)(ii) of the Sellers Disclosure Schedules, none of the Sellers, any of their respective applicable Affiliates nor, to Sellers’ Knowledge, any other party to any Material Contract is in material breach of or material default under, or has, during the six (6) months prior to the date hereof, provided or received any written notice of any intention to terminate, any Material Contract.

Section 3.11         Intellectual Property.

(a)     Section 3.11(a) of the Sellers Disclosure Schedules sets forth a list, as of the date hereof, of the Intellectual Property Rights owned by the Acquired Companies or otherwise included in the Transferred Intellectual Property that are subject to any registration, issuance or application to register, in each case, with a Governmental Body, domain name registrar, or social media service.

(b)     Sellers and their respective Affiliates (including the Acquired Companies) own the Transferred Intellectual Property, free and clear of any and all Encumbrances, except for Permitted Encumbrances.

(c)     Sellers and their respective Affiliates (including the Acquired Companies) own or have the right to use all Intellectual Property Rights necessary for the conduct of the Business as currently conducted.

(d)     As of the date hereof and as of the Closing Date:

(i)     the operation of the Business does not infringe, misappropriate, or otherwise violate in any material respect the Intellectual Property Rights of any Person;

(ii)   there are no claims pending against any Seller or any of its Affiliates (including, but not limited to, the Acquired Companies) that (A) the operation of the Business infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any Person or (B) challenge the validity, enforceability or ownership of any Transferred Intellectual Property; and

(iii)    all of the Intellectual Property listed in Section 3.11(a) of the Sellers Disclosure Schedules are subsisting in all material respects and, to Sellers’ Knowledge, are valid and enforceable.

(e)     Sellers and their respective Affiliates (including, but not limited to, the Acquired Companies) have taken commercially reasonable steps to protect the confidentiality of the material Know-How included in the Transferred Intellectual Property.

(f)     Notwithstanding any other representation or warranty in this Agreement, the representations and warranties contained in this Section 3.11 and in Section 3.7(d), Section 3.10(a)(iii), Section 3.10(a)(vi) and Section 3.10(b) (as applicable to Section 3.10(a)(vi)) constitute the sole and exclusive representations and warranties of Sellers relating to Intellectual Property Rights.

Section 3.12         Employee Matters.

(a)     Except as set forth on Section 3.12(a) of the Sellers Disclosure Schedules, (i) no Transferred Employee is represented by a labor union, labor organization or works council (or representatives thereof) (collectively “Labor Organization”), no Labor Organization has been certified or recognized as a representative of any Transferred Employee, and none of Sellers nor any of their respective Affiliates including the Acquired Companies is a party to or has any obligation under any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any Labor Organization pertaining to or which determines the terms or conditions of employment of any Transferred Employee (collectively, “Labor Contracts”); (ii) there are no pending or, to Sellers’ Knowledge, threatened representation campaigns, elections or proceedings concerning union representation involving any Transferred Employees; (iii) to Sellers’ Knowledge, (A) there are no activities or efforts of any Labor Organization to organize any Transferred Employees and (B) there are no demands for recognition or collective bargaining, strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any Transferred Employee or any representatives thereof with respect to the Business; (iv) during the 12-month period preceding the date hereof, none of Sellers nor any of their respective Affiliates including the Acquired Companies has admitted committing, been held in any administrative or judicial proceeding to have committed, or engaged in any unfair labor practice under the National Labor Relations Act, as amended, in respect of any Transferred Employee and the Business; and (v) there are no material controversies, claims, demands, grievances or arbitrations pending or, to Sellers’ Knowledge, threatened with respect to the Business between Sellers or any of their respective Affiliates including the Acquired Companies, on the one hand, and any of the Transferred Employees, or any representative thereof, on the other hand.

(b)     With respect to Transferred Employees, (i) Sellers and each of their respective Affiliates including the Acquired Companies have complied in all material respects with each, and is not in violation in any material respect of any, Law applicable to the employment of the Transferred Employees, including Laws relating to anti-discrimination, equal employment opportunities, wage and hour laws, including requirements for overtime compensation, mandatory leave or paid time off laws and health and safety regulations, and (ii) there are no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Transferred Employee in any material respect.

(c)     None of Sellers nor any of their respective Affiliates including the Acquired Companies have, during the ninety (90) day period preceding the date hereof, effectuated a “plant closing” or a “mass lay-off” (as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)), in either case affecting any site of employment or facility of Sellers or any of their respective Affiliates relating to the Business, except in accordance with the WARN Act.

(d)     HSPC has complied with all social contribution requirements for the applicable Transferred Employees in accordance with applicable Law up to and through the Closing Date.

Section 3.13         Taxes.

(a)     All material Tax Returns required to be filed under applicable Law by the Acquired Companies, or by Sellers if related to or with respect to the Acquired Companies, if any, have been timely filed, taking into account all available extensions. All material Taxes owed by the Acquired Companies (whether or not shown on any Tax Return), or related to or with respect to the Acquired Companies that are payable by the Sellers (whether or not shown on any Tax Return), have been timely paid in full. With respect to Taxes not yet due and payable, an adequate reserve has been established therefor on the Financial Statements in accordance with GAAP.

(b)     No written claim, which remains unresolved, has ever been made by a Tax Authority in any jurisdiction where the Acquired Companies do not file Tax Returns that any such Acquired Company is required to file Tax Returns in such jurisdiction.

(c)     There are no Encumbrances for material Taxes upon or pending against the Business or any of the Additional Acquired Assets, other than Permitted Encumbrances.

(d)     The Acquired Companies have, in accordance with all Tax withholding, employment, social security, and other similar provisions of applicable U.S. federal, state, local and foreign laws, (i) timely and properly withheld and paid all Taxes required to be withheld and paid for their own account, or for the account of their employees, and (ii) complied with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.

(e)     The Acquired Companies, and the Sellers to the extent related to or with respect to the Acquired Companies, are not delinquent in the payment of any material Tax, and there is not any material Tax deficiency outstanding, assessed or proposed in writing against the Acquired Companies, or against the Sellers to the extent related to or with respect to the Acquired Companies. No Tax Authority has, in writing or otherwise, raised a material dispute or made a material claim in relation to any Tax liability of the Acquired Companies, or the Sellers to the extent related to or with respect to the Acquired Companies, other than a claim for a deficiency for Taxes that has been resolved and paid in full.

(f)     No audit or other examination of any Tax Return of the Acquired Companies is presently in progress, nor have the Acquired Companies been notified of any request for such an audit or other examination.

(g)     The Acquired Companies have not (i) waived any statute of limitations (and no request for any such waiver or consent is pending) with respect to any material Taxes, (ii) agreed to any extension of the period of assessment or collection of any material Taxes or deficiencies against the Acquired Companies, or (iii) executed or filed any power of attorney with respect to any material Taxes.

(h)      No Acquired Company “participates” or has “participated” in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)     The Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)	change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii)	use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)	“closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv)

intercompany transaction (as defined in Treasury Regulations Section 1.1502-13) or any excess loss account (as defined in Treasury Regulations Section 1.1502-19) (or any corresponding or similar provision or administrative rule of federal, state, local, or non-U.S. income Tax law);

(v)	installment sale or open transaction made on or prior to the Closing Date;

(vi)	prepaid amount received on or prior to the Closing Date; or

(vii)	election under Code Section 108(i).

(j)     No Acquired Company is a “passive foreign investment company” within the meaning of Code Section 1297.

(k)     Except as disclosed on Section 3.13(k) of Sellers Disclosure Schedule, to Sellers’ Knowledge, no Acquired Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)     No Acquired Company is a party to any agreement, contract, arrangement or plan that has resulted or could result separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G to the extent Code Section 280G is relevant to such Acquired Company (or any corresponding provision of state, local, or non-U.S. Tax law to the extent such provision is relevant to such Acquired Company) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

(m)     No Acquired Company is liable for any material Tax of any other Person (i) as transferee or successor, (ii) by reason of its membership of any consolidated, combined or unitary group, or (iii) pursuant to a Tax sharing, indemnification or allocation agreement (other than any agreement entered into in the ordinary course the primary purpose of which does not relate to allocation of Taxes).

(n)     No entity classification election has been made on behalf of US Footwear Holdings LLC to treat the entity as a corporation for U.S. federal tax purposes.

The representations and warranties set forth in this Section 3.13: (i) may not be relied upon to claim indemnification for Taxes for any Tax period (or portion thereof) beginning after the Closing and (ii) are not intended to serve as representations to or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, the existence, amount, usability or any other aspect of any Tax attributes of the Acquired Companies, including net operating losses, capital loss carryforwards, Tax credit carryforwards, asset bases or depreciation periods.

Section 3.14         Environmental Matters.

Except as set forth in Section 3.14 of the Sellers Disclosure Schedules:

(a)      (i) Each of Sellers and their respective Affiliates is currently and, during the three (3) years prior to the date hereof, has been in compliance in all material respects with all Environmental Laws applicable to the operation of the Business and the Additional Acquired Assets and (ii) during the three (3) years prior to the date hereof, none of Sellers and their respective Affiliates has received any written notice from any Governmental Body alleging any material noncompliance by any Seller or any of its respective Affiliates with respect to any such Environmental Law related to the operation of the Business or any of the Additional Acquired Assets.

(b)     To Sellers’ Knowledge, (i) all material Permits required for Sellers and their respective Affiliates to conduct the Business and operate the Additional Acquired Assets as currently conducted and operated have been obtained by Sellers or their respective Affiliates and all such Permits are valid and in full force and effect and shall be maintained in full force and effect by Sellers and their respective Affiliates through the Closing Date in accordance with all applicable Environmental Laws, (ii) each of Sellers and their respective applicable Affiliates is currently and, during the three (3) year period prior to the date hereof, has been in compliance in all material respects with all such Permits, and (iii) Sellers and their respective Affiliates are not aware of any condition, event or circumstance that would reasonably be expected to prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Business or the Additional Acquired Assets as currently conducted.

(c)     There is no material Legal Proceeding pursuant to Environmental Law pending or, to Sellers’ Knowledge, threatened in writing, against or by any Seller or any of their respective Affiliates affecting or relating to the Business or any of the Additional Acquired Assets or Assumed Liabilities.

(d)     To Sellers’ Knowledge, there has been no Release of any Hazardous Substance by any Sellers or any of their respective Affiliates at, on, under or migrating to or from any Real Property Leases or the Transferred Facility that is reasonably likely to result in a material requirement for investigation or remediation by any Seller or any of its respective Affiliates pursuant to any applicable Environmental Law.

(e)     None of the Sellers nor any of their respective Affiliates have received any written notice alleging potential liability with respect to any off-site Hazardous Substances treatment, storage, or disposal facility to the extent used by Sellers or any of their respective Affiliates in connection with the operation of the Business or the Additional Acquired Assets.

(f)     Sellers and each of their respective Affiliates have provided or otherwise made available to Buyer copies of all written environmental reports, site assessments performed by environmental professionals, and written claims, complaints and consent decrees related to compliance with applicable Environmental Laws with respect to the Business or the Additional Acquired Assets or any real property currently or formerly owned or leased by Sellers or any of their respective Affiliates in connection with the Business which are in the possession or control of Sellers or any of their respective Affiliates.

(g)     To Sellers’ Knowledge, neither Sellers nor any of their Affiliates have retained, undertaken or assumed, by contract or operation of Law, any material liabilities or material obligations of third parties related to or subject to any Environmental Law with respect to the Business or the Additional Assets.

(h)     To Sellers’ Knowledge, neither Sellers or any of their respective Affiliates is aware of or reasonably anticipates, any condition, event or circumstance concerning the non-compliance of applicable Environmental Laws that, after the Closing Date, would reasonably be expected to materially prevent or impede, or materially increase the costs associated with, the ownership, lease, operation, performance or use of the Business or the Additional Acquired Assets as carried out in substantially the same manner immediately prior to Closing.

(i)     The representations and warranties set forth in Section 3.12 and this Section 3.14 are Sellers’ sole and exclusive representations and warranties regarding environmental, health and safety matters.

Section 3.15         Real Property.

(a)     Sellers or their respective Affiliates have legal title to the Transferred Facility, free and clear of all Encumbrances, except for Permitted Encumbrances. All material buildings, structures, and plants comprising the Transferred Facility (i) are in reasonable operational condition and repair, normal wear and tear expected, and (ii) are adequate to be used in substantially the same manner they are used immediately prior to Closing.

(b)     Sellers or their respective Affiliates have a valid leasehold, subleasehold, license or similar interest relating under each of the Real Property Leases, free and clear of all Encumbrances, except for Permitted Encumbrances. Sellers have made available to Buyer copies of each Real Property Lease that are correct and complete in all material respects, including all amendments, extensions renewals, guaranties and other ancillary agreements with respect thereto.

(c)     Each Real Property Lease:

(i)

is in full force and effect and is a valid and binding agreement enforceable against Sellers or their respective Affiliates in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations and Sellers and/or their respective Affiliates enjoy peaceful and undisturbed possession of the real property subject to the Real Property Leases;

(ii)

none of Sellers nor any of their respective Affiliates nor, to Sellers’ Knowledge, any other party to any Real Property Lease is in material breach of or material default under any Real Property Lease nor, to Sellers’ Knowledge, has any event occurred or circumstances exist which, with the delivery of notice, passage of time or both, would constitute such a material breach or material default, and Sellers or their respective Affiliates have paid all material rent due and payable under such Real Property Lease;

(iii)

Sellers and their respective Affiliates have not provided any written notice of any default under any of the Real Property Leases by any other party to any such Real Property Lease, which default remains uncured, and, except as set forth on Section 3.15(c)(iii) of the Sellers Disclosure Schedules, no party to any Real Property Lease has exercised in writing any termination rights with respect thereto;

(iv)

Sellers or their respective Affiliates have not subleased, assigned or otherwise granted to any Person (other than any Seller or any Affiliate thereof who will vacate such premises prior to or at Closing) the right to use or occupy the real property under such Real Property Leases or any portion thereof; and

(v)	Sellers or their respective Affiliates have not pledged, mortgaged or otherwise granted an Encumbrance on their leasehold interest under any Real Property Leases.

(d)     Sellers and their respective Affiliates have not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Transferred Facility or Real Property Leases or (ii) existing, pending or threatened condemnation proceedings affecting the Transferred Facility or Real Property Leases; in each case, which could reasonably be expected to materially and adversely affect the ability to operate the Transferred Facility or real property subject to a Real Property Lease in substantially the same manner as operated immediately prior to Closing.

(e)     Neither the whole nor any material portion of the Transferred Facility or any real property subject to a Real Property Lease has been damaged or destroyed by fire or other casualty in a manner that could reasonably be expected to materially interfere with the present uses or occupancy of the Transferred Facility or any such real property by the Business.

(f)     Buyer acknowledges and agrees that the representations and warranties set forth in this Section 3.15 and in Section 3.7(d) are Sellers’ sole and exclusive representations and warranties regarding the Transferred Facility and Real Property Leases, and Buyer expressly disclaims any reliance upon any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Sellers or the Business in connection with the Transferred Facility and Real Property Leases other than the representations and warranties expressly set forth in this Section 3.15.

Section 3.16        Insurance. Section 3.16 of the Sellers Disclosure Schedules sets forth a list that is correct and complete in all material respects of all material insurance policies maintained by Sellers or their Affiliates (including the Acquired Companies) with respect to the Business (the “Insurance Policies”). The Insurance Policies are in full force and effect in accordance with their terms and all premiums due on such Insurance Policies have been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. None of the Sellers nor any of their Affiliates (including the Acquired Companies) is in default under, or has otherwise failed to comply with, in any material respect any provision contained in such Insurance Policy. Sellers and their respective Affiliates (including the Acquired Companies) have not received any written notice of cancellation or denial of renewal in respect of any of the Insurance Policies. To Sellers’ Knowledge, there are no claims related to the Business pending under any such Insurance Policies.

Section 3.17      Customers and Suppliers. Section 3.17(a) of the Sellers Disclosure Schedules contains a complete and accurate list of the twenty-five (25) largest customers of the Business based on aggregate sales in calendar year 2019 and the period from January 1, 2020 through December 31, 2020 (collectively, “Material Customers”). Section 3.17(b) of the Sellers Disclosure Schedules contains a complete and accurate list of the ten (10) largest suppliers of the Business based on each of calendar year 2019 spend and the period from January 1, 2020 through December 31, 2020 (collectively, “Material Suppliers”). Sellers and their respective Affiliates (including the Acquired Companies) have not received any written notice that any of the Material Customers have ceased, or intend to cease, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Business. Sellers and their respective Affiliates (including the Acquired Companies) have not received any written notice that any of the Material Suppliers have ceased, or intend to cease, to supply goods or services or to otherwise terminate or materially reduce its relationship with the Business.

Section 3.18       Brokers. Except for Centerview Partners LLC, which entity’s fees have been or will be paid by Sellers, no broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or any of their respective Affiliates.

Section 3.19         Anti-Bribery. Neither the Sellers nor their respective Affiliates (to the extent related to the Business and including the Acquired Companies, the Additional Acquired Assets and the Assumed Liabilities), nor, to Sellers’ Knowledge, anyone acting on their behalf, during the three (3) year period prior to the date hereof, has engaged in business practices which violate the Anti-Bribery Laws. Sellers and their respective Affiliates (to the extent related to the Business and including the Acquired Companies, the Additional Acquired Assets and the Assumed Liabilities) are in compliance in all respects with applicable anti-money laundering laws and regulations. Without limiting the foregoing, neither the Sellers nor their respective Affiliates (to the extent related to the Business and including the Acquired Companies, and the Additional Acquired Assets or Assumed Liabilities), nor, to Sellers’ Knowledge, anyone acting on their behalf, during the three (3) year period prior to the date hereof, (A) has been or is currently under investigation by the U.S. Government or other Governmental Body for allegations of violating Anti-Bribery Laws in connection with the Business, or has made any disclosure to the U.S. Government or other Governmental Authority related to the same; (B) knows of no fact or circumstance that would reasonably give rise so such an investigation by the U.S. Government or other Governmental Body for allegations of violating Anti-Bribery Laws in connection with the Business. Any and all Governmental Authorizations obtained by the Sellers in connection to the Business (including the Acquired Companies, the Additional Acquired Assets or Assumed Liabilities) have not been procured in violation of the Anti-Bribery Laws. The Sellers have implemented an anti-corruption and, to the extent applicable, anti-money laundering compliance program and system of internal controls, reasonably designed to detect and prevent bribery by the Sellers and their Affiliates.

Section 3.20        Product Liability. There is no Legal Proceeding pending or, to Sellers’ Knowledge, threatened against any Seller or any of their respective Affiliates (including any Acquired Company) in connection with any alleged defect in the design, manufacture, materials or workmanship of any products manufactured, shipped, sold or delivered, or any alleged failure to warn, or any alleged breach of implied warranties or representations, in each case, in connection with the Business Products. Neither the Sellers nor any of their respective Affiliates (including any Acquired Company) has during the three (3) years prior to the date hereof or, currently has, any material liability arising out of any injury to Person or property as a result of the ownership, possession or use of a Business Product. During the three (3) years prior to the date hereof, none of Sellers nor any of their respective Affiliates has received any written notice or Order from or by a Governmental Body that any Business Product sold, marketed or distributed by the Business fails to comply in any material respect with any applicable Law. There has been no Recall during the three (3) years prior to the date hereof.

Section 3.21        Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof with respect to the Business (a) have arisen from bona fide transactions entered into by a Seller or Acquired Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute valid claims of a Seller or Acquired Company, other than with respect to normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 3.22         Inventory; No Activities Outside of Ordinary Course.

(a)     Except as set forth on Section 3.22(a) of the Sellers Disclosure Schedule, to Sellers’ Knowledge, all inventory of the Business, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Acquired Companies or Sellers and is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)     Between January 1, 2020 and the Closing Date, other than with respect to seasonal variances consistent with past practice, no inventory of the Business has been acquired, sold or disposed of other than in the ordinary course of business and neither the Sellers nor their respective Affiliates (including the Acquired Companies) has intentionally engaged in efforts to accelerate the collection of accounts receivable or delay the payment of accounts payable or otherwise intentionally participated in activity of the type sometimes referred to as “trade loading” or “channel stuffing”, including the sale of goods at gross margins outside of ordinary course of business, that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the Business Products during such period.

Section 3.23         Benefit Plans.

(a)     Identification of Sellers Benefit Plans. Section 3.23(a) of the Sellers Disclosure Schedules identifies each material Sellers Benefit Plan.

(b)     Disclosure of Employee Plan Materials. True and complete copies of the following materials have been previously furnished to Buyer with respect to each material Sellers Benefit Plan to the extent applicable: (i) all current plan documents, (ii) all plan amendments, and (iii) the summary plan description and any summary of material modifications.

(c)     Tax-Qualified Status. Each Sellers Benefit Plan which is intended to be qualified under Section 401(a) of the Code is currently so qualified and has received a favorable determination letter from the Internal Revenue Service with respect to the qualification and tax-exempt status of such plan. Nothing has occurred or failed to occur to cause the loss of such plan’s qualification and tax-exempt status. Each trust forming a part of such plan is exempt from tax pursuant to Section 501(a) of the Code.

(d)     Funding and Contribution Issues. Except as set forth in Section 3.23(d) of the Sellers Disclosure Schedules, no Sellers Benefit Plan constitutes (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a “defined benefit plan,” as defined in Section 3(35) of ERISA, (iii) any other plan subject to Title IV of ERISA, or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Neither any Seller nor any ERISA Affiliate of any Seller has incurred, or reasonably expect to incur, any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any Sellers Benefit Plan.

(e)     COBRA Compliance. Subject to Section 5.12(e), after the performance of any or all transactions contemplated by this Agreement, Sellers shall be responsible for providing continuation coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former Employees of any Seller who terminated employment on or before such date and to all persons who are considered “M&A qualified beneficiaries” as defined under Treas. Reg. Section 54.4980B-9 in connection with this transaction.

(f)     No Increased Benefits or Vesting. The execution and consummation of the transactions contemplated by this Agreement will not constitute any type of a triggering event under any Sellers Benefit Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in (i) any payment of severance pay of any type, (ii) any acceleration or other impact on vested benefits, or (iii) any increase in benefits, to any current or former Employee.

(g)     Employees in Receipt of Guaranteed Benefits. Except as set forth in the UK Pension Scheme or any summary thereof, in connection with the transactions contemplated hereby, or as otherwise required by applicable Law, (i) no assurance, promise or guarantee (whether oral or written) has been given to any Transferred Employee employed in the United Kingdom as to the level or amount of benefits to be provided under the UK Pension Scheme and (ii) no undertaking or assurance has been given to any Transferred Employee employed in the United Kingdom who is a member of the UK Pension Scheme as to the continuance, introduction, increase or improvement of any Relevant Benefits.

(h)      Transfer of Undertakings (Protection of Employment) Regulations. Since May 1, 1982, and except in connection with the transactions contemplated hereby, no Transferred Employee employed in the United Kingdom has ever had his or her contract of employment transferred to an Acquired Company from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations applied to the transfer of that contract.

Section 3.24     Privacy Laws.

(a)     Sellers and their respective Affiliates (including the Acquired Companies) are in material compliance with all applicable Privacy Laws in connection with the Business, and, to Sellers’ Knowledge, there exists no fact or circumstance that may be reasonably expected to lead to any material claim or enforcement action in connection with the operation of the Business under any applicable Privacy Laws. Neither Sellers nor their respective Affiliates (including the Acquired Companies) have (i) been subject to any Action by, nor received any letters of warning from, any Governmental Body relating to a material breach of its obligations under any applicable Privacy Laws or (ii) received any written communication from any customer, employee, consultant, and/or third party in connection with which Sellers or their Affiliates could reasonably be expected to have a material Liability under any applicable Privacy Laws, in each case, with respect to the Business.

(b)     The execution, delivery and performance of this Agreement, including the transfer of data or databases or the change of data controller and data processor related thereto, complies in all material respects with applicable Privacy Laws. Sellers and their respective Affiliates (including the Acquired Companies) are not subject to any material contractual requirements or other material legal obligations that, following the Closing, would prohibit the Buyer or its Affiliates from receiving or using Personal Data in substantially the same manner in which such member of the Sellers received and used such Personal Data prior to the Closing.

(c)     To the Seller’s Knowledge, there have been no material unauthorized intrusions or breaches of the security of the information technology systems used in connection with the operation of the Business nor any material loss, theft, or unauthorized access to or misuse of Personal Data in connection therewith.

Section 3.25        OFAC. None of Sellers or the Acquired Companies is located or organized in any country, union, region, or territory that is subject to comprehensive OFAC sanctions, including but not limited to Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine (collectively, the “Sanctioned Countries”), and none of the respective business lines of those entities holds or has in process a facility security clearance or other security clearance issued by any Governmental Bodies. Each of the Sellers and the Acquired Companies has provided to Buyer an accurate and complete listing of all executive officers, directors and any Person or Persons owning 50% or more (either individually or in the aggregate, directly or indirectly through intermediaries) of the equity interests in, or otherwise controlling, the Sellers and the Acquired Companies, and none of Sellers’ nor the Acquired Companies’ executive officers, directors and any Person or Persons owning 50% or more (either individually or in the aggregate, directly or indirectly through intermediaries) of, or otherwise controlling, the Sellers and the Acquired Companies: (a) is, or has ever been, included on the “Specially Designated Nationals and Blocked Persons” List (the “SDN List”), Foreign Sanctions Evaders List (the “FSE List”) or the Sectoral Sanctions Identifications List (the “SSI List”) published by the OFAC, the Debarred Parties listing published by the Department of State, the “Entity List” or “Denied Persons List” or “Military End User List” (the “MEU List”) maintained by the U.S. Department of Commerce, or any other U.S. Governmental Body pursuant to the U.S. Trade Laws or is identified on or by the United Nations Security Council Sanctions, the European Union Sanctions List, or the Bank of England—Financial Sanctions (HM Treasury) List, or other applicable prohibited party list of any Government Body (collectively, “Restricted Parties”); (b) is, or has ever been, subject to any sanctions imposed under the ISA; and (c) is having, or has ever had, a relationship with, to the Sellers’ Knowledge, any terrorist organization or any entity designated by the U.S. as a Foreign Terrorist Organization or a Transnational Criminal Organization. Each of the Sellers and the Acquired Companies has not, in relation to the Business, the Acquired Company Interests, the Additional Acquired Assets or Assumed Liabilities, at any time during the three years prior to the date of this Agreement, engaged in the sale, purchase, import, export, re-export or transfer of Business Products or otherwise done business, either directly or indirectly, to, from or with the Sanctioned Countries or any Restricted Parties in violation of applicable Law. Neither the Sellers nor the Acquired Companies has been a party to or beneficiary of, or had any interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Sanctioned Countries or with any Restricted Parties, or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, directly or indirectly, with any Person, either public or private, in the Sanctioned Countries or who is a Restricted Party. None of the Acquired Company Interests, the Additional Acquired Assets or Assumed Liabilities are Contracts or other commitments that contain provisions reflecting or requiring participation in or cooperation with the Arab League boycott of Israel in violation of applicable Law.

Section 3.26        Trade Compliance. With respect to the Additional Acquired Assets and the Assumed Liabilities, the Sellers and the Acquired Companies each maintain, implement and enforce a risk-based trade compliance program and policy in compliance in all material respects with all applicable Trade Laws, and have complied during the three (3) year period prior to the date hereof, and are now complying, with all applicable Trade Laws in all material respects. With respect to the three (3) year period prior to the date hereof, Sellers and the Acquired Companies: (a) are not and have never been subject to any investigations by any Governmental Bodies for any Trade Laws violations in any material aspect, and further have not received any written notice of any threatened investigations by any Governmental Bodies for any Trade Law violations in any material aspect, (b) have not made any voluntary or other disclosures to any Governmental Body with respect to any alleged irregularity, misstatement or omission or other potential violation arising under or relating to the requirements of such rules, regulations or controls, (c) were not denied, suspended, or revoked of their respective trade privileges by any Governmental Bodies, in whole or in part; and (d) are not in violation of, and have not violated, any Trade Laws in any material respect. With respect to the Additional Acquired Assets and the Assumed Liabilities, the Sellers and the Acquired Companies further represent, warrant and covenant to Buyer that (i) there is no pending or, to Sellers’ Knowledge, threatened anti-dumping, countervailing or safeguard proceedings that could reasonably be expected to materially and adversely affect the export or import of Business Products, (ii) to Sellers’ Knowledge, none of the respective production lines are subsidized in any material manner in any countries, territories or regions, (iii) to Sellers’ Knowledge, there are no material safeguard remedies in place against each entities’ product lines, and (iv) to Sellers’ Knowledge, there is no material unpaid antidumping, countervailing or safeguard duties that exist as a result of any transactions with any foreign manufacturers or exporters.

Section 3.27        Compliance with Human Rights. Sellers and the Acquired Companies do not, and have not, employed child labor or forced labor (whether indentured, bonded, prison or otherwise). The Sellers and the Acquired Companies have prohibited such practices by any supplier of goods or services that have been, or are being, used to carry on the Business.

Section 3.28         Bank Accounts. Section 3.28 of the Sellers Disclosure Schedules sets forth a correct and complete list of all banks, trusts, companies, savings and loan associations, and other financial institutions in which an Acquired Company has an account, safe deposit box, lock box or other arrangement, the address of each such institution, the account number of such account, and the names of all persons authorized to draw thereon or have access thereto.

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article 4 are true and correct as of the date hereof (except to the extent such representations and warranties are expressly made as of a specified time, in which case such representations and warranties shall be so true and correct on and as of such specified time):

Section 4.1           Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Ohio. Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. Each of the Ancillary Agreements to which Buyer is or will be a party has been or will be duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 4.2           No Conflicts; Consents.

(a)     Subject to receipt of the Consents and Permits, and making of the declarations, filings and notices, referred to in Section 4.2(b), neither the execution, delivery or performance by Buyer of this Agreement or any Ancillary Agreements to which it is or will be a party, nor the consummation of the transactions contemplated hereby, will:

(i)     result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer;

(ii)     result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Buyer; or

(iii)     require the Consent of any other Person under, any material Contract to which Buyer is a party or is bound or to which any of the properties or assets of Buyer are subject;

except in the case of clauses (ii) and (iii) where such violation, breach, event of default or other result described in such clauses would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)     No Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) (A) compliance with and filings under the HSR Act and (B) compliance with and Consents required pursuant to any other Antitrust Laws and (ii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.3         Legal Proceedings; Governmental Orders. As of the date hereof, (a) there is no pending Legal Proceeding and, to the knowledge of Buyer, no Person has threatened to commence any Legal Proceeding against Buyer that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, and (b) there is no Order applicable to Buyer that could have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 4.4           Sufficiency of Funds; Solvency; Financing.

(a)     Buyer will have on the Closing Date sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price and the fees and expenses of Buyer related to the transactions contemplated hereby.

(b)     Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall be solvent and shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities) and (iii) have adequate capital to carry on its businesses. Buyer acknowledges that, in connection with the transactions contemplated by this Agreement, (A) no transfer of property is being made and no obligation is being incurred with the intent to hinder, delay or defraud either present or future creditors of Buyer or Sellers and (B) Buyer has not incurred, and does not plan to incur, debts beyond its ability to pay as they become absolute and matured; provided, however, that (1) the determination of whether a Person is solvent shall take into account all such Person’s properties and liabilities regardless of whether any such property or liability is included on a balance sheet of such Person prepared in accordance with GAAP, including properties such as contingent contribution or subrogation rights, business prospects, distribution channels and goodwill; (2) the determination of the sum of a Person’s properties at a fair valuation or the present fair saleable value of a Person’s properties shall be made on a going concern basis; (3) in computing the amount of contingent or unrealized assets or contingent or unliquidated liabilities at any time, such assets and liabilities will be computed at the amounts which, in light of all the facts and circumstances existing at such time, represent the amount that reasonably can be expected to become realized assets or matured liabilities, as the case may be; and (4) in computing the amount that would be required to pay a Person’s probable liability on its existing debts as they become absolute and matured, reasonable valuation techniques, including a present value analysis, shall be applied using such rates over such periods as are appropriate under the circumstances.

(c)     As of the date of this Agreement, Buyer has received one or more executed debt commitment letters, dated as of the date hereof (including all exhibits, schedules and annexes thereto and any associated fee letter, the “Commitment Letter”), from Bank of America, N.A. and The Direct Lending Group of TCW Asset Management Company LLC and such other lenders, financial institutions and investors that are or may become parties to the Financing (whether one or more, collectively “Lender”), pursuant to which Lender has committed, subject to the terms and conditions set forth therein, to provide to Buyer the aggregate amount of debt financing set forth therein (the “Financing”) solely for the Financing Purposes. A true and complete copy of the Commitment Letter has been previously provided to Sellers. Buyer has fully paid any and all commitment fees or other fees required by such Commitment Letter to be paid on or before the date hereof and will pay all additional fees as they become due. As of the date hereof, the Buyer has not received any notice from any Lender that any Commitment Letter has been revoked and, to Buyer’s knowledge, each Commitment Letter is a legal, valid and binding obligation of the Lender party there to and the obligation of each Lender party thereto to provide the Financing described therein is in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect and is not premised upon any material misrepresentation by Buyer, and, to Buyer’s knowledge, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Buyer. No material amendment or modification to, or withdrawal, termination or rescission of the Commitment Letter is currently contemplated. The aggregate proceeds contemplated by the Commitment Letter, together with available cash of Buyer, will be sufficient for Buyer to complete the transactions contemplated hereby, and to satisfy all of the obligations of Buyer under this Agreement, including (x) paying the Closing Payment at Closing, and (y) paying all related fees and expenses (collectively, the “Financing Purposes”). Buyer has not incurred any commitment, restriction or Liability of any kind, and is not contemplating or aware of any commitment, restriction or Liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources. As of the date hereof, there are no side letters or other Contracts or understandings related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Commitment Letters. Neither any fee letter referred to in the Commitment Letter nor any other Contract between the Lender, on the one hand, and Buyer or any of its Affiliates, on the other hand, contains any conditions precedent or other contingencies (x) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in the Commitment Letter or the aggregate proceeds contemplated by the Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability, remedies or availability of the Commitment Letter with respect to all or any portion of the Financing. As of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing would not reasonably be expected to be satisfied on a timely basis or that the Financing would not reasonably be expected to be available to Buyer on the date on which the Closing should occur pursuant to the terms hereof.

Section 4.5           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, except for B. Riley Securities, Inc. fka B. Riley FBR, Inc.

Section 4.6         R&W Insurance. (a) Buyer has provided to Sellers prior to the date hereof a correct and complete copy of the representations and warranties insurance policy, conditionally bound as of January 24, 2021, between Buyer and Concord Specialty Risk, and all excess representations and warranties insurance policies obtained in connection therewith (collectively, the “R&W Insurance Policy”), (b) the R&W Insurance Policy has not been amended or modified, no such amendment or modification is contemplated and the commitments contained in the R&W Insurance Policy have not been withdrawn or rescinded in any respect, (c) there are no side letters or other Contracts or arrangements related to the insuring of the transactions contemplated by this Agreement other than as expressly set forth in the R&W Insurance Policy provided to Sellers prior to the date hereof, (d) Buyer has fully paid any and all fees in connection with the R&W Insurance Policy that are payable, (e) the R&W Insurance Policy is in full force and effect and is the legal, valid, binding and enforceable obligation of Buyer and, to Buyer’s knowledge, each of the other parties thereto, (f) there are no conditions precedent or other contingencies related to insuring the full amount under the R&W Insurance Policy, (g) no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, to Buyer’s knowledge, any other party thereto under the R&W Insurance Policy, and (h) the R&W Insurance Policy expressly provides that, except in cases of fraud by the Sellers in connection with this Agreement and the transactions contemplated hereby, no insurer thereunder has any rights against, and each insurer thereunder has expressly waived and has agreed not to pursue, directly or indirectly, any claims by way of subrogation, contribution or otherwise against, Sellers or any of their respective former, current or future Affiliates, or any of their respective former, current or future direct or indirect general or limited partners, shareholders, managers, management companies, portfolio companies, equity holders, controlling Persons, members, agents, incorporators, trustees or Representatives, or Representatives of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing, including with respect to any claim made by any insured thereunder.

Section 4.7          Investment Purpose. Buyer is acquiring the Acquired Company Interests for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof. Buyer acknowledges that the Acquired Company Interests are not registered under the Securities Act or any state securities laws, and that the Acquired Company Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer acknowledges that it is a sophisticated party and has sufficient experience and expertise in financial and business matters to evaluate, and is fully informed as to, the risks of the transactions contemplated by this Agreement and ownership of the Acquired Company Interests (including the economic risks of holding the Acquired Company Interests for an indefinite period and total loss of Buyer’s investment), and that Buyer has been adequately represented by counsel. Buyer acknowledges that Sellers have given Buyer and its Representatives the opportunity to ask questions of Sellers and the Acquired Companies and to acquire such additional information regarding the business and financial condition of the Acquired Companies as Buyer has requested.

Section 4.8           Independent Investigation; No Other Representations and Warranties.

(a)     Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Acquired Companies, the Business and their respective operations, assets, condition (financial or otherwise) and prospects. Buyer acknowledges that it and its Representatives have been provided full access, to the extent requested or desired, to the personnel, properties, premises, records and other documents and information of and relating to the any Acquired Company, the Business, the Additional Acquired Assets or the Assumed Liabilities for such purpose. Buyer has been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby. In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Sellers, Sellers’ Affiliates or the Business, except for the representations and warranties expressly set forth in Article 3 of this Agreement or in the certificate contemplated by Section 7.2(d) (and, with respect to such representations and warranties, subject to any limitations included in this Agreement).

(b)     Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 3 of this Agreement, none of Sellers, any of Sellers’ Affiliates or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Acquired Companies, Business, the Additional Acquired Assets or the Assumed Liabilities, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the capability or cost of alternative providers of Overhead and Shared Services (including information technology service providers) or the goods or services obtained via Intercompany Agreements, (C) the operation or probable success or profitability of the Business following the Closing, or (D) the accuracy or completeness of any information regarding the Acquired Companies, the Business, the Additional Acquired Assets or the Assumed Liabilities made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies, the Business, the Additional Acquired Assets or the Assumed Liabilities (including any estimates, forecasts, budgets, projections or other financial information with respect thereto), and (ii) Buyer will have no right or remedy (and Sellers will have no Liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Sellers, any of Sellers’ Affiliates, the Acquired Companies, the Business, the Additional Acquired Assets or the Assumed Liabilities, including in any information regarding the Acquired Companies, the Business, the Additional Acquired Assets or the Assumed Liabilities made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies, the Business, the Additional Acquired Assets or the Assumed Liabilities (including any estimates, forecasts, budgets, projections or other financial information with respect thereto), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article 3 of this Agreement or in the certificate contemplated by Section 7.2(d).

Article 5

COVENANTS

Section 5.1           Conduct of Business.

(a)     During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except as (i) otherwise provided in or permitted by this Agreement, including the transfer of assets pursuant to Section 5.13, (ii) set forth in the Sellers Disclosure Schedules, (iii) required by any Law or Order applicable to any Seller or any of its respective Affiliates (including, for the avoidance of doubt, the Acquired Companies) or its respective assets or operations or by any Material Contract, or (iv) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall, and shall cause the Acquired Companies to (A) operate the Business in the ordinary course of business consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve the assets and business organizations of the Acquired Companies and the Additional Acquired Assets (other than dispositions of assets, including sales of inventory, in the ordinary course of business), and (C) use commercially reasonable efforts to maintain and preserve the relationships and goodwill with customers, suppliers, employees, regulators, and others having business dealings with the Acquired Companies or the Business; provided, however, that (I) no action or inaction by any Seller or any Acquired Company with respect to any matters specifically addressed by any clause of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action or inaction would constitute a breach of such clause of Section 5.1(b), (II) the failure of any Seller or any of their respective Affiliates (including any Acquired Company) to take any action prohibited by Section 5.1(b) shall in no circumstances be deemed a breach of this Section 5.1(a), and (III) Buyer’s consent with respect to any action or matter pursuant to Section 5.1(b) shall be deemed to constitute consent for all purposes under this Agreement, including for purposes of this Section 5.1(a).

(b)     Without limiting the generality of the foregoing Section 5.1(a), during the Pre-Closing Period, except as (w) otherwise provided in or permitted by this Agreement, including the transfer of assets pursuant to Section 5.13, (x) set forth in Section 5.1(b) of the Sellers Disclosure Schedules, (y) would constitute an Excluded Liability, or (z) required by any Law or Order applicable to any Seller or any of their respective Affiliates (including any Acquired Company) or the assets or operation of the Business, or by any Material Contract, Sellers shall not, and shall cause the Acquired Companies not to, take any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and it being understood that the failure of Buyer to respond to such a request for consent within five (5) Business Days thereafter shall be deemed to constitute consent for all purposes thereunder):

(i)       make any amendment to the Organizational Documents of any Acquired Company;

(ii)     except in the ordinary course of business consistent with past practice in respect of any customer or supplier Contract, (A) accelerate, terminate, cancel, amend, grant a waiver under or otherwise modify any Material Contract in any material respect (other than for any renewal of the term of any such Material Contract) or (B) enter into any Contract that would constitute a Material Contract if in effect as of the date hereof;

(iii)     authorize, issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Encumbrance with respect to any of the Acquired Company Interests, or authorize or grant any options, warrants or other rights to acquire any Acquired Company Interests or any instrument convertible into or exchangeable or exercisable for any Acquired Company Interests;

(iv)     create any Subsidiary of any Acquired Company;

(v)     subject to Section 5.1(d), declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of any of the Acquired Company Interests (other than to an Acquired Company) or redeem, repurchase or otherwise reacquire, split combine or reclassify any Acquired Company Interest or otherwise change or reorganize the capital structure of any Acquired Company;

(vi)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of any Seller or any Acquired Company, or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Seller or any Acquired Company or consent to the filing of any bankruptcy petition against any Seller or any Acquired Company under any similar Law;

(vii)   except in the ordinary course of business consistent with past practice, grant or suffer to exist any Encumbrance, other than any Permitted Encumbrances, on any properties or assets of the Acquired Companies or any Additional Acquired Assets;

(viii)  sell, lease, pledge, assign or otherwise dispose of any properties or assets of the Acquired Companies for an amount that exceeds $100,000 in the aggregate, except (A) pursuant to existing Contracts or (B) for the sales of Business Products in the ordinary course of business consistent with past practice;

(ix)     with respect to Acquired Companies only, enter into any transaction or any Contract with any Affiliate other than any transaction or Contract that shall expire or terminate prior to or at the Closing in accordance with Section 5.24;

(x)    with respect to Acquired Companies only, materially change any methods of accounting or accounting practice or Accounting Principles of the Acquired Companies for any purposes other than Tax purposes, except as required by GAAP or as disclosed in the notes to any of the Financial Statements;

(xi)    with respect to Acquired Companies only, make any capital expenditure, or series of capital expenditures, in an amount exceeding $50,000 in the aggregate (excluding any amounts to the extent paid prior to the Closing or to the extent they will be included in the calculation of Final Working Capital or Final Net Indebtedness);

(xii)    make any new commitment for capital expenditures for the Business in an amount exceeding $50,000 in the aggregate;

(xiii)  increase the rate of cash compensation payable to any Transferred Employees, other than increases contemplated by the 2021 Honeywell Annual Global Compensation Planning process, as provided for in a written Contract with any Transferred Employee as in effect on the date hereof, or as required by applicable Law or the terms of any Sellers Benefit Plan as in effect on the date hereof;

(xiv)   (A) terminate the employment of any Transferred Employees whose annual base salary plus annual bonus exceeds $150,000 (other than for cause), (B) hire any new Transferred Employee whose annual base salary plus annual bonus exceeds $200,000, or (C) hire any new Transferred Employee other than with respect to filling positions that become open in the ordinary course of business;

(xv)    adopt, modify in any material manner or terminate any material Sellers Benefit Plan, except as required by applicable Law or the terms of such Sellers Benefit Plan as in effect on the date hereof;

(xvi)   with respect to any Acquired Company only, (A) make, change or rescind any material election relating to Taxes unless otherwise required by Law, (B) amend any material Tax Return, (C) surrender any material right or claim to a refund of Taxes, (D) consent to any extension or waiver of the limitations period applicable to any material Taxes, Tax Returns or claims for Taxes, or (E) enter into any closing agreements with respect to any material Taxes;

(xvii)     compromise or settle any Action (A) resulting in an obligation of an Acquired Company to pay more than $50,000 in respect of compromising or settling such Action or (y) in respect of any claim of the Acquired Company or Sellers with respect to the Business to receive any payment of more than $50,000 in respect of settling any Action; or

(xviii)     agree in writing to take any of the actions in the foregoing clauses (i) through (xvii).

(c)     Notwithstanding anything in this Agreement to the contrary, Buyer hereby acknowledges and agrees that Sellers or any of their respective Affiliates may consummate the Restructuring and take any other actions, including contributions, transfers, assignments and assumptions of assets, in order to facilitate the consummation of the transactions contemplated hereby.

(d)     Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit any Seller or any of its Subsidiaries from (i) sweeping cash and cash equivalents from the accounts of the Acquired Companies, (ii) causing any Acquired Company to (A) settle, cancel or otherwise eliminate any intercompany accounts or Liabilities, including Intercompany Agreements, using cash or cash equivalents, through capital contributions, distributions, forgiveness, offset or any combination of the foregoing, or (B) declare, accrue, set aside or pay any dividend in the form of cash or cash equivalents or make any other contribution or distribution consisting of cash or cash equivalents on or in respect of any of the Acquired Companies’ capital stock or other securities, (iii) transferring to any Acquired Company any properties, rights and assets of any Seller or any of its Affiliates (other than any Acquired Company) that otherwise would have been Additional Acquired Assets hereunder, (iv) transferring employees (including Employees) among Sellers and their respective Subsidiaries, or (v) making an election to cause any of the Acquired Companies to be treated as an entity disregarded from its owner for U.S. federal, state or local income tax purposes.

(e)     Except as specifically set forth herein, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business and operations of the Acquired Companies or the Business prior to the Closing. Prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Acquired Companies and the Business. Buyer acknowledges that Sellers may transfer, by way of dividend or otherwise, Cash or other financial instruments as well as any other Excluded Assets of the Business or the Acquired Companies prior to Closing.

Section 5.2           Access to Information.

(a)     During the Pre-Closing Period, Sellers shall, and shall cause the Acquired Companies to, at Buyer’s reasonable request for the purpose of preparing for Buyer’s operation of the Acquired Companies and the Business following the Closing, provide Buyer and its Representatives with reasonable access to (i) the properties, assets, books and records and data of the Acquired Companies and the Sellers, to the extent (A) relating to the Business and (B) separable from the properties, assets, books and records, documents and data relating to any other businesses of Sellers or any of their respective Affiliates; (ii) all senior management of the Business; and (iii) any other information (other than information of the types set forth in subsection (i) of this Section 5.2(a)) concerning the Acquired Companies or the Business as Buyer or any of its Representatives may reasonably request, in each case, without imposing an unreasonable burden or cost on Sellers or any of the Acquired Companies. All access and investigation pursuant to this Section 5.2(a) shall be (A) conducted during normal business hours upon reasonable advance notice to Sellers, (B) conducted in such a manner as not to interfere with the normal operations of the Acquired Companies, the Business or any other business of the Sellers and their respective Affiliates, (C) coordinated through Sellers’ general counsel or designee thereof, and (D) conducted at Buyer’s sole cost and expense, and Sellers shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.2(a); provided, however, that the Representatives of Buyer execute a non-disclosure agreement agreeing to be bound by the terms of the Confidentiality Agreement or any other Contract required to ensure Sellers’, Buyer’s and each of their respective Affiliates’ compliance with applicable Privacy Laws. Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, Sellers shall not be required to (x) provide or make available to Buyer or its employees, agents or representatives any consolidated, combined or unitary Tax Return filed by Sellers or any of their respective Affiliates or predecessors or any related material or (y) provide access or disclose information where such access or disclosure would, in Sellers’ reasonable judgment, (1) jeopardize the attorney-client privilege or other immunity or protection from disclosure of Sellers, (2) conflict with any (x) Law or Order applicable to Sellers or any of their respective Affiliates (including any applicable Privacy Law) or the assets or operation of the Business, (y) Contract or privacy policy or notice to which Sellers or any of their respective Affiliates is party or by which any of the assets or properties of Sellers is bound, or (z) other obligation of confidentiality, or (3) result in the disclosure of competitively sensitive information; provided, however, that, in such instances, Sellers shall inform Buyer of the general nature of the information being withheld and, upon Buyer’s request and at Buyer’s sole cost and expense, reasonably cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (1), (2) and (3). Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, without the prior written consent of Sellers (which consent may be withheld for any reason), (x) Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any vendor, supplier or customer of the Business regarding the business, operations, or prospects of the Business or this Agreement or the transactions contemplated hereby, and (y) Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Business (including, without limitation, any of the nature commonly referred to as a “Phase II” environmental assessment).

(b)     Buyer will hold any information obtained pursuant to Section 5.2(a) in confidence in accordance with the Confidentiality Agreement.

Section 5.3           Notification of Certain Matters; Supplement to Sellers Disclosure Schedules. During the Pre-Closing Period, each Party shall promptly notify the other Party of any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 7 becoming incapable of being satisfied. From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Sellers Disclosure Schedules corresponding to the representations and warranties set forth in Article 3 hereto solely with respect to any matter hereafter arising after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article 7 have been satisfied (it being understood that the consummation of the Closing after any such Schedule Supplement is made will be deemed to constitute a waiver of any such breach); provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

Section 5.4          Efforts to Consummate. Subject to Section 5.5 and Section 5.6, during the Pre-Closing Period, each of Buyer and Sellers shall, and Sellers shall cause the Acquired Companies to, use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, in the most expeditious manner possible, including satisfaction (but not waiver) of the conditions to Closing set forth in Article 7. Neither Party nor any of its Affiliates or Representatives shall take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the consummation of the Closing.

Section 5.5           Consents.

(a)     During the Pre-Closing Period, each of Buyer and Sellers shall, and Sellers shall cause the Acquired Companies to, use commercially reasonable efforts to give all notices to, and obtain all Consents (which may be conditioned on the consummation of the transactions contemplated by this Agreement) from, all Persons required pursuant to any Material Contract; provided, however, that no Seller nor any of its Affiliates shall have any obligation to (i) amend or modify any Contract, (ii) modify, relinquish, forbear or narrow any rights, (iii) pay any consideration to any Person for the purpose of obtaining any such Consent, or (iv) create any Subsidiary of any Acquired Company or otherwise restructure any Acquired Company.

(b)     Buyer acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Assigned Contracts or any Acquired Company Contracts and that such Consents and waivers may not be obtained prior to the Closing and are not conditions to the consummation of the transactions contemplated hereby. Sellers and their respective Affiliates shall not have any Liability whatsoever to Buyer arising out of or relating to the failure to obtain any such Consents or the termination of any Contract as a result of the transactions contemplated hereby, and Buyer acknowledges that no representation, warranty, covenant or agreement of Sellers contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent or waiver, (ii) any such termination, or (iii) any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or waiver or any such termination, in each case except to the extent resulting from a breach by Sellers of any agreement or covenant required to be performed or complied with by Sellers pursuant to this Section 5.5 (but subject to the other limitations on Liability set forth in this Agreement).

Section 5.6           Governmental Approvals.

(a)     Subject to the other terms and conditions of this Section 5.6, during the Pre-Closing Period, each of Buyer and Sellers shall, and shall cause its respective Affiliates to, use reasonable best efforts to (i) obtain, or cause to be obtained, the Consents of Governmental Bodies set forth in Section 5.6(a) of the Sellers Disclosure Schedules, including to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after filing, (ii) respond promptly to any requests for information made by any Governmental Body, including the FTC or the DOJ, (iii) cooperate fully with the other Party in promptly seeking to obtain all such Consents, and (iv) not take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such Consents. Buyer and Sellers shall prepare and file as promptly as practicable (A) and, in no event, later than ten (10) Business Days after the date hereof, required Notification and Report Forms under the HSR Act with the FTC and the DOJ and (B) notifications, filings, registrations, submissions or other materials required or necessary to obtain the other Consents of Governmental Bodies set forth in Section 5.6(a) of the Sellers Disclosure Schedules. All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.6(a) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.

(b)     To the extent not prohibited by applicable Law, each of Buyer and Sellers shall (i) promptly notify and furnish the other Party copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Body, on the other hand, or any filing such Party submits to any Governmental Body, (ii) consult with and permit the other Party to review in advance any proposed filing and any written or oral communication or correspondence by such Party to any Governmental Body, and (iii) consider in good faith the views of such other Party in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Body, in each case, to the extent relating to the subject matter of this Section 5.6 or the transactions contemplated by this Agreement. Neither Buyer nor Sellers shall agree to, or permit any of its respective Affiliates or Representatives to, participate in any meeting or discussion with any Governmental Body in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.6 or any transaction contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate in such meeting or discussion.

(c)     Notwithstanding anything in this Agreement to the contrary, Buyer shall take reasonable actions necessary to obtain any Consents required under or in connection with the HSR Act and any other Antitrust Law set forth in Section 5.6(a) of the Sellers Disclosure Schedules, and to enable all waiting periods under any such Antitrust Law to expire, and to avoid or eliminate reasonable impediments under any such Antitrust Law, in each case, to cause the Closing and the other transactions contemplated hereby to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination date, including promptly complying with or modifying reasonable requests or inquiries for additional information or documentation (including any second request) by the U.S. Department of Justice or U.S. Federal Trade Commission. Buyer shall not be required to  offer, negotiate, commit to and effectuate, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any of the capital stock, assets, rights, products or businesses of Buyer, Buyer’s Affiliates, the Acquired Companies or the Additional Acquired Assets or (B) any other restrictions on the activities of Buyer and its Affiliates or the Acquired Companies, or (ii) contest, defend or appeal any threatened or pending Legal Proceeding or preliminary or permanent injunction or other Order or Law that would adversely affect the ability of either Party to consummate, or otherwise delay the consummation of, the transactions contemplated hereby. In furtherance of the foregoing, Buyer shall keep Sellers fully informed of all matters, discussions and activities relating to any of the matters described in or contemplated by the foregoing paragraph (c).

(d)     From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Buyer shall not, and shall not permit any of its Affiliates to, knowingly take any action with the intention to, or that would reasonably be expected to (including by way of acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, any Person principally operating in the same industry as the Business, or otherwise acquiring or agreeing to acquire or make any investment in any assets, or agreeing to a commercial or strategic relationship with any such person) (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Body under Antitrust Law necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Body entering an order under Antitrust Law prohibiting the consummation of the transactions contemplated hereby, or (iii) delay the consummation of the transactions contemplated hereby.

Section 5.7          Public Announcements. Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, neither Buyer nor Sellers (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party, except to the extent such disclosure is required by applicable Law or the rules of any stock exchange, in which case the Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, if either the Buyer or Sellers, or their respective Representatives, makes an affirmative disclosure with respect to the transactions contemplated by this Agreement in breach of this Agreement, the other party shall have the right to make a public response reasonably necessary to correct any misstatement, inaccuracies or material omissions in the initial and wrongful affirmative disclosure.

Section 5.8         Contact with Customers and Suppliers. Prior to the Closing, Buyer shall not, and shall cause its Affiliates and its and their Representatives not to, directly or indirectly, contact or communicate with (whether in writing, verbally or otherwise) any employees, customers, potential customers, suppliers, distributors or licensors of the Business, or any other Persons having a business relationship with the Sellers or the Acquired Companies, concerning the transactions contemplated by this Agreement unless, in each case, Buyer has consulted with Sellers and obtained Sellers’ consent before communicating with such Persons. Notwithstanding the foregoing, as soon as practicable after the date hereof, but in any event no later than five (5) Business Days after the date hereof, the Parties shall in good faith discuss and agree upon a communications plan concerning the transactions contemplated by this Agreement, including, but not limited to, the method of such communication, the content of such communication, and the third-party persons who will receive such communication.

Section 5.9           Books and Records; Access to Employees.

(a)     Except in the case of an Adversarial Action or threatened Adversarial Action, or as set forth in this Section 5.9, Sellers and Buyer shall provide, or cause to be provided, to the other Party, at any time after the Closing until the date that is the five (5) year anniversary of the Closing Date, as soon as reasonably practicable after written request therefor, (i) any information relating to time periods on or prior to the Closing and (ii) reasonable access to, and reasonable cooperation from, Employees with relevant knowledge or involvement with respect to matters taking place during time periods on or prior to the Closing, which Sellers or Buyer reasonably needs (x) to comply with reporting, disclosure, filing or other requirements (including under applicable securities Laws) imposed on Sellers or Buyer, or any of their respective Affiliates, by any national securities exchange or any Governmental Body having jurisdiction over Sellers or Buyer, or any of their respective Affiliates, or (y) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements; in each case, that, as of immediately following the Closing, is in existence and in the reasonable possession or control of the providing Party or one of its Affiliates, as applicable, and except to the extent already in the possession of the receiving Party or one of its Affiliates. The receiving Party shall use any information received pursuant to this Section 5.9 solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (x) or (y) of the immediately preceding sentence.

(b)     In the event that either Party reasonably determines that the disclosure of any information pursuant to Section 5.9(a) could be commercially detrimental, violate any Law (including any applicable Privacy Law) or Contract or privacy policy or notice to which the applicable Party and its Affiliates are party or by which any of the assets or properties of such Party and its Affiliates is bound, or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such information to the other Party; provided, however, that both Parties shall take all commercially reasonable measures to permit compliance with Section 5.9(a) in a manner that avoids any such harm or consequence. Both Parties intend that any provision of access to or the furnishing of information pursuant to this Section 5.9 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege. The access provided pursuant to this Section 5.9 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer or Sellers, as the case may be.

(c)     Any information owned by one Party that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such information.

(d)     Buyer and Sellers shall reimburse each other for the reasonable costs, if any, in complying with a request for information pursuant to this Section 5.9. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with Buyer’s or Sellers’, as applicable, standard methodology and procedures, but shall not include any mark-up above actual costs.

Section 5.10         Confidentiality.

(a)     The Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)     From and after the Closing until the date that is three (3) years after the Closing Date, Sellers shall, and shall cause their respective Affiliates and Representatives to, keep confidential any and all non-public information to the extent relating to the Business; provided, however, that (i) such obligation shall not apply to any confidential information, including any Know-How, that is the subject of Section 5.14(d) and (ii) Sellers shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Sellers (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Sellers or any of their respective Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, Sellers shall (i) to the extent permissible by such applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that Sellers determine (with the advice of counsel) is required by such applicable Law or Order to be disclosed, and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Buyer’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Sellers or their respective Affiliates or Representatives in breach of this Section 5.10(b) or (B) becomes available to Sellers or their respective Affiliates or Representatives after the Closing from a source other than Buyer or its Affiliates or Representatives if the source of such information is not known by Sellers or their respective Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information. Notwithstanding the foregoing, with respect to all non-public information to the extent relating to the Business that is a trade secret, the confidentiality obligations in this Section 5.10(b) shall continue in full force and effect for as long as such confidential information remains a trade secret under applicable Law.

(c)     From and after the Closing until the date that is two (2) years after the Closing Date, Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information to the extent relating to Sellers and their respective Affiliates, including any information that was furnished to Buyer and its Affiliates or Representatives by Sellers or any of their respective Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined to be required by Buyer (with the advice of counsel) by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Buyer or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, Buyer shall (i) to the extent permissible by such applicable Law or Order, provide Sellers with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed, and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Sellers’ request, reasonably cooperating with Sellers to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Sellers’ sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public other than as a result of a disclosure by Buyer or its Affiliates or Representatives in breach of this Section 5.10(c), (B) was in the possession of Buyer or its Affiliates or Representatives prior to its being furnished thereto in connection with this Agreement, as shown by documentary evidence, (C) becomes available to Buyer or its Affiliates or Representatives from a source other than Sellers or their respective Affiliates or Representatives if the source of such information is not known by Buyer or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Sellers or their respective Affiliates with respect to such information, or (D) is independently developed by Buyer or its Affiliates without breach of this Section 5.10(c), as shown by documentary evidence. Notwithstanding the foregoing, with respect to all non-public information to the extent relating to Sellers or any of their respective Affiliates that is a trade secret, the confidentiality obligations in this Section 5.10(c) shall continue in full force and effect for as long as such confidential information remains a trade secret under applicable Law.

Section 5.11         Removal of Directors and Officers. Sellers shall deliver to Buyer at the Closing written resignation letters or resolutions of the Acquired Companies effecting the removal of, as of the Closing Date, such directors and officers of such Acquired Companies from their respective position as a member of the board of directors (or equivalent governing body) or as an officer (although not as an employee unless otherwise so required pursuant to this Agreement) as Buyer has requested be removed in writing no later than three (3) days prior to the Closing. Sellers shall have the right, in their sole discretion, to request the resignation, or cause the removal, of any directors and officers of the Acquired Companies at or prior to the Closing.

Section 5.12         Employment and Benefits Arrangements.

(a)     Immediately prior to the Closing Date, Sellers shall transfer, or shall cause their respective Affiliates to transfer, all Acquired Companies Employees (other than Delayed Transferred Employees) listed on Section 5.12(a)(i) of the Sellers Disclosure Schedules to the appropriate Acquired Company. Effective as of the Closing Date, the Acquired Companies shall continue to employ the Acquired Companies Employees. Effective as of the Closing Date, Buyer shall, or shall cause one of its applicable Affiliates to, offer employment to each other Employee listed in Section 5.12(a)(ii) of the Sellers Disclosure Schedules who is (i) actively employed on the Closing Date, (ii) absent from employment due to vacation, temporary illness, or short-term disability, or an authorized leave of absence with the right to return to employment following expiration of such absence, or (iii) a Current LTD Employee (the “Current Employees”). A Current Employee who arrives at their then applicable place of employment in the Business on the Transfer Date shall be deemed for all purposes of this Agreement to have accepted Buyer’s offer of employment for all purposes of this Agreement. Each of Section 5.12(a)(i) and Section 5.12(a)(ii) of the Sellers Disclosure Schedules may be amended prior to the Closing Date to add or remove Acquired Companies Employees and/or Current Employees, as the case may be, as agreed between Sellers and Buyer; provided, that Buyer’s consent shall not be required with respect to any amendment to Section 5.12(a)(i) or Section 5.12(a)(ii) of the Sellers Disclosure Schedules with respect to Employees hired after the date hereof or removal of individuals who will no longer be Employees as of the Closing Date, except for any such hiring or termination requiring Buyer’s consent pursuant to Section 5.1(b)(xiv). In the event the employment of an Employee transfers automatically to Buyer upon the occurrence of the Closing Date by operation of Law, Buyer and Sellers agree to take, or cause their respective Affiliates to take, all actions required under applicable Law and all other actions as are necessary or appropriate such that the employment of such Employee will transfer to Buyer or its Affiliate automatically as of the Transfer Date. For the avoidance of doubt, Sellers shall remain responsible for the continued provision of any long-term disability benefits received by an Acquired Companies LTD Employee or a Current LTD Employee as of immediately prior to Closing until such time as such Acquired Companies LTD Employee or Current LTD Employee returns to employment.

(b)     Notwithstanding the foregoing, Sellers shall not transfer, and shall cause their respective Affiliates not to transfer, to an Acquired Company prior to the Closing Date (i) any TSA Employees or (ii) a Delayed Transferred LTD Employees (each, a “Delayed Transferred Employee”). On the Transfer Date, Buyer shall, or shall cause any of its applicable Affiliates (including an Acquired Company) to, offer employment to such Delayed Transferred Employees to commence upon such Delayed Transferred Employee’s applicable Transfer Date. Upon commencement of work for Buyer or one of its applicable Affiliates pursuant to such offer of employment, such Delayed Transferred Employee shall be deemed to be a Transferred Employee under this Agreement. Sellers shall not transfer, and shall cause their respective Affiliates not to transfer, to an Acquired Company prior to the Closing Date any Delayed Transferred LTD Employee.

(c)     All terms and conditions of employment offered to an Employee under Section 5.12(a) or Section 5.12(b) shall be in accordance with the applicable provisions of this Section 5.12, shall be sufficient to avoid statutory, contractual, common law or other severance or similar obligations, shall otherwise comply in all respects with applicable Law (including with respect to compensation and benefits). Except as set forth on Section 5.12(c) of the Sellers Disclosure Schedules, with respect to each Transferred Employee, for the period following the Closing Date through December 31, 2021, Buyer shall, or shall cause its Affiliate (including an Acquired Company) to: (i) provide to each Transferred Employee (A) base salary, wage rates, other elements of current cash compensation, and cash incentive or bonus compensation opportunity substantially equivalent in the aggregate to such compensation paid to each Transferred Employee by Sellers or any Affiliate of Sellers immediately prior to the Closing Date (which, for the avoidance of doubt, shall take into account any merit increases approved pursuant to the 2021 Honeywell Annual Global Compensation Planning process regardless of whether such increase takes effect prior to, on or after the Closing Date), (B) employment in a position substantially similar to the Transferred Employee’s position immediately prior to the Closing Date (which, for the avoidance of doubt, shall not require the same or similar title), (C) equity-related awards and grants in amounts determined in the sole discretion of Buyer, and (D) other employee benefits equivalent to benefits the Buyer provides to its similarly-situated employees, and (ii) offer terms of employment that shall not require that such Transferred Employee relocate more than 50 miles from his or her business location immediately prior to the Closing Date without such Transferred Employee’s prior consent. Additionally, Seller shall cause all Seller Employee Obligations and Buyer shall cause all Buyer Employee Obligations to be timely paid to the applicable payees thereof in accordance with the terms of the applicable Benefit Plans, programs and arrangements or, to the extent applicable, in accordance with the terms of the applicable Ancillary Agreement or applicable Law. If (1) Seller pays any Buyer Employee Obligations, Buyer shall reimburse Seller for such amounts, and (2) Buyer pays any Sellers Employee Obligations, Seller shall reimburse Buyer for such amounts, in each case, only to the extent such reimbursement obligation has not already been taken into account in the Estimated Net Employee Closing Obligations adjustment in Section 2.4(c). Each of Sellers and Buyer shall use their respective commercially reasonable efforts to cooperate in good faith with the other Party in connection with payment of the Seller Employee Obligations and Buyer Employee Obligations to the payees thereof. Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed to modify the “at will” employment status of the applicable Transferred Employees for any period after the Closing Date.

(d)     Buyer shall not assume any Sellers Benefit Plan and Sellers shall retain all liabilities with respect to all Sellers Benefit Plans, other than with respect to those Sellers Benefit Plans set forth on Section 5.12(d) of the Sellers Disclosure Schedules. Buyer shall (i) give each Transferred Employee credit under each employee benefit plan and personnel policy that covers such Transferred Employee after the Closing Date (including any vacation, sick leave and severance policies) for purposes of eligibility, vesting and level of benefits (including any vacation, sick leave and severance benefits, but excluding any service credit for level of benefits to the extent that such service credit would provide any Transferred Employee with a double benefit) for such Transferred Employee’s service prior to the Closing Date with the Sellers and any of their respective Affiliates, (ii) allow such Transferred Employee to participate in each plan or other arrangement providing welfare benefits (including medical benefits and group insurance) without regard to pre-existing condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on such Transferred Employee by the Sellers’ or their respective Affiliates’ corresponding benefit plans immediately prior to the Closing Date, and (iii) if any of the benefit plans are terminated prior to the end of the plan year that includes the Closing Date, credit such Transferred Employee with any expenses that were covered by the similar plans or arrangements for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

(e)     Sellers and Buyer intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee prior to or upon the occurrence of the Transfer Date, including for purposes of any Sellers Benefit Plan and Labor Contract that provides for separation, termination or severance benefits, and that such Transferred Employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Date, and Sellers and Buyer shall, and shall cause their respective Affiliates to, comply with any requirements under applicable Law to ensure the same. Except for the Sellers Employee Obligations, Buyer or its Affiliates shall bear all of the Liabilities, obligations and costs relating to, and shall be responsible for, any (i) claims made by any Employee for any statutory, common law, contractual or other severance or other separation benefits, and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the parties hereto) and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with (A) the failure of Buyer or its Affiliates to make an offer of employment to or continue the employment of any Employee or any other individual that is entitled to automatically transfer to Buyer or its Affiliates upon the occurrence of the applicable Closing by operation of Law, in each case, in accordance with this Agreement or applicable Law, or (B) the Employee’s refusal to accept an offer of employment from (or to commence employment with), or objection to the automatic transfer of employment to, Buyer or its Affiliates, and (ii) claims relating to the employment of any Transferred Employee on or after their respective Transfer Date, including in respect of any act or omission relating to the employment of any Transferred Employee occurring on or after their respective Transfer Date.

(f)     To the extent applicable, Sellers shall be, or shall cause their respective Affiliates to be, responsible for all health and welfare plan claims incurred by any Transferred Employee prior to the Transfer Date. To the extent applicable, Buyer shall be, or shall cause its Affiliates to be, responsible for all health and welfare plan claims incurred by any Transferred Employee on or after the Transfer Date. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows, as applicable: (i) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits, and (ii) insured short and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. Sellers and their respective Affiliates shall be responsible for all claims for workers compensation benefits that are incurred prior to the Closing Date by any Employee who accepts Buyer’s or one of its Affiliate’s offer of employment. Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Closing Date by any Employee who accepts Buyer’s or one of its Affiliate’s offer of employment and for all claims for workers compensation benefits for all other Transferred Employees. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs. Buyer or its Affiliates shall bear all of the Liabilities, obligations and costs relating to, and shall indemnify and hold harmless Sellers and their respective Affiliates from and against any claims for workers compensation for which Buyer or its Affiliates are liable pursuant this Section 5.12(f). Seller or their Affiliates shall bear all of the Liabilities, obligations and costs relating to, and shall indemnify and hold harmless Buyer and its respective Affiliates from and against any claims for workers compensation for which Sellers or their Affiliates are liable pursuant to this Section 5.12(f).

(g)     If any Employee requires a work permit or employment pass or other legal or regulatory approval for his or her employment with an Acquired Company, Buyer or its Affiliates, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause any such permit, pass or other approval to be obtained and in effect prior to the Transfer Date, and Sellers shall, and shall cause their respective Affiliates to, take all reasonably necessary or appropriate action at Buyer’s expense, as reasonably requested by Buyer, to assist in obtaining any such permits, pass, or other approval prior to the Transfer Date.

(h)     As soon as reasonably practicable after the Transfer Date, Sellers shall, subject to applicable Privacy Law, provide to Buyer and its Affiliates all employment records for each Transferred Employee. Buyer and its Affiliates shall ensure that all such records are used only in connection with the employment of such Transferred Employee and shall keep such employment records confidential to the extent required by Law to do so.

(i)     Unless otherwise required by Law, Buyer shall, or shall cause its relevant Affiliate to, grant each Transferred Employee who accepts Buyer’s or one of its Affiliate’s offer of employment paid time off in an amount equal to such (a) accrued and unused vacation hours, (b) accrued and unused sick time, and (c) other leave that such Transferred Employee is entitled to under applicable Law, as set forth for such Transferred Employee in Section 5.12(i) of the Sellers Disclosure Schedules and such amounts shall be updated by Sellers immediately prior to the Closing Date. If such Transferred Employee terminates employment with the Buyer or an Affiliate prior to using any portion of such paid time off (other than sick time), Buyer shall pay such Transferred Employee an amount equal to compensation for any such accrued and unused vacation hours and other leave that such Transferred Employee is entitled to under applicable Law upon such employment termination, but only to the extent such accrued liabilities are taken into account in the calculation of the Final Working Capital. If accrued and unused vacation hours are not permitted by Law to be carried over to Buyer as described in this Section 5.12(i), immediately prior to the Closing Date, Sellers shall pay to each Transferred Employee who accepts Buyer’s or one of its Affiliate’s offer of employment the amount of compensation with respect to the accrued and unused vacation hours that is due and owing to such Employee as of immediately prior to the Closing Date, as set forth for such Employee in Section 5.12(i) of the Sellers Disclosure Schedules and as updated by Sellers immediately prior to the Closing Date.

(j)     As of the applicable Transfer Date, the Sellers shall permit (or shall cause their respective Affiliates to permit) each Transferred Employee to elect, and the Buyer shall cause the Buyer 401(k) Plan to accept, in accordance with applicable Law and the terms of the Sellers 401(k) Plans and the Buyer 401(k) Plan, a rollover of the account balances (including earnings through the date of transfer and promissory notes evidencing all outstanding loans) of such Transferred Employee under the Sellers 401(k) Plans, if such rollover is elected in accordance with applicable Law and the terms of the Sellers 401(k) Plan and by such employee. Upon completion of a transfer of the account balances of any Transferred Employee, as described in this Section 5.12(j), Buyer and the Buyer 401(k) Plan shall be responsible for all Liabilities of the Sellers and their respective Affiliates under the Sellers 401(k) Plan with respect to any Transferred Employee whose account balance was transferred to the Buyer 401(k) Plan (and his or her respective beneficiaries), and the Sellers and their respective Affiliates and the Sellers 401(k) Plan shall have no Liabilities to provide such participants (or any of their beneficiaries) with benefits under the Sellers 401(k) Plan. In the event that the elections by Transferred Employees pursuant to this Section 5.12(j) in connection with the Closing result in a mass rollover, Sellers and Buyer shall use commercially reasonable efforts to cooperate to effect such mass rollover, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

(k)     Sellers and their respective Affiliates shall remain responsible for making all employer contributions under the Sellers 401(k) Plan with respect to any Transferred Employees relating to periods prior to the applicable Transfer Date. Any such contributions that are unvested in the accounts of Transferred Employees as of the applicable Transfer Date shall be 100% fully-vested under the Sellers 401(k) Plan. On and after the applicable Transfer Date, the Buyer shall be responsible for all employer contributions under the Buyer 401(k) Plan with respect to any Transferred Employees.

(l)     The Parties will take the applicable actions set forth in Section 5.12(l) of the Sellers Disclosure Schedules in respect of Transferred Employees who are principally based outside the United States.

(m)     Prior to Closing, Sellers will provide to Buyer a written agreement by which the union representing workers at the Rock Island facility consents to eliminate all obligations in the Labor Contract relating to the defined benefit pension plan with respect to the applicable Transferred Employees, which obligations shall remain the responsibility of Sellers or their respective Affiliates. From and after the Closing Date, Buyer shall, or shall cause an Affiliate to, (i) honor all obligations under the Labor Contract (as modified pursuant to the first sentence of this Section 5.12(m)) for the Rock Island facility in accordance with its terms to the extent applicable to the Transferred Employees, including all compensation and benefit obligations in relation to service for periods after the Transfer Date, and (ii) recognize the unions or other applicable representative bodies that are party to such Labor Contract with respect to the Transferred Employees.

(n)     No Third Party Beneficiaries. Nothing set forth in this Section 5.12 shall confer any rights or remedies upon any employee or former employee of the Sellers, Buyer or any of their respective Affiliates, any Employee, or any other Person other than the parties hereto and their respective successors and assigns or shall constitute an amendment to any Benefit Plan or any other plan, program, agreement or arrangement covering the Employees or any other employees of Buyer, Sellers or any of their respective Affiliates.

Section 5.13         Restructuring. Prior to the Closing Date, Sellers shall, and shall cause their respective Affiliates to, (i) transfer to the Acquired Companies the properties, rights and assets that would otherwise be Additional Acquired Assets, (ii) transfer to the Acquired Companies all liabilities that would otherwise be Assumed Liabilities, (iii) transfer to Sellers (or designated Affiliates of Sellers) the assets or properties held by the Acquired Companies that Sellers reasonably identify as Excluded Assets, and (iv) transfer to Sellers (or designated Affiliates of Sellers) all liabilities that Sellers reasonably identify as Excluded Liabilities, including by amendment to the U.S. Contribution Agreement, in form and substance reasonably acceptable to Buyer, in each case, in accordance with the Restructuring Plan attached hereto as Exhibit H (the “Restructuring”). Notwithstanding anything herein to the contrary, in no event shall the implementation of the Restructuring be deemed a breach or violation of any provision of this Agreement.

Section 5.14         IP Matters.

(a)     Effective as of the Closing Date, Sellers (on behalf of themselves and their respective Affiliates) do hereby grant to Buyer a perpetual, irrevocable, worldwide, non-terminable, non-sublicenseable (except as set forth within Section 5.14(b)), non-transferable (except as set forth in Section 5.14(c)), non-exclusive, royalty-free license under all Patents and Know-How that are owned by Sellers or any of their respective Affiliates as of the date hereof and are not included in the Transferred Intellectual Property, but are used in the operation of the Business, to develop, make, have made, promote, market, distribute, use, offer for sale, sell and import Business Products and other performance and lifestyle footwear.

(b)     The rights granted in Section 5.14(a) include the right to grant sublicenses within the scope of the license granted in Section 5.14(a) solely to Affiliates of Buyer (but solely for so long as they remain Affiliates of Buyer), with the right to grant further sublicenses in accordance with Section 5.14(b)(ii), and the Contractors of Buyer or its Affiliates, but only to the extent necessary for such Contractors’ performances of services for, or on behalf of, Buyer or its Affiliates in connection with the rights granted in Section 5.14(a). Buyer shall ensure that its sublicensees comply with all of the applicable provisions of Section 5.14(a) and shall be responsible and liable to Sellers and their respective Affiliates in the event that any of its sublicensees fails to comply with Section 5.14(a), Section 5.14(b), Section 5.14(c) or Section 5.14(d).

(c)     Buyer may not assign the rights contained within Section 5.14(a) without the prior written consent of Sellers; provided, that Buyer may assign such rights in whole (but not in part) without the prior written consent of Sellers in connection with any sale, divestiture or spin-off of all or a portion of the assets of the Business.

(d)     Buyer shall, and shall cause its Affiliates and sublicensees to, use, at a minimum, the same degree of care as such party uses to protect its own confidential information of a similar nature, level of sensitivity and level of confidentiality, but no less than reasonable care, to prevent the unauthorized use, misappropriation, disclosure or publication of any Know-How licensed pursuant to Section 5.14(a) that is (A) listed in Section 5.14(d) of the Sellers Disclosure Schedules, (B) otherwise marked as the confidential information of Sellers or its Affiliates (other than the Acquired Companies) and made available to Buyer on or prior to Closing, or (C) identified by Sellers as confidential within sixty (60) days of Closing, and not, at any time, misappropriate, disclose or make available, directly or indirectly, to any third party such confidential information as set forth in each of clauses (A), (B), and (C). The foregoing shall not apply to any such information which (i) lawfully is or becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation of Buyer, (ii) was disclosed to Buyer by a third party, provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation to Sellers in respect of such information, (iii) was in Buyer’s possession prior to the Closing (other than through a confidential disclosure from Sellers or any of their Affiliates to Buyer), or (iv) is independently developed by Buyer after the Closing without use of, and without access to, any Know-How licensed pursuant to Section 5.14(a) and listed in Section 5.14(d) of the Sellers Disclosure Schedules, in each of clauses (iii) and (iv), as shown by documentary evidence. Notwithstanding anything to the contrary herein, Buyer may disclose such information when such disclosure is compelled pursuant to a Legal Proceeding by or before any Governmental Body, or as otherwise required by Law or a Governmental Body, provided that, in such event, such Buyer shall provide Sellers with prompt, advance notice of such compulsion or requirement, to allow intervention (and shall cooperate with Sellers) to contest or minimize the scope of the disclosure (including through application for a protective order).

(e)     Effective as of the Closing Date, Buyer (on behalf of itself and its Affiliates) does hereby, grant to Sellers and its Affiliates (but solely for so long as they remain Affiliates of Sellers) a perpetual, irrevocable, worldwide, non-terminable, non-sublicenseable (except as set forth within Section 5.14(f)), non-transferable (except as set forth within Section 5.14(g)), non-exclusive, royalty-free license under (i) the Patents included in the Transferred Intellectual Property to make, have made, use, offer for sale, sell and import products and services other than footwear and (ii) the Know-How included in the Transferred Intellectual Property to make, have made, use, offer for sale, sell and import products and services other than footwear (collectively, the products and services set forth in clause (i) and (ii), “Sellers Products”). With respect to Patents licensed to Seller pursuant to this Section 5.14(e), Sellers will comply with all applicable marking requirements.

(f)     The rights granted in Section 5.14(e) include the right to grant sublicenses within the scope of the license granted in Section 5.14(e) solely to the Contractors of Sellers or their respective Affiliates, but only to the extent necessary for such Contractors’ performances of services for, or on behalf of, Sellers or their respective Affiliates in connection with the rights granted in Section 5.14(e). Sellers shall ensure that their sublicensees comply with all of the applicable provisions of Section 5.14(e) and shall be responsible and liable to Buyer in the event that any of its sublicensees fails to comply with Section 5.14(e), Section 5.14(f), Section 5.14(g) or Section 5.14(h).

(g)     Sellers may not assign the rights contained within Section 5.14(e) without the prior written consent of Buyer; provided, that Sellers may assign such rights in whole or in part without the prior written consent of Buyer in connection with any sale, divestiture or spin-off of all or substantially all of the assets of Sellers’ and/or their respective Affiliates’ business relating to the development, license, promotion, marketing, manufacture, distribution, sale, offer for sale, and commercialization of the Sellers Products; and

(h)     Sellers shall, and shall cause their respective Affiliates and sublicensees to, use, at a minimum, the same degree of care as such party uses to protect its own confidential information of a similar nature, level of sensitivity and level of confidentiality, but no less than reasonable care, to prevent the unauthorized use, misappropriation, disclosure or publication of any Know-How licensed pursuant to Section 5.14(e), and not, at any time, misappropriate, disclose or make available, directly or indirectly, to any third party such confidential information. The foregoing shall not apply to any such information which (i) lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation by Sellers, (ii) was disclosed to Sellers by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information, or (iii) is independently developed by Sellers after the Closing without use of, and without access to any Know-How licensed pursuant to Section 5.14(e), as shown by documentary evidence. Notwithstanding anything to the contrary herein, Sellers may disclose such information when such disclosure is compelled pursuant to a Legal Proceeding by or before any Governmental Body, or as otherwise required by Law or a Governmental Body, provided that, in such event, such Sellers shall provide Buyer with prompt, advance notice of such compulsion or requirement, to allow intervention (and shall cooperate with Buyer) to contest or minimize the scope of the disclosure (including through application for a protective order).

(i)     Neither Section 5.14(a) nor Section 5.14(e) shall obligate any party to deliver any further information or tangible materials to the other party beyond that set forth elsewhere in this Agreement.

(j)     Buyer shall have the sole responsibility, at its sole cost and expense (including any expenses associated with obtaining any required notarizations, certifications or apostilles, or with any other local requirements), to prepare and file any applicable Intellectual Property Rights assignment agreements and any other forms or documents with the appropriate Governmental Body as required to record the transfer of any registrations or applications of Transferred Intellectual Property, and Sellers hereby consent to such recordation provided that the terms and conditions of any such assignment agreements, forms and documents are substantially similar in form and substance to (and contain no material additional representations, warranties, covenants or indemnities other than) the term and conditions of the Trademark Assignment Agreement as set forth in Exhibit F or the Patent Assignment Agreement as set forth in Exhibit E. Any such assignment agreements, forms and documents (other than the Trademark Assignment Agreement set forth in Exhibit F or the Patent Assignment Agreement set forth in Exhibit E) shall be subject to Sellers’ approval, not to be unreasonably withheld. Sellers will execute and deliver to Buyer any such assignment agreements and provide reasonable assistance and assurance to Buyer in recording the transfer of ownership of Transferred Intellectual Property.

(k)     Upon the Closing, and except as expressly permitted pursuant to Section 5.14(a), Section 5.15(a), Section 5.15(c), or an Ancillary Agreement, Buyer and its Affiliates shall not have the right to use, and shall cause the Acquired Companies to cease any use of, any Excluded Intellectual Property.

Section 5.15         Other Copyright and Trademark Matters.

(a)     Buyer hereby acknowledges that all right, title and interest in, to and under the Trademarks set forth on Section 5.15(a) of the Sellers Disclosure Schedules (the “Licensed Marks”) are, or following the Closing will be, owned exclusively by Sellers and their respective Affiliates (other than the Acquired Companies), and that, except as expressly provided in Section 5.15(b), Section 5.15(d), or any applicable Ancillary Agreements, neither Buyer nor any of its Affiliates (including the Acquired Companies) have any right to use the Licensed Marks.

(b)     Sellers hereby acknowledge that Buyer and its Affiliates, shall, for a period of one-hundred and eighty (180) days after the Closing Date (the “Transitional Period”), be entitled to (i) use the Licensed Marks solely in connection with the manufacturing, selling, offering for sale, distributing, providing and promoting any products included in the Business Products that were manufactured by or on behalf of the Business prior to the Closing and are held as inventory by, or in transit to or from, Sellers or their respective Affiliates as of the Closing (such Business Products, “Existing Products”) or in advertisements, promotional materials, packaging and other documents and materials associated with Existing Products as of the Closing (“Existing Materials”), as well as in materials substantially identical to Existing Materials that are produced by Buyer during the Transitional Period, in each case of the foregoing, solely in connection with Existing Products and in a manner consistent with the past practice of the Business, and (ii) use the Copyrights owned by Sellers or any of their respective Affiliates as of the Closing and used in the operation of the Business as of the Closing that are not Transferred Intellectual Property (the “Licensed Copyrights”) in connection with the activities covered in Section 5.15(b)(i). After the Transitional Period, Buyer shall, and shall cause its Affiliates (including the Acquired Companies) to, cease use of the Licensed Marks and Licensed Copyrights and remove or obliterate the Licensed Marks from the Existing Products and any other products, or cease selling, offering for sale, providing and distributing the Existing Products and such other products.

(c)     Buyer hereby acknowledges that Sellers and their respective Affiliates shall for a period of one hundred and eighty (180) days after the Closing Date be entitled to use the Transferred Trademarks in a manner consistent with past practice, solely in connection with selling, offering for sale, distributing, providing and promoting any products outside the scope of the Business that are Retained Inventory, after which period, Sellers shall, and shall cause their respective Affiliates (including the Retained Companies) to, cease use of the Transferred Trademarks and remove or obliterate the Transferred Trademarks from such Retained Inventory, or cease selling, offering for sale, providing and distributing such Retained Inventory.

(d)     Notwithstanding Section 5.15(c), Buyer hereby acknowledges and agrees that Sellers and their respective Affiliates shall be entitled to continue using the “Ranger” name (but, for the avoidance of doubt, not the “Ranger” logo included in the Transferred Trademarks) solely in connection with the manufacturing, selling, offering for sale, distributing, providing and promoting the products set forth on Section 5.15(d) of the Sellers Disclosure Schedules (the “Legacy Products”) and in a manner substantially similar to such use made by Sellers and their respective Affiliates prior to the Closing Date. Buyer shall not, and shall cause its Affiliates not to, use the “Ranger” name, trademarks or logos in connection with Legacy Products. Buyer expressly agrees not to, and shall cause its Affiliates not to, challenge or object to, or assist any Person in challenging or objecting to, the use by Sellers or any of their respective Affiliates of the “Ranger” name on or in connection with Legacy Products and packaging, promotional materials, advertising and other materials used in connection with Legacy Products as permitted above. Sellers and their respective Affiliates shall exercise commercially reasonable efforts to maintain the quality of the Legacy Products at least commensurate with the quality of Sellers’ and their respective Affiliates’ current Legacy Products sold under the “Ranger” name. Neither Sellers nor their respective Affiliates shall register or attempt to register, in any jurisdiction, any Trademark incorporating the “Ranger” name that is confusingly similar to a Transferred Trademark. Within seven (7) days of the Closing Date, Sellers will file a request to surrender US Reg. No 6241948.

(e)     As soon as reasonably practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date, Buyer shall cause the Acquired Companies to change their name to a name that does not contain, incorporate or consist of the name “Honeywell” or any other Seller Mark, or any confusingly similar variation of any of the foregoing (including any Trademarks confusingly similar thereto, derived therefrom or containing the key elements thereof). The Acquired Companies shall promptly deliver to Sellers any relevant documentation evidencing such name change, including any name change amendment and name change notice filed with or submitted to any Governmental Body in each jurisdiction in which such Acquired Company is qualified to do business.

(f)     Any and all goodwill generated by use of the Licensed Marks under this Section 5.15 shall inure solely to the benefit of Sellers and their respective Affiliates. In any event, Buyer shall not, and shall cause its Affiliates not to, use the Licensed Marks in any manner that would reasonably be expected to damage or tarnish the reputation of Sellers or their respective Affiliates or the goodwill associated with the Licensed Marks. Any and all goodwill generated by use of the Transferred Trademarks under this Section 5.15 shall inure solely to the benefit of Buyer and its respective Affiliates. In any event, Sellers shall not, and shall cause its Affiliates not to, use the Transferred Trademarks in any manner that would reasonably be expected to damage or tarnish the reputation of Buyer or its Affiliates or the goodwill associated with the Transferred Trademarks.

(g)     Buyer agrees that Sellers, their respective Affiliates, their respective Representatives, and their respective successors and assigns shall have no responsibility for claims made by third parties arising out of, or relating to, (i) the Acquired Companies’ and their respective Affiliates’ use of the Licensed Marks after the Closing in any manner or (ii) the sale, offer for sale, distribution, provision or promotion by or on behalf of Buyer or any of its Affiliates (including the Acquired Companies) of the Business Products using the Licensed Marks. In addition to any and all remedies, from and after the Closing, Buyer and each of its applicable Affiliates (including the Acquired Companies) shall indemnify and hold harmless Sellers, their respective Affiliates, their respective Representatives, and their respective successors and assigns from and against, and shall pay and reimburse all such parties for, any and all Losses that result from or arise out of the use of the Licensed Marks by or on behalf or Buyer or its Affiliates (including the Acquired Companies).

(h)     Sellers agrees that Buyer and its Affiliates, their respective Representatives, and their respective successors and assigns shall have no responsibility for claims made by third parties arising out of, or relating to, (i) Sellers’ and their respective Affiliates’ use of the Transferred Trademarks after the Closing in any manner or (ii) the sale, offer for sale, distribution, provision or promotion by or on behalf of Sellers or any of their respective Affiliates of the Retained Inventory using the Transferred Trademarks. In addition to any and all remedies, from and after the Closing, Sellers and each of their applicable Affiliates shall indemnify and hold harmless Buyer and its Affiliates, their respective Representatives, and their respective successors and assigns from and against, and shall pay and reimburse all such parties for, any and all Losses that result from or arise out of the use of the Transferred Trademarks by or on behalf or Sellers or their respective Affiliates.

Section 5.16         Ancillary Agreements. On the Closing Date, each of Buyer and Sellers shall (and, if applicable, each shall cause their respective Affiliates to) execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed prior thereto.

Section 5.17         Bulk Sales. Buyer hereby waives compliance by Sellers and their respective Affiliates with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Additional Acquired Assets to Buyer.

Section 5.18        Receivables. From and after the Closing, if either Party receives any (a) funds intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any of the Ancillary Agreements, the receiving Party shall (i) notify and (ii) forward such funds to the other Party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds, whether in connection with a dispute under this Agreement or any of the Ancillary Agreements or otherwise) or (b) mail, courier package, facsimile transmission, purchase order, invoice, service request or other document intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any of the Ancillary Agreements, the receiving Party shall (i) notify and (ii) forward such document to the other Party. Prior to the Closing, the Parties shall use reasonable best efforts to agree to a reasonable protocol for settlement of amounts in accordance with this Section 5.18.

Section 5.19         Credit Support for the Business.

(a)     Buyer shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Closing, the termination or replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support (“Credit Support Instruments”) provided by or through Sellers or any their respective Affiliates (including in the form of a parent company guarantee) for the benefit of the Business prior to the Closing (“Sellers Credit Support Instruments”), with alternate arrangements that do not require any credit support from Sellers or any of their respective Affiliates following the Closing, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Sellers Credit Support Instrument to the originating bank and such bank’s confirmation to Sellers of cancelation thereof) indicating that none of Sellers or any of their respective Affiliates will, effective from and after the Closing, have any liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to Sellers.

(b)     In furtherance of Section 5.19(a), to the extent required to obtain a removal or release from a Sellers Credit Support Instrument, Buyer, or its applicable Affiliate, shall (x) offer to the applicable third party beneficiary of such Sellers Credit Support Instrument a letter of credit from a third party with a credit rating of at least A+/A1 as determined by Standard & Poor’s or Moody’s, as applicable, and in the same amount and on the same terms as such Sellers Credit Support Instrument or (y) execute an agreement substantially in the form of the existing Sellers Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing Sellers Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which Buyer, or its applicable Affiliate, would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by Buyer, or its applicable Affiliate.

(c)     If Buyer is unable to obtain, or to cause to be obtained, all releases from Sellers Credit Support Instruments pursuant to Section 5.19(a) and Section 5.19(b) on or prior to the Closing, (i) without limiting Buyer’s obligations under Article 9, Buyer shall indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of Article 9 and to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to such Credit Support Instruments that are in the form of a letter of credit or bank guarantee, Buyer shall provide Sellers with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to Sellers, against losses arising from all such Credit Support Instruments, or if Sellers agree in writing, cash collateralize the full amount of any outstanding Credit Support Instrument with respect to which such release has not been obtained and (iii) except as set forth in Section 5.19(c) of the Sellers Disclosure Schedules, with respect to such Credit Support Instrument, each of Sellers and Buyer, agree, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Closing, not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any of its Affiliates is or may be liable under such Credit Support Instrument unless all obligations of the other Party, and its applicable Affiliates, are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party.

(d)     Promptly following a request by Sellers with respect to any unreturned and/or unreleased Sellers Credit Support Instrument, Buyer shall provide to Sellers a bond or letter of credit from a third party with a credit rating of at least A+/A1 as determined by Standard & Poor’s or Moody’s, as applicable, and in the same amount and on the same terms as such Sellers Credit Support Instrument, and the Parties acknowledge and agree that at any time on or after the Closing Date, Sellers may take any action to terminate, obtain release of or otherwise limit its liability under any and all outstanding Sellers Credit Support Instruments.

Section 5.20        Termination of Overhead and Shared Services. Buyer acknowledges and agrees that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date, (a) all Overhead and Shared Services provided to the Business shall cease and (b) Sellers and their respective Affiliates shall have no further obligation to provide any such Overhead and Shared Services to the Business.

Section 5.21         Further Assurances. Following the Closing, and subject to the terms and conditions of this Agreement (including Section 2.7), each of Buyer and Sellers shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and subject to the other terms and conditions of this Agreement, in the event that Buyer, Sellers or any of their respective Affiliates discovers following the Closing that (a) any Additional Acquired Asset was inadvertently not transferred and delivered to Buyer at the Closing, the discovering party shall promptly notify the other party and Sellers shall, as soon as reasonably practicable thereafter, transfer and deliver such Additional Acquired Asset to Buyer in accordance with the terms of this Agreement at Sellers’ expense, (b) any Excluded Asset was transferred or delivered to Buyer at the Closing (including as an asset or property held by an Acquired Company), the discovering party shall promptly notify the other party and Buyer shall, as soon as reasonably practicable thereafter, transfer or deliver, as applicable, such Excluded Asset to Sellers at Sellers’ expense, (c) any Assumed Liability was inadvertently not transferred and delivered to Buyer at the Closing, Sellers shall promptly transfer and deliver such Assumed Liability to Buyer in accordance with the terms of this Agreement at Sellers’ expense, or (d) any Excluded Liability was inadvertently transferred to Buyer at the Closing, Buyer shall promptly transfer such Excluded Liability back to Sellers at Sellers’ expense.

Section 5.22        Deed Instructions. In the event that a Governmental Body requires Buyer and/or its Affiliates to remediate Hazardous Substances at the Transferred Facility, or in the event Buyer and/or its Affiliates sell or transfer the Transferred Facility to a third party, Buyer and/or its Affiliates agree (to the extent allowed under applicable Laws and/or customary practice, and at Buyer’s or such Affiliate’s sole cost and expense) to record with the recorder’s office, or other appropriate office having jurisdiction over the real property where the Transferred Facility is located, a Land Use Restriction with respect to such real property, which Land Use Restriction shall run with the land and bind Buyer and all future owners of the real property.

Section 5.23         R&W Insurance Policy. Prior to and after the Closing, Buyer shall take all commercially reasonable actions necessary to complete the conditions in the R&W Insurance Policy.  Buyer acknowledges and agrees that any R&W Insurance Policy shall at all times provide that the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Sellers (except in the case of fraud by the Sellers (under Delaware law) with respect to the representations and warranties set forth in Article 3).  Buyer shall maintain the R&W Insurance Policy in full force and effect after the Closing Date and shall not, and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the R&W Insurance Policy (i) with respect to the waiver of subrogation set forth therein or (ii) in any  manner that would reasonably be expected to increase or expand the ability or rights of the insurer thereunder to bring an action against, or otherwise seek recourse from, the Sellers or any of their respective Affiliates. Buyer is solely responsible for any and all costs, expenses or other payments related to the R&W Insurance Policy and, prior to and after the Closing, as applicable, Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions and Taxes related to such policy, any retention amounts, and all other fees and expenses associated with such policy.  Notwithstanding anything to the contrary herein, neither any revocation, waiver, cancellation or modification of the R&W Insurance Policy after the Closing Date, nor any inability of, nor any denial by the provider of the R&W Insurance Policy, to pay any Losses contemplated by the R&W Insurance Policy, shall result in liability under Article 9 to the Sellers which is in excess of the liability of the Sellers contemplated under Article 9.

Section 5.24         Termination of Intercompany Agreements.

(a)     Except as set forth in Section 5.24(a) of the Sellers Disclosure Schedules, effective as of the Closing Date, Sellers and the Retained Companies, on the one hand, and Buyer and each of the Acquired Companies, on the other hand, hereby terminate any and all Contracts, arrangements, commitments and understandings, oral or written between such parties and in existence as of the Closing Date (“Intercompany Agreements”), excluding all intercompany accounts payable or accounts receivable in effect or accrued as of the Closing Date, which shall comprise Business Accounts Payable and Business Accounts Receivable, respectively. No such terminated Intercompany Agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. Buyer, Sellers, the Retained Companies and the Acquired Companies hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b)     The provisions of Section 5.24(a) shall not apply to any of the following Intercompany Agreements (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement expressly contemplated by this Agreement or Ancillary Agreement to be entered into by either Party or any of its Affiliates); (ii) any Intercompany Agreements to which any third party is a party, including any Shared Contracts; (iii) any other Intercompany Agreements that this Agreement or any Ancillary Agreement expressly contemplates will survive the Closing Date; and (iv) those Intercompany Agreements set forth on Section 5.24(a) of the Sellers Disclosure Schedules.

Section 5.25         Indemnification of Directors and Officers.

(a)     Buyer agrees that all rights of indemnification, advancement of expenses, exculpation and limitation of liabilities existing in favor of the current or former directors or officers of the Acquired Companies (collectively, the “D&O Indemnitees”) as provided in the Acquired Companies’ Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnitee and Sellers and their respective Affiliates, in each case as in effect on the date of this Agreement with respect to matters occurring prior to the Closing, shall survive the Closing and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, for a period of six (6) years after the Closing, Buyer shall (i) cause the Organizational Documents of the Acquired Companies to contain provisions no less favorable with respect to indemnification, exculpation and limitation of liabilities of the D&O Indemnitees and advancement of expenses than are set forth as of the date of this Agreement in the Organizational Documents of the Acquired Companies and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of the D&O Indemnitees thereunder.

(b)     The provisions of this Section 5.25 shall (i) survive the Closing, (ii) are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnitees, their respective heirs and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Following the Closing, in the event that Buyer or the Acquired Companies or any of their respective successors or assigns (x) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (y) transfers or conveys all or substantially all of its properties and assets to any Person, or if Buyer dissolves the Acquired Companies, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or the Acquired Companies assume the obligations set forth in this Section 5.25.

(c)     Buyer hereby acknowledges that the D&O Indemnitees have or may, in the future, have certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other Indemnitors”). Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnitee by Buyer, an Acquired Company or any Other Indemnitor, whether pursuant to any certificate of incorporation, bylaws, partnership agreement, operating agreement, indemnification agreement or other Contract or pursuant to this Section 5.25 (any of the foregoing, an “Indemnification Obligation”), Buyer shall, and shall cause the Acquired Companies to, (A) be the indemnitors of first resort (i.e., the Acquired Companies’ obligations to a D&O Indemnitee shall be primary and any obligation of the Other Indemnitors shall be secondary) and (B) at all times, be required to advance, and be liable, jointly and severally, for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that a D&O Indemnitee may have against the Other Indemnitors. Furthermore, Buyer irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the D&O Indemnitees must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before any Buyer or the Acquired Companies must perform their expense advancement, reimbursement and indemnification obligations under this Agreement. Buyer hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnitee with respect to any claim for which a D&O Indemnitee has sought indemnification from Buyer or an Acquired Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnitee against Buyer or an Acquired Company, and Buyer and the Acquired Companies shall indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such D&O Indemnitees to the extent such amounts would have otherwise been payable by Buyer or an Acquired Company under any Indemnification Obligation.

Section 5.26         Financing.

(a)     Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to, do the following:

(i)     satisfy (or if deemed advisable by Buyer, seek waiver of), or cause to be satisfied, on a timely basis all conditions to Buyer obtaining the Financing set forth therein;

(ii)     negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contemplated by the Commitment Letter (including any related flex provisions);

(iii)     timely prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Financing;

(iv)     commence the syndication activities contemplated by the Commitment Letter; and

(v)     take such actions as may be necessary to consummate the Financing at or prior to Closing.

Any breach by Buyer of any Commitment Letter or other material Financing Document shall be deemed to be a breach by Buyer of this Section 5.26(a). Buyer shall give Sellers prompt written notice, subject to disclosure limitations under applicable Law, (A) of any breach or default by any party to any Commitment Letter or other Financing Document of which Buyer becomes aware, (B) if and when Buyer becomes aware that any portion of the Financing contemplated by any Commitment Letter may not be available for the Financing Purposes, (C) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual breach, default, termination or repudiation by any party to any Commitment Letter or other Financing Document or (2) material dispute or disagreement between or among any parties to any Commitment Letter or other Financing Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or Financing Documents), and (D) of any expiration or termination of any Commitment Letter or other Financing Document. Subject to applicable Law, without limiting the foregoing, Buyer shall keep Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and provide to Sellers executed copies of the definitive documents related to the Financing and copies of any of the written notices or communications described in the preceding sentence. If any portion of the Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the applicable Commitment Letter (after taking into account flex terms), Buyer shall use commercially reasonable efforts to arrange and obtain alternative financing, including from alternative sources, on terms that in the aggregate are not materially less favorable to Buyer than the Financing contemplated by the applicable Commitment Letter and in an amount that is sufficient to replace any unavailable portion of the Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 5.26(a) shall be applicable to the Alternative Financing, and, for the purposes of this Section 5.26(a), all references to the Financing shall be deemed to include such Alternative Financing and all references to the applicable Commitment Letter or other Financing Documents shall include the applicable documents for the Alternative Financing. Buyer shall (1) comply in all material respects with each Commitment Letter and each definitive agreement with respect thereto (collectively, with the Commitment Letter, the “Financing Documents”), (2) use commercially reasonable efforts to enforce its rights under each Commitment Letter and other Financing Document, including (x) diligently and in good faith analyzing potential litigation claims, (y) initiating and diligently pursuing all valid claims necessary to enforce such rights, and (z) subject to the satisfaction or waiver of the conditions precedent thereto, causing Lender and other financing sources to fund the Financing at or prior to the time the Closing should occur pursuant to Section 2.4, and (3) not permit, without the prior written consent of Sellers, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, any Commitment Letter or other Financing Document or the fee letter referred to in the Commitment Letter, including any such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) materially reduce the aggregate amount of the Financing thereunder (including by changing the amount of fees to be paid or original issue discount thereof), or (y) impose any new or additional material condition, or otherwise amend, modify or expand any material condition, to the receipt of any portion of the Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of any portion of the Financing (or satisfaction of any condition to obtaining any portion of the Financing) less likely to occur or (III) adversely impact the ability of Buyer to enforce its rights against any other party to any Commitment Letter or other Financing Document, the ability of Buyer to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby.

(b)     Buyer shall indemnify and hold harmless Sellers Related Parties from and against any and all damages incurred, directly or indirectly, in connection with the Financing or any information provided in connection therewith. Buyer shall promptly reimburse Sellers and their respective Affiliates for all out-of-pocket costs (including reasonable attorneys’ fees and ratings agencies’ fees) incurred by Sellers or any of their respective Affiliates in connection with the Financing.

(c)     Subject in all respects to Section 5.2 of this Agreement, Sellers shall, and shall cause the Acquired Companies to, use their respective commercially reasonable efforts to provide all such reasonable assistance and cooperation in connection with the Financing as may be reasonably requested by Buyer, including (i) furnishing financial and other information relating to the Acquired Companies to Buyer and Lender that is reasonably necessary for the completion of the Financing by Lender, including information regarding the business, operations, financial projections and prospects of such party that is customary for such financing, (ii) furnishing Buyer and any Lender promptly, and in any event at least three (3) Business Days prior to the Closing Date, with all documentation and other information that any Lender reasonably determines is required by regulatory authorities with respect to the Financing under applicable “know your customer” and anti-laundering rules and regulations, including the U.S.A. Patriot Act of 2001, as amended, in each case, to the extent that such documentation and information has been reasonably requested in writing at least fifteen (15) Business Days prior to the Closing Date, (iii) obtaining documents reasonably requested by Buyer or Lender relating to the repayment of existing Indebtedness of the Acquired Companies and the release of related Encumbrances, and (iv) providing reasonable and customary access, information and other assistance with the preparation of a field exam and inventory appraisal; provided, that the Sellers and Acquired Companies, and their respective directors, officers and employees, shall not be required to pay any commitment or other similar fee or incur any other liability or expense in connection with the Financing prior to the Closing. Notwithstanding anything in this Agreement to the contrary, Sellers shall not be required to deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters.

Section 5.27         Personal Data, Information Security and Customer Lists. Each Party shall perform its respective obligations under this Agreement in compliance with all applicable Privacy Laws. Buyer shall implement appropriate security measures to protect Personal Data received by it from Sellers or any of their respective Affiliates and treat any Personal Data received by it from Sellers or any of their respective Affiliates as confidential and shall not disclose such information to any third party or use it in any way other than for the permitted purposes under this Agreement. The obligations under this Section 5.27 shall survive the expiration or termination of this Agreement.

Section 5.28         Non-competition. Each Seller agrees as follows:

(a)     During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Non-Competition Period”), each Seller shall not, and shall cause its Affiliates to not, engage in or assist others to engage in the ownership, management, or control of, lend money or capital to, or invest capital in, any business or Person that engages in the development, license, promotion, marketing, manufacture, distribution, sale, offer for sale, or commercialization of (i) recreational, performance, or lifestyle footwear or (ii) footwear for commercial fisherman or boating (the “Restricted Categories”), anywhere in the world; provided, however, that this Section 5.28 shall in no event prohibit or otherwise restrict Sellers or any of their respective Affiliates from engaging in the development, license, promotion, marketing, manufacture, distribution, sale, offer for sale, or commercialization of products in substantially the same manner as currently developed, licensed, promoted, marketed, manufactured, distributed, sold, offered for sale, or commercialized by Sellers or their respective Affiliates as of the date hereof (after giving effect to the transactions contemplated by this Agreement) (the “Retained Business”); provided further, that such Seller and its Affiliates shall not be prohibited from owning up to five percent (5%) of the outstanding stock of a corporation that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Seller and its Affiliates have no active participation in connection with the business of such corporation. For the avoidance of doubt, the Restricted Categories shall not include safety, industrial or protective footwear or footwear for use by first responders. Notwithstanding the provisions of this Section 5.28(a), Sellers and their respective Affiliates may enter into transactions of any form or nature involving acquisitions of or majority investments in any Person that conducts business or otherwise engages in a Restricted Category (such Person, a “Competing Person”), if the fair market value of the business attributable to the applicable Restricted Category (as of the closing date for the acquisition) is no higher than 15% of the entire fair market value of the Competing Person, taken as a whole.

(b)     During the Non-Competition Period, such Seller shall not, and shall cause its Affiliates to not, induce or attempt to induce any employee of the Acquired Companies to leave the employ of such Acquired Companies, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.28(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by an Acquired Company or (ii) after six (6) months from the date of termination of employment, any employee whose employment with an Acquired Company has been terminated by such employee.

(c)     Each Seller acknowledges that a breach of this Section 5.28 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)     Each Seller acknowledges that the restrictions contained in this Section 5.28 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.28 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law (but in no event greater than as provided in the covenant itself). The covenants contained in this Section 5.28 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.29        Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, neither the Acquired Companies nor the Seller shall take any action to encourage, initiate or engage in discussions or negotiations with any Person (other than Buyer and its Affiliates and Representatives) concerning any sale of the equity interests of, or sale of all or substantially all of the assets of (including by merger or consolidation), the Sellers related to the Business or the Acquired Companies (other than assets sold in the ordinary course of business).

Section 5.30        Post-Closing Delivery of Audited Financial Statements. Solely to the extent the Closing has not occurred by March 31, 2021, Sellers agree to cause their independent registered public accounting firm to provide audited carve out financial statements for the Business as of and for the two years ended December 31, 2020, at Sellers’ sole cost, as soon as reasonably practicable following Closing, but in no event later than sixty (60) days following the Closing Date.

Section 5.31         Registration Requirements in the People’s Republic of China.

(a)     As promptly as practicable after the execution of this Agreement, Buyer shall, or shall cause its Affiliates to, undertake any actions required to be taken by them in order to timely and properly register the sale from Honeywell China to Buyer (or its Buyer Designated Transferee) of the Acquired Company Interests of HSPC pursuant to this Agreement with the appropriate Governmental Body, including, but not limited to, certification of Buyer’s (or its Buyer Designated Transferee’s) certificate of incorporation or formation by the Secretary of State (or equivalent Governmental Body) of the applicable state of incorporation or formation, certification of such certificate of incorporation or formation by the U.S. Department of State, and legalization of such authenticated certificate of incorporation or formation by the Chinese embassy or consulate in the U.S., as applicable.  In accordance with the foregoing, (i) no later than three (3) Business Days after the execution of this Agreement, Buyer shall file an application or request with the applicable Secretary of State (or equivalent Governmental Body) of the applicable state of incorporation or formation for the certification of such certificate of incorporation or formation, (ii) no later than three (3) Business Days after the certification of such certificate of incorporation or formation by the applicable Secretary of State, Buyer shall file an application or request with the U.S. Department of State for the certification of such certificate of incorporation or formation, (iii) as promptly as practicable after the certification of such certificate of incorporation or formation by the U.S. Department of State, Buyer shall file an application or request with the Chinese embassy or consulate in the U.S., as applicable, for the legalization of such authenticated certificate of incorporation or formation, and (iv) no later than the later of (A) the Closing Date or (B) as promptly as practicable after the legalization of such certificate of incorporation by the Chinese embassy or consulate in the U.S., Buyer shall file an application with the local Administration of Market Regulation in Chuzhou for registration of the sale from Honeywell China to Buyer (or its Buyer Designated Transferee) of the Acquired Company Interests of HSPC.

(b)     During the period commencing on the Closing Date and ending on the date upon which Buyer becomes the registered owner of HSPC pursuant to the process set forth in Section 5.31(a) (the “China Registration Period”), the Parties shall fully cooperate with each other to operate the Business of HSPC in the ordinary course of business consistent with past practice and subject in all cases to the chops protocols set forth in Exhibit I, the terms of HSPC’s Organizational Documents, applicable Law, and the applicable terms of the Transition Services Agreement and this Agreement, including, but not limited to, Sellers’ provision of reasonable assistance to ensure that Buyer submits, or causes HSPC to submit, all applications, responses and other reports that Sellers deem reasonably necessary for HSPC to remain in compliance with all applicable Law, including, but not limited to, the Governmental Approvals set forth in Exhibit I attached hereto. In furtherance of the foregoing, the Parties agree that, during the China Registration Period, the individuals set forth in Section 5.31(b) of the Disclosure Schedules (collectively, “HSPC Management Team Members”) shall remain in their current roles and shall act in accordance with Buyer’s direction; provided that, during the China Registration Period, Buyer shall (i) reasonably consult with, and consider in good faith and implement the reasonable comments, recommendations and advice of, the Sellers with respect to (A) any actions taken outside of the ordinary course of business consistent with past practice, (B) any actions relating to compliance with applicable Law, and (C) any actions requiring shareholder approval under HSPC’s Organizational Documents, and (ii) shall not take any action that would cause Sellers or any of their respective Affiliates to incur any Liability that would not be fully indemnifiable pursuant to Section 9.2(b)(iii). The Parties further agree that, during the China Registration Period, (x) the chops protocols set forth on Exhibit I and HSPC’s Organizational Documents shall in no event be modified without the mutual agreement of Buyer and Sellers and (y) each Party shall give the other Party prompt notice of any notice or other communication received by such Party from any Governmental Body relating to, involving or otherwise affecting HSPC or any Action commenced or, to the knowledge of such Party, threatened against, relating to, involving or otherwise affecting HSPC.

(c)     In furtherance of the foregoing, Buyer shall keep Sellers, and Sellers shall keep Buyer, fully informed of all matters, discussions and activities relating to the actions contemplated by this Section 5.31.

Section 5.32      Environmental Matters. As promptly as practicable after the execution of this Agreement, Sellers shall, or shall cause their respective Affiliates to, at their sole cost, use their respective commercially reasonable efforts to undertake the actions and obtain and deliver copies to Buyer of the deliverable(s) set forth on Section 5.32 of the Sellers Disclosure Schedules (the “Environmental Deliverables”). From and after the Closing, to the extent that any of the Environmental Deliverables have not been obtained prior to the Closing Date, Buyer shall, and shall cause HSPC to, (i) fully cooperate with and provide reasonable assistance to Sellers in promptly obtaining any such remaining Environmental Deliverables, including, but not limited to, causing HSPC to timely submit all applications, responses and other reports that Sellers deem reasonably necessary for HSPC to obtain such remaining Environmental Deliverables, (ii) give Sellers prompt notice of any notice or other communication received by Buyer or any of its Affiliates (including HSPC) from any third party (including any Governmental Body) relating to, involving or otherwise affecting the actions set forth on Section 5.32 of the Sellers Disclosure Schedules or the Environmental Deliverables, and (iii) not take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such Environmental Deliverables.

Article 6

TAX MATTERS

Section 6.1         Transfer Taxes. All Transfer Taxes imposed by any Tax Authority, regardless of the Person on whom such Taxes are imposed, resulting from this Agreement and the transactions contemplated hereby shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. Buyer shall be responsible for the timely filing of any Tax Return relating to Transfer Taxes, except to the extent that Sellers are responsible for the filing of any such Tax Return under applicable Law. Buyer and Sellers shall reasonably cooperate with each other in order to (i) minimize Transfer Taxes to the extent reasonably practicable and (ii) enable Buyer to timely file any Tax Return relating to Transfer Taxes.

Section 6.2          Real Estate and Property Taxes. For purposes of this Agreement and the Ancillary Agreements, any real estate Tax, personal property and intangible property Taxes, which Taxes have been determined by Sellers to be attributable specifically to the Business (“Property Taxes”), applicable to periods beginning before the Closing Date and ending after the Closing Date (“Apportioned Obligations”) shall be allocated between Sellers and Buyer pro rata based on the number of days that occur on or before the Closing Date, on the one hand, and after the Closing Date, on the other hand. Each Party hereto shall cooperate in assuring that, to the extent practicable, Apportioned Obligations the payment of which is due on or prior to the Closing Date are billed directly to and paid by Sellers, and that Apportioned Obligations whose payment is due after the Closing Date are billed directly to and paid by Buyer. On the Closing Date, Sellers shall deliver to Buyer any bill received by it prior to the Closing Date in respect of any Apportioned Obligations not yet due and payable and Sellers and Buyer shall each present or cause to be presented a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.2 (together with such supporting evidence as may be reasonably requested), and they shall calculate the amount by which such reimbursement owed to one Party exceeds that owed to the other (the “Proration Amount”), and on such date the Proration Amount so determined shall be promptly paid by the Party owing it to the other. In the event that Buyer or Sellers receive any refund, rebate or similar payment for any Property Taxes, which are Apportioned Obligations, after the deduction of any related costs by Buyer, the parties hereto agree that such payment will be apportioned between Sellers and Buyer on the basis of their respective ownership of the taxed assets during the assessment period. In the event that it is determined subsequent to the Closing Date that additional Property Taxes which are Apportioned Obligations are required to be paid, the parties hereto agree that such additional Taxes will be apportioned between Sellers and Buyer on the basis of their respective ownership of the taxed assets during the assessment period. Buyer shall be responsible for the timely filing of any Tax Return relating to Property Taxes, except to the extent that Sellers are responsible for the filing of any such Tax Return under applicable Law. Buyer and Sellers shall reasonably cooperate with each other in order to (i) minimize Property Taxes to the extent reasonably practicable and (ii) enable Buyer to timely file any Tax Return relating to Property Taxes.

Section 6.3           Tax Returns.

(a)     Pre-Closing Returns. Sellers shall prepare and file, or shall cause to be prepared and filed at its cost, all Tax Returns required by applicable Law to be filed by the Acquired Companies for any Pre-Closing Tax Period on a timely basis (taking into account any extensions received from the relevant Tax Authorities). All Tax Returns for any Pre-Closing Tax Period shall be prepared in accordance with applicable legal requirements, and to the extent not inconsistent with applicable legal requirements, the past practice of each Acquired Company in preparing Tax Returns. All Taxes indicated as due and payable on such Tax Returns shall be paid by Sellers as and when required by Law. Seller shall provide Buyer with copies of any Tax Returns for Pre-Closing Tax Periods (for the avoidance of doubt, only if such Tax Returns are solely with respect to the Business, or with respect to HSPC, UK Footwear Holdings Limited or Mexico FW Holdings S de R.L. de C.V.) prepared pursuant to Section 6.3(a) at least thirty (30) days before the applicable due date (taking into account any extensions received from the relevant Tax Authorities). Seller shall accept and reflect any comment that the Buyer submit to Sellers, so long as such comment is not unreasonable with respect to any Tax Returns provided to Buyer pursuant to this Section 6.3(a). Buyer shall not amend any Tax Returns of the Acquired Companies for Pre-Closing Tax Periods without the prior written consent of Sellers, which consent shall not be unduly withheld, conditioned, or delayed.

(b)     Post-Closing Returns.

(i)     Buyer shall be responsible for filing all Tax Returns with respect to the Acquired Companies for any Post-Closing Tax Period, including, for the avoidance of doubt, any such Tax Returns that are required to be filed for a Straddle Period. To the extent any such Tax Return includes Pre-Closing Taxes, Buyer shall deliver to Sellers, for their review and comment no less than forty-five (45) Business Days prior to the applicable filing deadline (taking into account applicable extensions), a copy of the Tax Return proposed to be filed together with a proposed calculation in accordance with Section 6.3(c) below, of Pre-Closing Taxes for which the Sellers are liable under this Agreement. Any such Tax Returns that relate to a Straddle Period shall be prepared and filed in a manner consistent with past practice and without a change of any election or any accounting method in each case unless required by applicable Law. At least twenty (20) Business Days prior to the due date for filing (taking into account available extensions) of any Tax Return addressed by this Section 6.3(b)(i) that includes Pre-Closing Taxes, Sellers shall notify the Buyer in writing of any objections to any items set forth on such returns and Buyer shall accept and reflect any comment that the Sellers submit to Buyer, so long as such comment is not unreasonable.

(ii)     Buyer shall not file any such Tax Return that includes Pre-Closing Taxes without the consent of Sellers (which consent not to be unreasonably withheld). The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return as soon as practically possible. If the Parties are unable to resolve their differences after five (5) Business Days (but no later than ten (10) Business Days prior to due date for filing such Tax Return (taking into account applicable extensions)), then the Parties shall instruct the Accounting Firm to use its best efforts to prepare the relevant portions of such Tax Return on behalf of the Buyer in compliance with Section 6.3(c) as promptly as practically possible (but no later than five (5) Business Days prior to due date for filing such Tax Return (taking into account applicable extensions)). All determinations of the Accounting Firm relating to the disputed items, absent fraud, shall be final and binding on the Parties. No later than two (2) Business Days prior to the filing of such Tax Return, the Sellers shall pay to the Buyer the amount of Pre-Closing Taxes reflected therein, except to the extent such Taxes have already been included in the adjustments described in Section 2.4 or Section 2.5 or have been otherwise paid by Sellers to Buyer. The Buyer shall pay all Taxes due and payable in respect of all such Tax Returns.

(c)     Apportionment. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Acquired Companies for all Tax purposes. Any Pre-Closing Taxes shall be determined without regard to any activities or operations of the Acquired Companies outside the ordinary course of business on the Closing Date but following the Closing. In any case where applicable Law does not permit the Acquired Companies to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the Pre-Closing Straddle Period shall be (x) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (y) in the case of Taxes not described in (x), the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books (and for such purpose, the taxable period of any entity in which the Acquired Companies hold a beneficial interest will be deemed to terminate at such time). For purposes of clause (y) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.3(c) shall be computed by reference to the level of such items on the Closing Date.

(d)     Refunds.

(i)     Any refund, rebate or similar payment for Taxes (including as a result of any overpayment of Taxes in prior periods) that is paid in cash within two (2) years of the date that the relevant Tax Return was filed (each, a “Tax Asset”) accruing to Buyer or any of its Affiliates in respect of the Acquired Companies or as a result of the ownership of the Business or the Additional Acquired Assets and attributable to any taxable period ending on or before the Closing Date shall be for the account of Sellers, after deducting documented and reasonable costs to Buyer. Buyer shall forward, and shall cause its Subsidiaries to forward, to Sellers the amount of the Tax Asset within ten (10) Business Days after such Tax Asset is actually received or after such Tax Asset is allowed or applied against another Tax liability, as the case may be.

(ii)     Any Tax Assets with respect to a Straddle Period of any Acquired Company shall be apportioned between the Pre-Closing and Post-Closing Tax Periods in accordance with the principles of Section 6.3(c). Any Tax Assets accruing to Sellers or any of their respective Subsidiaries in respect of the Acquired Companies or as a result of the ownership of the Business, attributable to any taxable period ending after the Closing Date that is not a Straddle Period, shall be for the account of Buyer. Each Party shall forward and shall cause its Subsidiaries to forward to the other Party the amount of the Tax Asset within ten (10) Business Days after such Tax Asset is actually received or after such Tax Asset is allowed or applied against another Tax liability, as the case may be.

Section 6.4           Tax Contests.

(a)     Notification. Unless Buyer has previously received written notice from Sellers of the existence of a Tax Contest, Buyer shall give written notice to Sellers of the existence of any Tax Contest relating to Taxes that are or may be Sellers’ responsibility under this Agreement within ten (10) Business Days from the receipt by Buyer of any written notice of such Tax Contest. Unless Sellers have previously received written notice from Buyer of the existence of such Tax Contest, Sellers shall give written notice to Buyer of the existence of any Tax Contest relating to an Acquired Company or the Business within ten (10) Business days from the receipt by Sellers of any written notice of such Tax Contest. Failure to give the notice required by this Section 6.4(a) in a timely fashion shall not give rise to damages, unless the Party to which notice is due suffers a material adverse consequence on account of such failure.

(b)     Control of Tax Contest.

(i)     Sellers shall, at their election, have the right to represent the Acquired Companies, if any, as the case may be, in any Tax Contest relating to a Pre-Closing Tax Period with respect to any of the Acquired Companies, employ counsel of its choice at its expense and to control the conduct of such Tax Contest. Sellers shall have the right to settle or dispose of any such Tax Contest after written notice to Buyer; provided, however, that Sellers shall consult with Buyer regarding any such Tax Contest and shall allow Buyer to participate in any such proceeding (at its own cost and expense).

(ii)     Buyer shall have the right to control, in its sole discretion, the conduct of any Tax Contest with respect to an Acquired Company that is not covered by clause (i) above, other than a Tax Contest with respect to a Straddle Period. In the case of any Tax Contest with respect to a Straddle Period with respect to an Acquired Company, Buyer and Sellers shall jointly represent their interests in any Tax Contest, shall employ the Accounting Firm or a law firm of international reputation designated by Sellers as counsel and shall cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any such Tax Contest. In the event Buyer and Sellers are unable to agree regarding any aspect of the conduct of such Tax Contest for a period of five (5) Business Days, the Parties shall request that the Accounting Firm or the counsel, as applicable, employed to pursue such Tax Contest provide a non-binding determination, on the basis of the Accounting Firm or counsel’s, as applicable, good faith judgment, regarding the course of action that would produce the overall lowest present value of Tax and litigation cost to the Parties. Either Party may, within five (5) Business Days of the issuance of the determination of the Accounting Firm or the counsel, as applicable, notify the other Party that such dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its commercial rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The AAA arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including the issuance of an injunction or other equitable relief. Any such Tax Contest expense, including the expense of arbitration, if applicable, shall be borne by Buyer and Sellers in the same proportion as such related Taxes are borne by Buyer and Sellers in accordance with Section 6.3(c).

Section 6.5           Tax Cooperation. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating or conducting any Tax Contest, in each case with respect to an Acquired Company. Any information obtained under this Section 6.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or conducting a Tax Contest. To the extent that Buyer transfers an Acquired Company to a third party during the taxable year (or other relevant tax period) that includes the Closing Date, Buyer shall, in any document effecting such transfer, include a provision that obligates the transferee to deliver to Buyer (which Buyer shall deliver to Sellers) such information and cooperation as is necessary for Sellers to prepare any Tax Return or related Tax form or comply with any other Tax reporting obligation with respect to such Acquired Company for the taxable year (or other relevant tax period) that includes the Closing Date.

Section 6.6          Withholding. Notwithstanding any other provision of this Agreement, Buyer is entitled to withhold the necessary amounts required by Law from any amounts payable or otherwise deliverable pursuant to this Agreement. Buyer and Sellers shall use reasonable endeavors to avoid or minimize any obligation to withhold Taxes from any amounts payable or otherwise deliverable pursuant to this Agreement. Buyer shall promptly notify Sellers of any obligations to withhold from any amounts payable or otherwise deliverable pursuant to this Agreement under any provision of the U.S. federal state, local or non-U.S. Tax law or under any applicable legal requirement and shall be entitled to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Person to whom a payment is required to be made pursuant to this Agreement.

Section 6.7         Tax Sharing Agreements. All Tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between an Acquired Company, on one hand, and the Sellers or any of their respective Affiliates (other than an Acquired Company), on the other hand, and all rights and obligations thereunder, shall terminate as of the Closing Date.

Section 6.8          Tax Indemnities. Sellers shall indemnify Buyer for (i) all Pre-Closing Taxes (other than with respect to an erroneous refund of Taxes that were not Tax Assets for the account of Sellers pursuant to Section 6.3(d)), (ii) Transfer Taxes and Apportioned Obligations which are the obligation of Sellers hereunder, (iii) other Taxes described in Section 6.6 or Section 6.7 which are the obligations of Sellers, (iv) all Taxes of any member (other than an Acquired Company or Buyer or any of Buyer’s Affiliates) of an affiliated, consolidated, combined or unitary group of which any of the Acquired Companies is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous Law), and (v) any and all Taxes of any Person (other than an Acquired Company) imposed on any of the Acquired Companies as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or prior to the Closing Date. Notwithstanding anything to the contrary herein, any indemnification owing pursuant to this Section 6.8, other than with respect to Section 6.8(i), by Sellers shall be satisfied first out of the R&W Insurance Policy and thereafter directly by Sellers. The amounts subject to indemnification for the benefit of the Buyer or its Affiliates (including the Acquired Companies) pursuant to this Section 6.8 shall be reduced by the amount of any Tax benefit realized by Buyer or its Affiliates (including the Acquired Companies) with respect to amounts subject to indemnification under this Section 6.8, determined on a “with and without” basis by comparing the excess of (x) the liabilities for Taxes of Buyer or its Affiliates (including the Acquired Companies), ignoring the Tax effects of the  payment or accrual of the relevant indemnified Taxes; over (y) the liabilities for Taxes of Buyer or its Affiliates (including the Acquired Companies) taking into account the Tax effects of the  payment or accrual of the relevant indemnified  Taxes. To the extent that Buyer or its Affiliates (including the Acquired Companies) realize a Tax benefit described in the immediately preceding sentence after the date on which a relevant indemnification payment by Sellers is made, Buyer shall pay the amount of such Tax benefit to Sellers within ten (10) Business Days of the realization of such Tax benefit.

Article 7

CONDITIONS TO CLOSING

Section 7.1           Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by both Buyer and Sellers), at or prior to the Closing, of each of the following conditions:

(a)     Any applicable waiting period (and any extension thereof) or Consent required under the HSR Act or any of the Antitrust Laws set forth in Section 7.1(a) of the Sellers Disclosure Schedules shall have expired or been terminated or obtained, as applicable.

(b)     No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin consummation of the transactions contemplated by this Agreement.

(c)     No Action shall have been commenced against Buyer, the Sellers or the Acquired Companies, which would reasonably be expected to prevent the Closing.

Section 7.2           Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Buyer, of each of the following conditions at or prior to the Closing:

(a)      the representations and warranties of Sellers set forth in Section 3.1, Section 3.2(a)(i), Section 3.5(a) and (b), and Section 3.18 shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date) and (ii) the representations and warranties of Sellers contained in Article 3 of this Agreement (other than those set forth in clause (i) of this Section 7.2(a)) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)     Sellers shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)     Since the date hereof, no Material Adverse Effect shall have occurred.

(d)     Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, stating on behalf of such Seller that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(e)     The Consents identified on Section 7.2(e) of the Sellers Disclosure Schedule shall have been obtained.

(f)     Buyer shall have received (or waived) the Closing deliveries set forth in Section 2.4(b)(ii).

(g)     The Restructuring shall have been consummated by Sellers in accordance with the Restructuring Plan.

Section 7.3           Other Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Sellers, of each of the following conditions at or prior to the Closing:

(a)      The representations and warranties of Buyer set forth in Section 4.1, Section 4.2(a)(i), Section 4.4, Section 4.5 and Section 4.6 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date) and (ii) the representations and warranties of Buyer contained in Article 4 of this Agreement (other than those set forth in clause (i) of this Section 7.3(a)) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)     Buyer shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)     Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)     Sellers shall have received (or waived) the Closing deliveries set forth in Section 2.4(b)(i).

(e)     The Restructuring shall have been consummated by Sellers in accordance with the Restructuring Plan.

Section 7.4          Frustration of Closing Conditions; Burden of Proof. Neither Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use the efforts required pursuant to this Agreement to cause the Closing to occur, including as required by Section 5.4 and Section 5.6. Each of Buyer and Sellers expressly acknowledges and agrees that if either Party wishes to invoke any of the conditions set forth in this Article 7 as a basis to not consummate the Closing, such Party will have the burden of proof to establish that such condition has not been satisfied in any Legal Proceeding between the Parties in connection therewith.

Article 8

TERMINATION

Section 8.1        Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other Party setting forth the basis on which it is terminating this Agreement):

(a)     by the mutual written consent of Buyer and Sellers;

(b)     subject to Section 10.11(c), by either Buyer or Sellers, if the Closing shall not have occurred on or before April 24, 2021 or such other date that Buyer and Sellers may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to Buyer or Sellers, as the case may be, if a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Termination Date;

(c)     by either Buyer or Sellers, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Body that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Body shall have issued an Order permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used the efforts required by Section 5.4 and Section 5.6 to contest and remove such Law or Order;

(d)     by Buyer, if (i) there shall have been a breach by Sellers of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, (ii) Buyer is not then in breach of any provision of this Agreement, and (iii) such breach by Sellers (A) shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) forty-five (45) Business Days after receipt by Sellers of written notice of such breach from Buyer, and (B) in the case of the foregoing clause (2), cannot be cured prior to the Termination Date;

(e)     by Sellers, if (i) there shall have been a breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, (ii) Sellers are not then in breach of any provision of this Agreement, and (iii) such breach by Buyer (A) shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) forty-five (45) Business Days after receipt by Buyer of written notice of such breach from Sellers, and (B) in the case of the foregoing clause (2), cannot be cured prior to the Termination Date; or

(f)     by Sellers, if (i) all of the conditions set forth in Section 7.1, Section 7.2(a) and Section 7.2(b) (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) Buyer fails to consummate the Closing on the date that Buyer was required to consummate the Closing pursuant to Section 2.4, (iii) Sellers have sent a written notice to Buyer that all conditions set forth in Section 7.1, Section 7.2(a) and Section 7.2(b) have been satisfied, and (iv) Buyer fails to consummate the Closing within one (1) Business Day following receipt by Buyer of such written notice.

Section 8.2           Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 8:

(a)     this Agreement shall forthwith become null and void (except for this Section 8.2, Section 5.7, Section 5.10, and Article 10, each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b)     there shall be no Liability of any kind on the part of Buyer or Sellers or any of Buyer’s or Sellers’ former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members; provided, however, that termination pursuant to this Article 8 shall not relieve either Party from such Liability (i) pursuant to the sections specified in Section 8.2(a) that survive termination or (ii) for any material breach of this Agreement prior to such termination resulting from an action or failure that such Party knew would result in a breach of this Agreement.

Section 8.3           Termination Fee.

(a)     In the event that this Agreement is terminated by Sellers pursuant to Section 8.1(e) or Section 8.1(f), Buyer shall, promptly and in any event within two (2) Business Days of such termination, pay to Sellers a non-refundable termination fee, without offset or reduction of any kind, in an amount equal to four percent (4%) of the Purchase Price (the “Termination Fee”). Any Termination Fee payable pursuant to this Section 8.3(a) shall be paid by wire transfer of immediately available funds to the accounts specified by Sellers in writing to Buyer.

(b)     Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is paid pursuant to Section 8.3(a), Buyer shall not have any Liability of any nature whatsoever to Sellers with respect to any breach of this Agreement or the failure of the Closing to occur, other than the liability of Buyer to pay (i) the Termination Fee in accordance with Section 8.3(a) and (ii) any amounts payable under Section 5.26(b) and this Section 8.3(b); provided, however, that, if Buyer fails to pay the Termination Fee when due, (A) Buyer shall additionally pay to Sellers interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at 10% per annum and (B) if, in order to obtain such payment, Sellers commences a suit that results in a judgment against Buyer, Buyer shall reimburse Sellers for their costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

(c)     The Parties hereto acknowledge and agree that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers in the circumstances in which the Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be uncertain and incapable of accurate determination.

(d)     The parties hereto acknowledge and agree that the agreements contained in Section 8.2 and this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Buyer nor Sellers would enter into this Agreement.

Article 9

SURVIVAL; Indemnification

Section 9.1          Survival of Representations, Warranties and Covenants. Except for the Buyer Fundamental Representations and the Sellers Fundamental Representations, none of the representations and warranties set forth in this Agreement or any certificate delivered in connection herewith shall survive the Closing. Notwithstanding the foregoing, the Buyer Fundamental Representations and Sellers Fundamental Representations shall survive the Closing until, and terminate on, the date that is three (3) years after the Closing Date to the fullest extent permitted by applicable Law. Each covenant and obligation contained in this Agreement that is required by its terms to be performed at or prior to the Closing shall survive the Closing for a period of six (6) months after the Closing Date. Each covenant and obligation contained in this Agreement that is required by its terms to be performed following the Closing shall survive the Closing in accordance with the term of its performance and then shall terminate. The Parties waive any right under any statute of limitations to bring a claim after the expiration of a survival period set forth in this Section 9.1; provided, that the delivery of a written notice of any claim asserted in good faith with reasonable specificity (to the extent known at such time) prior to the expiration date of the applicable survival period will extend such period solely with respect to such claim through the date such claim is conclusively resolved.

Section 9.2           Indemnification.

(a)     Sellers shall, jointly and severally, indemnify and hold harmless Buyer, its Affiliates and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses suffered or incurred by the Buyer Indemnified Parties arising out of or related to any of: (i) the Sellers Employee Obligations, Excluded Liabilities (including any Indebtedness and Outstanding Sellers Transactions Expenses that remain unpaid at Closing), or the Excluded Assets; (ii) any matter set forth on Section 9.2(a)(ii) of the Disclosure Schedules; (iii) any breach or non-fulfillment of any covenant or agreement of the Sellers or their Affiliates which by its terms is required to be performed or complied with in whole or in part after the Closing; (iv) actual fraud by or of any Seller or any of their Affiliates with respect to the making of the representations and warranties by such Person in Article 3; and (v) any inaccuracy in or breach of the Sellers Fundamental Representations.

(b)     Buyer shall indemnify and hold harmless Sellers, their respective Affiliates and their respective Representatives (the “Sellers Indemnified Parties”) from and against all Losses suffered or incurred by the Sellers Indemnified Parties arising out of or related to any of: (i) the Assumed Liabilities, (ii) the Buyer Employee Obligations, (iii) the conduct or ownership of the Business on or after the Closing Date, (iv) any breach or non-fulfillment of any covenant or agreement of the Buyer or its Affiliates which by its terms is required to be performed or complied with in whole or in part after the Closing; (v) actual fraud by or of Buyer or any of its Affiliates with respect to the making of the representations and warranties by such Person in Article 4, and (vi) any inaccuracy in or breach of Buyer Fundamental Representations.

Section 9.3           Additional Limitations.

(a)     Except as expressly set forth in Section 9.1 and Section 9.2, no claim for breach of any representation or warranty, detrimental reliance or other right or remedy may be brought after the Closing with respect thereto, and none of the Sellers, any of their respective Affiliates, nor any of their respective Representatives (collectively, the “Sellers Related Parties”), on the one hand, or the Buyer, any of its Affiliates, nor any of their respective Representatives (collectively, the “Buyer Related Parties”), on the other hand, shall have any liability in respect thereof, regardless of whether such liability accrued prior to, on or after the Closing.

(b)     No Person will be entitled to be indemnified for an amount pertaining to any Losses to the extent that such amount was included in the calculation of Final Working Capital or included as Final Net Indebtedness or Final Net Employee Closing Obligations for purposes of the calculation of the Additional Payment Amount. The amount of any Losses that any Indemnified Party (as defined below) will be entitled to recover hereunder will be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty or covenant.

(c)     Sellers shall not be required to indemnify the Buyer Indemnified Parties in respect of any Losses for which indemnity is or may be claimed under Section 9.2(a) (other than with respect to any claim under clause (iv) thereof) to the extent that the aggregate amount of such Losses exceed the Purchase Price.

(d)     Payments by Sellers or Buyer pursuant to Section 9.2 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Buyer Indemnified Parties or Sellers Indemnified Parties, respectively.

(e)     Notwithstanding anything to the contrary herein, with respect to Sellers’ obligation to indemnify the Buyer Indemnified Parties for Losses arising out of or related to clauses (i), (ii) or (iii) of Section 9.2(a), Losses shall exclude punitive, exemplary, consequential, special or speculative damages that are not reasonably foreseeable.

Section 9.4           Indemnification Procedures.

(a)     Third-Party Proceedings.

(i)     Reasonably promptly after receipt by a Person entitled to be indemnified under this Agreement (an “Indemnified Party”) of notice of the commencement of a Proceeding by a third party (including a Governmental Body) against him, her or it (a “Third-Party Proceeding”), such Indemnified Party will, if a claim for indemnification is to be made against a Party (an “Indemnifying Party”) under this Agreement, give written notice to the Indemnifying Party of the commencement of such Third-Party Proceeding for which indemnification is sought. Any such written notice shall set forth in reasonable detail the facts giving rise to such Third-Party Proceeding (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such Third-Party Proceeding. The failure to timely notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation that the Indemnifying Party may have to an Indemnified Party hereunder except to the extent that the defense of such Third-Party Proceeding was actually and materially prejudiced by the Indemnified Party’s failure to provide timely notice or such information.

(ii)     The Indemnifying Party will be entitled to participate in any Third-Party Proceeding with respect to which indemnification has been or will be sought hereunder and, to the extent that the Indemnifying Party wishes, to assume the defense of such Third-Party Proceeding (with counsel of its choice that is reasonably satisfactory to the Indemnified Party) by notifying the Indemnified Party of its election to do so within thirty (30) days of receipt of notice of such Proceeding pursuant to the prior subsection; provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party hereunder in respect of Losses suffered by the Indemnified Party in connection with such Third-Party Proceedings if the same is adversely determined. Notwithstanding the foregoing, the Indemnifying Party will not be permitted to assume the defense of a Third-Party Proceeding if: (A) such Third-Party Proceeding arises in connection with any criminal proceeding, action, indictment, criminal allegation or criminal investigation of the Indemnified Party or its Affiliates; or (B) the Indemnified Party is advised in writing by outside counsel chosen by it that there are one or more legal or equitable defenses available to the Indemnified Party that the Indemnifying Party cannot assert on behalf of the Indemnified Party (assuming the full cooperation of the Indemnified Party in asserting such defenses). Following an assumption of defense of a Third-Party Proceeding by an Indemnifying Party hereunder, the Indemnifying Party will have no liability for any fees of legal counsel or other expenses subsequently incurred by the Indemnified Party in connection with such Proceeding. If an Indemnifying Party assumes the defense of a Third-Party Proceeding, (x) no compromise or settlement of the underlying claims may be effected by it without the Indemnified Party’s consent (not to be unreasonably withheld, conditioned or delayed) and (y) the Indemnified Party will not settle such Proceeding without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnified Party controls the defense of a Third-Party Proceeding, the Indemnified Party will not settle such Proceeding without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

(iii)     Except to the extent it would cause a waiver of a privilege, each Party will make available to each other Party and each other Party’s Representatives all of its books and records and, as applicable, employees relating to a Third-Party Proceeding as may be reasonably requested by each other Party, and each Party will reasonably cooperate to ensure the proper and adequate defense of such Third-Party Proceeding.

(b)     Other Claims. A claim for indemnification for any matter not involving a Third-Party Proceeding must be asserted by written notice to the Indemnifying Party prior to the expiration of the applicable period as provided in Section 9.1 or Section 9.2. Any such written notice shall set forth in reasonable detail the facts giving rise to such claim for indemnification and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such claim for indemnification. The Indemnifying Party shall have thirty (30) days after receipt of such notice to respond in writing to such claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of the claim, and the Indemnified Party shall use its commercially reasonable efforts to assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c)     Determination of Losses. After the giving of notice of a claim under this Agreement, the amount of Losses to which an Indemnified Party as applicable, shall be entitled under this Agreement shall be determined by (i) written agreement between Sellers and Buyer, (ii) by a final Order or (iii) by any other means as to which Sellers and Buyer shall agree in writing.

Section 9.5           Manner of Payment; Insurance.

(a)     Any indemnification owing pursuant to Section 9.4(c) by Sellers shall be paid as follows:

(i)     first, to the extent the indemnification claim is covered by, and recoverable under, the R&W Insurance Policy, such indemnification obligations shall be satisfied out of the R&W Insurance Policy; provided, however, that Buyer Indemnified Parties shall not be required to seek recovery under the R&W Insurance Policy for any Losses arising out of or related to clauses (i), (ii), (iii), or (iv) of Section 9.2(a); and

(ii)     second, to the extent any remaining sums due to the Buyer Indemnified Parties exceed the “Limit of Liability”, as defined in the R&W Insurance Policy, or to the extent the indemnification claim arises out of or is related to clauses (i), (ii), (iii), or (iv) of Section 9.2(a), and subject to any and all applicable limitations in Section 9.3, Sellers, jointly and severally, shall pay such remaining sums by wire transfer of immediately available funds, within ten (10) Business Days after the final determination of the amount of such Losses thereof.

(b)     Any indemnification owing pursuant to Section 9.4(c) by Buyer and subject to any and all applicable limitations in Section 9.3, shall be paid by wire transfer of immediately available funds, within ten (10) Business Days after the final determination of the amount of such Losses thereof.

(c)     The amount of any Losses subject to indemnification by an Indemnifying Party hereunder shall be net of any amounts actually recovered by the Buyer Indemnified Parties or the Sellers Indemnified Parties, as applicable, under insurance policies, other sources of indemnification, or otherwise, with respect to such Losses (net of reasonable, documented out-of-pocket expenses incurred in connection with such recovery and any increase in insurance premiums). Following the Closing, and without affecting the Buyer Indemnified Parties’ or the Sellers Indemnified Parties’ rights to indemnification hereunder (unless proceeds are recovered), the Indemnified Party shall use its commercially reasonable efforts to pursue any available claims under applicable insurance policies (including, with respect to the Buyer Indemnified Parties, the R&W Insurance Policy). In the event an Indemnified Party receives any recovery from insurers or otherwise with respect to such Losses after the Indemnifying Party has made a payment in respect of such Losses, such Indemnified Party shall refund to the Indemnifying Party the amount actually received by it (net of any expenses incurred by such Indemnified Party in collecting such amounts).

(d)     Notwithstanding anything herein to the contrary, in no event shall Sellers be responsible for any Losses arising from, related to or in connection with an indemnification claim that is covered by, and recoverable under, the R&W Insurance Policy up to its “Limit of Liability”, regardless of (i) whether such Loss is actually paid to the applicable Buyer Indemnified Parties under such R&W Insurance Policy or (ii) any failure to maintain the R&W Insurance Policy in full force and effect after the Closing Date.

Section 9.6           Purchase Price Adjustment. Any payment of a claim for indemnification under this Agreement will be accounted for as an adjustment to the purchase price, as applicable, for all Tax purposes to the extent permitted by applicable Law.

Section 9.7           Mitigation. Each of the Parties agrees to take commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition for which it is entitled to indemnification under this Agreement.

Section 9.8           Acknowledgements. Buyer and Sellers acknowledge and agree that:

(a)     The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies with respect to such matters;

(b)     The provisions of and the limited remedies provided in this Agreement were specifically bargained for among the parties and were taken into account by the parties in arriving at the Purchase Price;

(c)     After the Closing, no Party nor its Affiliates may seek the rescission of the transactions contemplated hereby;

(d)     The Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction; and

(e)     This Agreement shall be deemed to have been jointly and equally drafted by Sellers and Buyer, the provisions hereof should not be construed against a Party on the grounds that the Party drafted or was more responsible for drafting the provision, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party hereto.

Article 10

MISCELLANEOUS

Section 10.1       Fees and Expenses. Except as otherwise expressly provided in this Agreement or in any Ancillary Agreements, whether or not the Closing is consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination.

Section 10.2        Notices. All notices or other communications to be delivered in connection with this Agreement, including pursuant to Section 5.1, shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if an executed copy of such notice is sent via email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number set forth below (or at such other address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 10.2):

If to Sellers:

c/o Honeywell International Inc.

300 S. Tryon Street

Charlotte, NC 28202

Email: Anne.madden@honeywell.com

Attention: Anne Madden, SVP and General Counsel

with a copy (which shall not constitute notice) to:

Crowell & Moring LLP

590 Madison Avenue, 20th Fl.

New York, NY 10022

Email: SMarcantonio@crowell.com

Attention: Stephanie Marcantonio

If to Buyer:

Rocky Brands, Inc.

39 East Canal Street

Nelsonville, OH 45764

Email: tom.robertson@rockybrands.com

Attention: Tom Robertson, EVP, CFO and Treasurer

with a copy (which shall not constitute notice) to:

Porter, Wright, Morris & Arthur LLP

41 S. High St., Suite 2800

Columbus, OH 43215

Email: jsiegfried@porterwright.com

Attention: Jeremy Siegfried

Section 10.3       Entire Agreement. This Agreement, the Sellers Disclosure Schedules, the Confidentiality Agreement, the Ancillary Agreements and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and all inducements to the making of this Agreement relied upon by the Parties, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement explicitly provides otherwise). In the event of conflict or inconsistency between the provisions of this Agreement or any Ancillary Agreement and the provisions of any Foreign Transfer Agreement, the provisions of this Agreement and any such Ancillary Agreement shall prevail and remain in full force and effect; without limiting the foregoing, no assets or Liabilities, other than the Acquired Companies, the Additional Acquired Assets and Assumed Liabilities (in each case, as defined in this Agreement), shall be transferred by any Seller, assignor or transferring party under the Foreign Transfer Agreements or accepted by Buyer or any assignee or receiving party under the Foreign Transfer Agreements notwithstanding anything to the contrary therein (including the definition of Acquired Companies, Additional Acquired Assets and Assumed Liabilities (in each case, as defined in the Foreign Transfer Agreements therein). Each Party hereto shall, and shall cause each of its Affiliates to, implement the provisions of and the transactions contemplated by the Foreign Transfer Agreement in accordance with the immediately preceding sentence.

Section 10.4         Amendment. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties. Notwithstanding anything to the contrary in this Section 10.4 or elsewhere in this Agreement, this Section 10.04 and Section 8.3, Section 10.8, Section 10.9, Section 10.10 and Section 10.15 (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of this Section 10.04 or Section 8.3, Section 10.8, Section 10.9, Section 10.10 and Section 10.15) may not be amended, modified or supplemented in a manner that would be adverse to any Lender or any of its Financing Related Parties without the prior written consent of such Lender (and any such amendment, modification or supplement without such prior written consent shall be null and void).

Section 10.5         Time is of the Essence. Time is of the essence in the performance of the transactions contemplated by this Agreement.

Section 10.6        Waivers. Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein, or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 10.7        Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8        No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the D&O Indemnitees (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 5.25, (iii) the Sellers Related Parties shall be intended third-party beneficiaries of, and may enforce, Section 5.26(b) and Article 9, (iv) Seller Counsel shall be intended third-party beneficiary of, and may enforce, Section 10.14, and (v) each Lender and its Financing Related Parties shall be intended third-party beneficiaries of, and may enforce, Section 8.3, Section 10.4, Section 10.9, Section 10.10, Section 10.15 and this Section 10.8. Subject to Section 10.4, this Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.

Section 10.9         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 10.9 shall be null and void and of no force and effect; provided, however, that Buyer may assign (i) any of its rights or delegate any of its duties under this Agreement and the Ancillary Agreements to any Affiliate, and (ii) its rights, but not its obligations, under this Agreement and the other Ancillary Agreements to any Lender of Buyer or any Affiliate thereof as security for obligations to such Lender in respect of the Financing. Subject to the preceding sentences of this Section 10.9, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

(b)     Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in Wilmington, Delaware (the “Chosen Courts”) in any Legal Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Legal Proceeding will be heard and determined in the Chosen Courts, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iv) agrees not to bring or support any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than the Chosen Courts, and (v) agrees that a final and non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. For the avoidance of doubt, the preceding sentence shall not limit the jurisdiction of the Accounting Firm as set forth in Section 2.5 and shall include any Legal Proceeding brought for the purpose of enforcing the jurisdiction and judgments of the Accounting Firm. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in accordance with this Section 10.10(b). Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Legal Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof.

(c)     Without limiting the terms of Section 10.15 herein, if any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in contract or in tort or otherwise, is brought or maintained against any Lender or any Financing Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, the parties hereto agree that it may not be brought or maintained in any forum other than any federal court of the United States of America located in, or if that court does not have subject matter jurisdiction, in any state court located in, in each case, the Borough of Manhattan in the City of New York and each of the parties hereto knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.

(d)     EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTERS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE FINANCING). EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (D) MAKES THIS WAIVER VOLUNTARILY.

Section 10.11       Remedies.

(a)     Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b)     The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof.

(c)     If prior to Closing either Party brings a Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Legal Proceeding to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to the later of (i) the tenth (10th) Business Day following the resolution of such Legal Proceeding or (ii) such other time period established by the court presiding over such Legal Proceeding (it being understood that this Section 10.11(c) shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Commitment Letter (including the expiration or termination provisions thereof)).

(d)     Until such time as Buyer pays and Sellers accepts the Termination Fee, the remedies available to Sellers pursuant to this Section 10.11 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Sellers from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee under Section 8.3. For the avoidance of doubt, while Sellers may pursue both a grant of specific performance to the extent permitted by this Section 10.11 and the payment of the Termination Fee, under no circumstances shall Sellers be permitted or entitled to receive both a grant of specific performance to require Buyer to consummate the Closing and payment of the Termination Fee. In furtherance of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, Sellers shall be entitled to specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of, this Agreement by Buyer, (ii) to cause Buyer to pay the Termination Fee to the extent such Termination Fee is payable pursuant to Section 8.3 or to fulfill its indemnification and reimbursement obligations pursuant to Section 5.26(b), and (iii) to cause Buyer to consummate the transactions contemplated hereby, including to effect the Closing in accordance with the terms and subject to the conditions in this Agreement, if, solely in the case of this clause (iii), (A) all conditions in Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.4, (C) the Financing (or, if Alternative Financing is being used in accordance with Section 5.26, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing, and (D) Sellers have irrevocably confirmed that if specific performance is granted and the Financing (or, if Alternative Financing is being used in accordance with Section 5.26, pursuant to the commitments with respect thereto) are funded, then the Closing will occur.

Section 10.12       Interpretation; Construction.

(a)     The table of contents, articles, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Disclosure Schedules” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement. The Sellers Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in the Sellers Disclosure Schedules, any Exhibit or any Ancillary Agreement but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.

(b)     For purposes of this Agreement: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; and (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.

(c)     Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Sellers Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Sellers Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Sellers Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Sellers Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(d)     The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

(e)     References to any document or information having been “made available” by Sellers to Buyer shall include Sellers or their Representatives having posted any such document or information to the Data Room or otherwise having made a copy of such document or information available (electronically or otherwise) prior to the execution hereof (subject to any redaction reasonably deemed necessary or appropriate by Sellers of information contained therein).

Section 10.13       Counterparts and Electronic Signatures. This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement or any Ancillary Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement or such Ancillary Agreement for all purposes.

Section 10.14      Retention of Legal Counsel. Recognizing that Crowell & Moring LLP (“Seller Counsel”) has acted as legal counsel to Sellers, the Acquired Companies or their respective Affiliates prior to date hereof, and that Seller Counsel intends to act as legal counsel to Sellers and their respective Affiliates (which will no longer include the Acquired Companies) after the Closing, Buyer hereby (a) waives (on its own behalf) and (b) agrees to cause its Affiliates (including, after the Closing, the Acquired Companies) to waive any conflicts arising under such representation that may prevent Seller Counsel from representing Sellers or any of their respective Affiliates after the Closing as such representation may relate to Buyer and the Acquired Companies or the transactions contemplated by this Agreement and the Ancillary Agreements. In addition, all communications involving attorney-client confidences between Sellers, the Acquired Companies or their respective Affiliates, on the one hand, and Seller Counsel, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby (the “Acquisition Engagement”) shall be deemed to be attorney-client confidences that belong solely to Sellers and their respective Affiliates (and not the Acquired Companies). Accordingly, neither Buyer nor the Acquired Companies shall have access to any such communications or to the files of Sellers Counsel relating to the Acquisition Engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) Sellers and their respective Affiliates (and not the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither Buyer nor any Acquired Company shall be a holder thereof, (ii) to the extent that files of Seller Counsel in respect of the Acquisition Engagement constitute property of the client, only Sellers and their respective Affiliates (and not the Acquired Companies) shall hold such property rights, and (iii) Seller Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files with respect to the Acquisition Engagement to Buyer or any of the Acquired Companies by reason of any attorney-client relationship between Seller Counsel and the Acquired Companies or otherwise.

Section 10.15       No Recourse Against Lender or Financing Related Parties. Notwithstanding anything herein to the contrary, neither the Acquired Companies nor the Sellers nor any of their Affiliates nor any other Person acting on their behalf shall have any rights or claims (including any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise) against any Lender or Financing Related Party in connection with this Agreement, the Financing or any transaction contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. In furtherance of the foregoing, each Acquired Company and each Seller agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any action or proceeding against any Lender or Financing Related Party in connection with this Agreement, the Financing or any transaction contemplated hereby or thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS: HONEYWELL SAFETY PRODUCTS USA, INC.
By:	/s/ Fiona Cleland Nielsen
Name: Fiona Cleland Nielsen
Title: Vice President Business Development and M&A, SPS
NORTH SAFETY PRODUCTS LIMITED
By:	/s/ Fiona Cleland Nielsen
Name: Fiona Cleland Nielsen
Title: Vice President Business Development and M&A, SPS
HONEYWELL SAFETY PRODUCTS (UK) LIMITED
By:	/s/ Fiona Cleland Nielsen
Name: Fiona Cleland Nielsen
Title: Vice President Business Development and M&A, SPS
NORTH SAFETY DE MEXICALI S DE R.L. DE C.V.
By:	/s/ Fiona Cleland Nielsen
Name: Fiona Cleland Nielsen
Title: Vice President Business Development and M&A, SPS

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

HONEYWELL (CHINA) CO. LTD.

By:	/s/ Fiona Cleland Nielsen
Name: Fiona Cleland Nielsen
Title: Vice President Business Development and M&A, SPS

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

ROCKY BRANDS, INC,

By:	/s/ Jason Brooks
Name: Jason Brooks
Title: Chief Executive Officer and President

[Signature Page to Purchase Agreement]